Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AudioEye, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	20-2939845 (I.R.S. Employer Identification No.)

5210 E. Williams Circle, Suite 750 Tucson, Arizona 85711 (866) 331-5324 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	Todd Bankofier
Chief Executive Officer
5210 E. Williams Circle, Suite 750
Tucson, Arizona 85711
(866) 331-5324
(Name, address, including zip code and telephone
number, including area code, of agent for service)

Copies to:

Jenifer Smith

DLA Piper LLP (US)

401 Congress Avenue, Suite 2500

Austin, Texas 78701-3799

(512) 457-7020

Approximate date of commencement of proposed sale to public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.00001 per share(1)	1,942,206	$7.58	(3)	$14,721,921.48	$ 1,832.88
Common stock, par value $0.00001 per share, underlying warrants(2)	380,719	$7.58	(3)	$2,885,850.02	$359.29
TOTAL	2,322,925			$17,607,771.50	$2,192.17

(1)	The 1,942,206 shares are currently outstanding shares to be offered for resale by selling stockholders.

(2)	The 380,719 shares are currently unissued shares to be offered for resale by selling stockholders following issuance upon exercise of outstanding warrants that have an weighted average exercise price of $3.34 per share.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price per share is based on the average of the bid and asked price of the Registrant’s common stock on the OTCQB on August 27, 2018.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities offered pursuant to this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dated September 4, 2018

PRELIMINARY PROSPECTUS (Subject to Completion)

AudioEye, Inc.

2,322,925 SHARES OF COMMON STOCK

This prospectus covers the sale by the selling stockholders identified in this prospectus under the section titled “Selling Stockholders” (the “Selling Stockholders”) of up to 2,322,925 shares of the common stock of AudioEye, Inc., a Delaware corporation (together with its subsidiary, “we” or “our”), which includes 380,719 shares of common stock issuable upon the exercise of warrants.

We will pay all expenses, except for any brokerage expenses, fees, discounts and commissions, which will all be paid by the Selling Stockholders, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities.”

Our common stock is quoted on the OTCQB under the symbol “AEYE.” The closing price of our common stock as reported on the OTCQB on August 31, 2018, was $7.00 per share. On September 4, 2018, our common stock began trading on the NASDAQ Capital Market (“NASDAQ”) under the symbol “AEYE.”

The prices at which the Selling Stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, or at such a price or prices determined, from time to time, by the Selling Stockholders. See “Plan of Distribution.” The Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of their common stock under this prospectus.

We will not receive any of the proceeds from the sale of the shares of common stock owned by the Selling Stockholders, but we may receive funds from the exercise of their warrants upon exercise. Any proceeds received from the exercise of the warrants will be used by us for working capital and general corporate purposes.

You should read this prospectus, and any amendment or supplement, together with additional information described under the heading “General” before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Our principal executive offices are located at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711, and our telephone number is (866) 331-5324. Our home page on the Internet can be located at www.audioeye.com. Information included on our website is not part of this prospectus.

See the section of this document titled “Risk Factors” beginning on page 11 for certain factors relating to an investment in the shares of common stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is September 4, 2018

You should rely only on the information contained in this prospectus. We and the Selling Stockholders have not authorized anyone to provide you with information different from that which is contained in this prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements included in this prospectus and any prospectus supplement contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to our company, are intended to identify forward-looking statements. All statements, other than statements of historical fact, included in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward looking statements.

These forward looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “proposed,” “intended,” or “continue” or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other “forward-looking” information. Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including but not limited to: variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance of our products in the marketplace by existing and potential future customers; and general economic conditions. You should be aware that the occurrence of any of the events described in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but we cannot assure you that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements due to a number of uncertainties, many of which are unforeseen, including:

•	the uncertain market acceptance of our existing and future products;

•	our need for, and the availability of, additional capital in the future to fund our operations and the development of new products;

•	rapid changes in Internet-based applications that may affect the utility and commercial viability of our products;

•	the timing and magnitude of expenditures we may incur in connection with our ongoing product development activities;

•	the success, timing and financial consequences of new strategic relationships or licensing agreements we may enter into;

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•	the level of competition from our existing competitors and from new competitors in our marketplace; and

•	the regulatory environment for our products and services.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 11 for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus or any accompanying prospectus supplement before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “AudioEye” and the “Company” refer to AudioEye, Inc., a Delaware corporation.

The Company

AudioEye is a marketplace leader providing digital accessibility technology solutions for our clients’ customers through our Ally Platform products. Our solutions advance accessibility with patented technology that reduces barriers, expands access for individuals with disabilities, as well as aging persons, and enhances the user experience for a broader audience of users. When implemented, we believe that our solutions offer businesses the opportunity to reach more customers, improve brand image, build additional brand loyalty, and, most importantly, provide an accessible and usable web experience to the expansive and ever-growing population of individuals with disabilities throughout the world. In addition, our solutions help organizations comply with internationally accepted Web Content Accessibility Guidelines (WCAG) as well as U.S., Canadian, Australian, and United Kingdom accessibility laws.

We generate revenues through the sale of subscriptions of our software-as-a-service (SaaS) technology platform, called the AudioEye Ally Platform, to website owners, publishers, developers, and operators and through the delivery of managed services combined with the implementation of our solutions. Our solutions have been adopted by some of the largest and most influential companies in the world. Our customers span disparate industries and target market verticals, which encompass (but are not limited to) the following categories: human resources, finance, retail/ecommerce, food services, automotive, transportation, media, and education. Government agencies have also integrated our software in their digital platforms.

Business History

AudioEye, Inc. was formed as a Delaware corporation on May 20, 2005. On March 31, 2010, CMG Holdings Group, Inc. (“CMGO”) acquired our company. In connection with the acquisition, our former stockholders retained rights to receive cash from the exploitation of our technology (the “Rights”) consisting of 50% of any cash received from income earned, settlements or judgments directly resulting from our patent strategy and a share of our net income for 2010, 2011 and 2012 from the exploitation of our technology. The Rights were then contributed to a newly formed Nevada corporation, AudioEye Acquisition Corporation (“AEAC”) in exchange for shares of AEAC. During the period as a wholly owned subsidiary of CMGO, we continued to expand our patent portfolio to protect our proprietary Internet content publication and distribution technology.

On June 22, 2011, CMGO entered into a Master Agreement with AEAC pursuant to which: (i) the stockholders of AEAC would acquire from CMGO 80% of our capital stock (the “Separation”) and (ii) CMGO would distribute to its stockholders, in the form of a dividend, 5% of our capital stock (the “Spin-off”). Pursuant to the Master Agreement, AEAC was required to arrange for the release of senior secured notes (the “Senior Notes”) issued by CMGO in an aggregate principal amount of $1,025,000, which CMGO had been unable to service. On August 15, 2012, we, CMGO and AEAC completed the Separation. In connection with the Separation, AEAC arranged for the release of CMGO under the Senior Notes by payment to the holders thereof of $700,000, the delivery of a secured promissory note in the principal amount of $425,000 and the issuance of 1,500,000 shares of the common stock of AEAC. On February 6, 2013, the note was paid in full. On January 29, 2013, the Securities and Exchange Commission declared effective our registration statement on Form S-1 with respect to 1,500,259 shares of our common stock to be issued in the Spin-off. On February 22, 2013, CMGO completed the Spin-off.

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On March 22, 2013, we and AEAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which AEAC would be merged with and into our company (the “Merger”) with our company being the surviving entity. Pursuant to the Merger Agreement, each share of AEAC common stock issued and outstanding immediately prior to the Merger effective date would be converted into 94,134 shares of our common stock and the outstanding convertible debentures of AEAC (the “AEAC Debentures”) in the aggregate principal amount of $1,400,200, together with accrued interest thereon, would be assumed by us and then exchanged for convertible debentures of our company (the “AE Debentures”).

Effective March 25, 2013, the Merger was completed. In connection with the Merger, the stockholders of AEAC received on a pro rata basis the 24,004,143 shares of our common stock that were held by AEAC, and the former holders of the AEAC Debentures received an aggregate of 5,871,752 shares of our common stock pursuant to their conversion of all of the AE Debentures issued to replace the AEAC Debentures. The principal assets of AEAC were the Rights that had been contributed to AEAC by the former stockholders of our company. As a result of the Merger, the Rights have been extinguished.

On December 30, 2013, we completed the repurchase of 2,184,583 shares of our common stock owned by CMGO which shares were transferred to us in January 2014 and retired to treasury. In connection with the repurchase, we paid CMGO $573,000 and forgave a $50,000 payable from an affiliate of CMGO.

Recent Developments

Effectiveness of Stock Split and Decrease in Authorized Shares

On August 1, 2018, we amended our Articles of Incorporation to implement a reverse stock split in the ratio of 1 share for every 25 shares of common stock and to reduce the number of authorized shares of common stock from 250,000,000 to 50,000,000. As a result, 186,994,384 shares of our common stock were exchanged for 7,479,775 shares of our common stock (inclusive of 992,000 shares of common stock sold on August 6, 2018). All numbers in this prospectus have been adjusted where necessary to reflect this reverse stock split.

Private Placement of Common Stock

On August 6, 2018, we sold 992,000 shares of our common stock at $6.25 per share for net proceeds of $5,547,635, after costs and expenses of $652,365. In addition, on August 23, 2018, we sold 8,000 shares of our common stock at a sales price of $6.25 per share for net proceeds of $48,000, after costs and expenses of $2,000.

Amendment of Common Stock Purchase Agreement

On August 23, 2018, the Company entered into an Amended and Restated Common Stock and Warrant Purchase Agreement, which amended the Common Stock Purchase Agreement dated September 29, 2017, pursuant to which we issued warrants to the purchasers of our common stock thereunder. Pursuant to such agreement, the Company issued an additional 85,719 warrants to certain purchasers. The warrants have a term of 5 years and an exercise price of $6.25.

Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors.” Risks discussed in the “Risk Factors” section should be carefully considered before investing in our common stock. In particular, the following risks, among others, may have an adverse effect on our business, which could cause the trading price of our common stock to decline and result in a loss of all or a portion of your investment:

•	the uncertain market acceptance of our existing and future products;

•	our need for, and the availability of, additional capital in the future to fund our operations and the development of new products;

•	rapid changes in Internet-based applications that may affect the utility and commercial viability of our products;

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•	the timing and magnitude of expenditures we may incur in connection with our ongoing product development activities;

•	the success, timing and financial consequences of new strategic relationships or licensing agreements we may enter into;

•	the level of competition from our existing and from new competitors in our marketplace; and

•	regulatory environment for our products and services.

Our Principal Executive Offices

Our principal executive offices are located at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711. Our telephone number is (866) 331-5324.

General

We maintain an Internet website at http://www.audioeye.com. Our annual reports, quarterly reports, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and other information related to our company, are available, free of charge, on our website as soon as we electronically file those documents with, or otherwise furnish them to, the Securities and Exchange Commission. Our company’s Internet website and the information contained therein, or connected thereto, are not, and are not intended to be, incorporated into this prospectus.

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THE OFFERING

Common stock offered by the Selling Stockholders:

2,322,925, with up to 380,719 shares of our common stock to be offered by the Selling Stockholders upon the exercise of outstanding common stock purchase warrants and up to 1,982,206 shares of our common stock to be offered by the Selling Stockholders.

Common stock outstanding prior to the offering:	7,487,775

Common stock outstanding after this offering:	7,868,494 (1)

Use of proceeds:	We will not receive any proceeds from the sale of the common stock offered by the Selling Stockholders. However, we will receive proceeds from the exercise price of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. We will, however, bear the costs associated with the sale of shares by the Selling Stockholders.

NASDAQ trading symbol:	“AEYE”

Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 11 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	The number of shares of common stock outstanding is based upon 7,487,775 shares outstanding as of August 23, 2018, which reflects a 1 for 25 reverse share split of our common stock effected on August 1, 2018, and assumes the exercise of all warrants with respect to those shares being registered for resale pursuant to the registration statement of which this prospectus forms a part.

The number of shares of common stock outstanding after this offering excludes:

•	1,062,609 shares of common stock issuable upon the exercise of currently outstanding options at a weighted average exercise price of 4.78 per share;

•	1,851,841 shares of common stock issuable upon the exercise of currently outstanding warrants at a weighted average exercise price of $4.90 per share; and

•	278,946 shares of common stock issuable upon the conversion of all shares of Series A Preferred Stock; and

•	145,109 shares of common stock available for future issuance under the AudioEye, Inc. Incentive Compensation Plans.

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Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our financial statements for the six months ended June 30, 2018 and 2017 and the years ended December 31, 2017 and 2016. Our historical results are not necessarily indicative of the results to be expected in the future, and our operating results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018.

	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016
Revenues	$2,384,239	$1,118,731	$2,739,439	$994,265
Cost of goods sold	1,210,109	781,075	1,384,145	1,226,321

Gross profit (loss)	1,174,130	337,656	1,355,294	(232,056)

Selling and marketing	1,187,556	616,883	1,421,127	713,972
Research & development	99,029	93,969	181,303	343,712
General and administrative	1,881,388	1,353,209	3,732,749	2,568,227
Impairment of related party non-marketable securities	-	-	-	50,000
Amortization and depreciation	265,077	293,409	538,761	570,247

Operating expenses	3,433,050	2,357,470	5,873,940	4,246,158

Operating loss	(2,258,920)	(2,019,814)	(4,518,646)	(4,478,214)
Unrealized loss on derivative liabilities	-	(954,189)	(155,027)	(2,758,488)
Unrealized gain (loss) on marketable securities	1,650	-	(450)	(2,400)
Loss on settlement of debt	-	-	(15,724)	(1,664,281)
Interest income (expense)	132	(48,120)	(917,992)	(675,997)
Other income	-	-	-	750

Net loss	(2,257,138)	(3,022,123)	(5,607,839)	(9,578,630)

Preferred stock dividend	(27,274)	(40,000)	(75,206)	(80,000)

Net loss available to common stockholders	$(2,284,412)	$(3,062,123)	$(5,683,045)	$(9,658,630)

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RISK FACTORS

In addition to the other information included in this Prospectus, the following factors should be carefully considered in evaluating our business, financial position and future prospects. Any of the following risks, either alone or taken together, could materially and adversely affect our business, financial position or future prospects. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we have projected.  Investing in our common stock is highly speculative and involves a high degree of risk. Any potential investor should carefully consider the risks and uncertainties described below before purchasing any shares of our common stock.  There may be additional risks that we do not presently know or that we currently believe are immaterial which could also materially adversely affect our business, financial position or future prospects.  As a result, the trading price of our stock could decline, and you might lose all or part of your investment. Our business, financial condition and operating results, or the value of any investment you make in the stock of our company, or both, could be adversely affected by any of the factors listed and described below.

Risks Relating to Our Business and Industry

We have a history of generating significant losses and may not be able to achieve and sustain profitability.

To date, we have not been profitable, and we may never achieve profitability on a full-year or consistent basis.  We incurred net losses of $5,607,839 for the year ended December 31, 2017.  As of June 30, 2018, we have an accumulated deficit of $39,380,365 and working capital of $750,341.  If we continue to experience losses, we may not be able to continue our operations, and investors may lose their entire investment.

Our future development requires substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which would prevent us from fully developing our business and generating revenues.

As of August 31, 2018, our cash available was $6,434,567. Our business plan will require additional capital expenditures, and our capital outlays could increase substantially over the next several years as we implement our business plan.  As a result, and since we do not believe we will operate profitably during that period, we expect that we will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.  Our future capital requirements will depend on many factors, including:  market conditions, sales personnel cost, cost of litigation in enforcing our patents, and information technology (IT) development and acquisition costs. No assurance can be given that we can successfully raise additional equity or debt capital, or that such financing will be available to us on favorable terms, if at all.

Current economic and credit conditions could adversely affect our plan of operations.

Our ability to secure additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to the prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control.  The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to secure financing on favorable terms, if at all.

Our revenue and collections may be materially adversely affected by an economic downturn.

Recent macroeconomic conditions have shown signs of volatility and potential weakness. We believe commercial purchasing habits and corporate information technology budgets have improved in recent years, but remain relatively constrained and subject to such volatile and uncertain economic conditions. Any deterioration in prevailing economic conditions would likely result in reduced demand for our services and products, which could have a material adverse effect on our business financial position or results of operations.

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An increase in market interest rates could increase our interest costs on future debt and could adversely affect our stock price.

If interest rates increase, so could our interest costs for any new debt.  This increased cost could make the financing of any acquisition costlier.  We may incur variable interest rate indebtedness in the future.  Rising interest rates could limit our ability to refinance debt when it matures, or cause us to pay higher interest rates upon refinancing and increased interest expense on refinanced indebtedness.

Our success is dependent on certain members of our management and technical team.

Our success has depended, and continues to depend, on the efforts and talents of our senior management team and key employees, including our engineers, product managers, sales and marketing personnel and professional services personnel. Our future success will also depend upon our continued ability to identify, hire and retain additional skilled and highly qualified personnel, which will require significant time, expense and attention. We cannot assure you that our management will remain in place.  We do not maintain “key person” life insurance policies. The loss of any of our management and technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our common stock.

Competition for well-qualified employees in all aspects of our business, including sales personnel, professional services personnel and software engineers, is intense. Our primary recruiting competition are well-known, high-paying firms. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate existing employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business would be adversely affected

We intend to pursue new strategic opportunities which may result in the use of a significant amount of our management resources or significant costs, and we may not be able to fully realize the potential benefit of such transactions.

We intend to seek other strategic partners to help us pursue our strategic, marketing, sales or technical objectives. Although we may devote significant time and resources in pursuit of such transactions, we may struggle to successfully identify such opportunities, or to successfully conclude transactions with potential strategic partners. Should we be unable to identify or conclude important strategic transactions, our business prospects and operations could be adversely affected as a result of the devotion of significant managerial effort required, and the challenges of achieving our objectives in the absence of strategic partners. In addition, we may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining its operations if such a transaction is completed.  In the event that we consummate an acquisition or strategic alternative in the future, we cannot assure you that we would fully realize the potential benefit of such a transaction.

Our business plan may not be realized. If our business plan proves to be unsuccessful, our business may fail and you may lose your entire investment.

Our operations are subject to all of the risks inherent in the establishment of a new business enterprise with a limited operating history. The likelihood of our success must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of a new business. Unanticipated events may occur that could affect the actual results achieved during the forecast periods. Consequently, the actual results of operations during the forecast periods will vary from the forecasts, and such variations may be material. In addition, the degree of uncertainty increases with each successive year presented. We cannot assure you that we will succeed in the anticipated operation of our business plan. If our business plan proves to be unsuccessful, our business may fail and you may lose your entire investment.

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We have experienced and will continue to experience competition as more companies seek to provide products and services similar to our products and services; and because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.

We expect competition for our products and services to become more intense. We compete directly against other companies offering similar products and services that will compete directly with our proposed products and services.  We also compete against established vendors in our markets.  These companies may incorporate other competitive technologies into their product offerings, whether developed internally or by third parties.  There are also established consultants who offer services to help their customers obtain compliance with accessibilities standards. In many cases these consultants compete for the same funding from our prospective customers. For the foreseeable future, substantially all of our competitors are likely to be larger, better-financed companies that may develop products superior to our current and proposed products, which could create significant competitive advantages for those companies.  Our future success depends on our ability to compete effectively with our competitors.  As a result, we may have difficulty competing with larger, established competitors.  Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;
•	a larger customer base;
•	better name recognition; and
•	more expansive or different product offerings.

These competitors may command a slightly larger market share than us, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities.  Further, our competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing new products and offering new services.  These competitors may develop products or services that are comparable or superior to ours.  If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable business.

If we are not able to adequately protect our patented rights, our operations would be negatively impacted.

Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property.  To protect our intellectual property rights, we will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions.  We cannot assure you that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business.

Regardless of whether these or any future claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs, could jeopardize or substantially delay a successful outcome in any future litigation, and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. In addition to challenges against our existing patents, any of the following could also reduce the value of our intellectual property now, or in the future:

•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights or patents may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to, competitive with, or superior to those that we develop.

Also, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. Obtaining patents will not necessarily protect our technology or prevent our international competitors from developing similar products or technologies. Our inability to adequately protect our patented rights would have a negative impact on our operations and revenues.

In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving.  Because of the growth of the Internet and Internet-related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

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We may commence legal proceedings against third parties who we believe are infringing on our intellectual property rights, and if we are forced to litigate to defend our intellectual property rights, or to defend claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect our financial condition or potentially end our business.

At present, we do not have any active or pending litigation related to the violation of our patents. We expect an increase in the number of third parties who could violate our patents as the market develops new uses of similar products and consumers begin to increase their adoption of the technology and integrate it into their daily lives. We do foresee the potential need to enter into active litigation to defend the enforcement of our patents. We anticipate that these legal proceedings could continue for several years and may require significant expenditures for legal fees and other expenses.  In the event we are not successful through appeal and do not subsequently obtain monetary and injunctive relief, these litigation matters may significantly reduce our financial resources and have a material impact on our ability to continue our operations. The time and effort required of our management to effectively pursue these litigation matters may adversely affect our ability to operate our business, since time spent on matters related to the lawsuits will take away from the time spent on managing and operating the business. We cannot assure that any such potential lawsuits will result in a final outcome that is favorable to our shareholders or the company.

The burdens of being a public company may adversely affect our ability to develop our business and pursue a litigation strategy.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on our management’s ability to effectively and efficiently develop our business initiatives.  In addition, our disclosure obligations under U.S. securities laws may require us to disclose information publicly that could have a material adverse effect on our potential litigation strategies.

The current regulatory environment for our products and services remains unclear.

We cannot assure you that our existing or planned product and service offerings will be in compliance with local, state and/or federal U.S. laws or the laws of any foreign jurisdiction where we may operate in the future.  Further, we cannot assure you that we will not unintentionally violate such laws or that such laws will not be modified, or that new laws will not be enacted in the future, which would cause us to be in violation of such laws.   More aggressive domestic or international regulation of the Internet may materially and adversely affect our business, financial condition, operating results and future prospects.

As pressure of legal ramifications from non-compliance with Web Accessibility increases, clients may be less inclined to permit or may delay AudioEye from promoting client relationships and/or the specifics associated with those relationships, and if this restricts our public communications with investors and shareholders, it may negatively impact our ability to gain interest in our business from investors and shareholders.

Due to an undefined regulatory environment and a heightened sensitivity by plaintiffs seeking retribution for inaccessible and unusable digital interfaces, any organization may be sued or served legal demands claiming non-compliance. As these demands may be served with or without merit, they present a new level of risk for website owners and publishers. In an effort to avoid any potential unwanted attention pertaining to the subject of compliance, AudioEye clients may enforce rigid stipulations pertaining to AudioEye’s promotion of their involvement or engagement with AudioEye, regardless of the level of success or positive impact any such engagement may have or have had on their business. Whether through the enforcement of non-disclosure agreements or through specific non-disclosure language associated with client contracts, if AudioEye is not empowered to promptly make public announcements about its client base and the adoption of AudioEye products and services, it may have a deleterious effect on the company’s capacity to accelerate its business growth or attract investment from shareholders.

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Our business greatly depends on the growth of online services, Internet of Things (IOT), kiosks, streaming, and other next-generation Internet-based applications.

The Internet may ultimately prove not to be a viable commercial marketplace for such applications for a number of reasons, including:

•	unwillingness of consumers to shift to and use other such next-generation Internet-based audio applications;
•	refusal to purchase our products and services;
•	perception by end-users with respect to product and service quality and performance;
•	limitations on access and ease of use;
•	congestion leading to delayed or extended response times;
•	inadequate development of Internet infrastructure to keep pace with increased levels of use; and
•	increased government regulations.

If the market for our online services does not grow as anticipated, our business would be adversely affected.

While other next-generation Internet-based applications have grown rapidly in personal and professional use, we cannot assure you that the adoption of our products and services will grow at a comparable rate, or grow at all.

We expect that we will experience long and unpredictable sales cycles, which may impact our operating results.

We expect that our sales cycles will be long and unpredictable due to a number of uncertainties such as:

•	the need to educate potential customers about the current state of accessibility for those with disabilities;
•	customers’ willingness to invest potentially substantial resources and infrastructures to take advantage of our products and services;
•	customers’ budgetary constraints;
•	the timing of customers’ budget cycles; and
•	delays caused by customers’ internal review and procurement processes.

 Our expansion into new products, services, technologies, and geographic regions subjects us to additional business, legal, financial, and competitive risks.

We may have limited or no experience in our newer market segments, and our customers may not adopt our new offerings. These offerings may present new and difficult technology challenges, and we may be subject to claims if customers of these offerings experience service disruptions or failures or other quality issues. In addition, profitability, if any, in our newer activities may be lower than in our older activities, and we may not be successful enough in these newer activities to recoup our investments in them. If any of this were to occur, it could damage our reputation, limit our growth, and negatively affect our operating results.

We face risks related to system interruption and lack of redundancy.

We experience occasional system interruptions and delays that make our websites and services unavailable or slow to respond and prevent us from efficiently providing services to third parties, which may reduce our net sales and the attractiveness of our products and services. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure, and take other steps to improve the efficiency of our systems, it could cause system interruptions or delays and adversely affect our operating results.

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Our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins, and similar events or disruptions. Any of these events could cause system interruption, delays, and loss of critical data, and could prevent us from providing services, which could make our product and service offerings less attractive and subject us to liability. Our systems are not fully redundant and our disaster recovery planning may not be sufficient. In addition, we may have inadequate insurance coverage to compensate for any related losses. Any of these events could damage our reputation and be expensive to remedy.

Security breaches impacting system availability, disclosure of our data or client data, or other malicious attacks such as those brought on via hacking and social engineering activities could negatively impact our reputation and adversely affect our ability to maintain existing clientele and attract new business.

Malicious cyber activity from third parties poses a constant threat for businesses delivering online services, such as those offered by AudioEye. In an effort to attain unauthorized information, trade secrets, or disrupt our ability to deliver our cloud-based services, hackers have the potential of harming our business operations and reputation, thus diminishing our position within the marketplace. Through various techniques including (but not limited to) viruses, computer malware, spear phishing (social engineering), and general unauthorized intrusion, hackers have and will continue to pose a threat to our business. Such attacks intend to interrupt or degrade the delivery of our web-based services. While the company has taken a proactive and multifaceted approach to stay out ahead of this very important issue, we cannot guarantee our measures will be enough to achieve and maintain complete and uninterrupted security in the face of an ever-evolving and growingly sophisticated threat. As such, we may incur significant costs in protecting and remediating cyber-attacks.

Government regulation is evolving and unfavorable changes could harm our business.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, web accessibility, civil rights enforcement, disability law, e-commerce, electronic devices, and other services. Existing and future laws and regulations may impede our growth. These regulations and laws may cover digital inclusion, the Americans with Disabilities Act (and ADA-related federal and state laws and regulations), taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic device certification, electronic waste, energy consumption, environmental regulation, electronic contracts and other communications, competition, consumer protection, web services, the provision of online payment services, information reporting requirements, unencumbered Internet access to our services, the design and operation of websites, the characteristics and quality of products and services, and the commercial operation of unmanned aircraft systems. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the Internet, e-commerce, digital content, and web services. Unfavorable regulations, rulemakings, such as those enacted by the Department of Justice, legal precedents, such as those established in District Courts and high profile settlement agreements, and laws could diminish the demand for our products and services and increase our cost of doing business.

We could be subject to additional sales tax or other indirect tax liabilities.

U.S. Supreme Court decisions restrict the imposition of obligations to collect state and local sales taxes with respect to remote sales. However, an increasing number of states have considered or adopted laws or administrative practices that attempt to impose obligations on out-of-state businesses to collect taxes on their behalf. A successful assertion by one or more states or foreign countries requiring us to collect taxes where we do not do so could result in substantial tax liabilities, including for past sales, as well as penalties and interest.

We may be subject to risks related to government contracts and related procurement regulations.

Our contracts with the U.S., as well as state, local, and foreign, government entities are subject to various procurement regulations and other requirements relating to their formation, administration, and performance. We may be subject to audits and investigations relating to our government contracts, and any violations could result in various civil and criminal penalties and administrative sanctions, including termination of contract, refunding or suspending of payments, forfeiture of profits, payment of fines, and suspension or debarment from future government business. In addition, such contracts may provide for termination by the government at any time, without cause.

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If we do not successfully develop our planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for next-generation Internet-based applications and services, our business may fail.

The market for next-generation Internet-based applications and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions.  Our future success will depend, in part, on our ability to use new technologies effectively, to continue to develop our technical expertise and proprietary technology, to enhance our existing products and services, and to develop new products and services that meet changing customer needs on a timely and cost-effective basis.  We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards.  If we fail to use new technologies effectively, to develop our technical expertise and new products and services, or to enhance existing products and services in a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

In addition, if we are unable to, for technological, legal, financial or other reasons, adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share.  Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete.  The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services.  Our survival and success will depend, in part, on our ability to:

•	design, develop, launch and/or license our planned products, services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and
•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our planned products and services and other patented technology involves significant technological and business risks and requires substantial expenditures and lead time.  We may be unable to use new technologies effectively.  Updating our technology internally and licensing new technology from third parties may also require us to incur significant additional expenditures.

If our products and services do not maintain market acceptance, we may not be able to fund future operations. If we fail to add new customers and retain existing customers, our revenue, financial results, and business will suffer.

A number of factors may affect the market acceptance of our products or services or any other products or services we develop or acquire, including, among others:

•	the price of our products or services relative to other competitive products;
•	the perception by users of the effectiveness of our products and services;
•	our ability to fund our sales and marketing efforts; and
•	the effectiveness of our sales and marketing efforts.

If our products and services do not gain market acceptance, we may not be able to fund future operations, including the development of new products and services and/or our sales and marketing efforts for our current products and services, which inability would have a material adverse effect on our business, financial condition and operating results.

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We continually develop new products and product enhancements and actively capitalize software development costs, while making educated assumptions to anticipate the attributed revenue to be derived from each development or enhancement. If our assumptions are incorrect or if we are unable to attribute revenue to each respective product or product enhancement, we may have to account for impairment, thus reversing the capitalized expenditures.

Our product developers are consistently programming new products and enhancements to existing products. Under the guidance of U.S. Accounting Standards ASC 350-40 and ASC 606, we make determinations to estimate the useful life of each of these products and enhancements. Based on these determinations, we amortize software expenses over the pre-determined period of time. Based on our financial forecasts and regular impairment testing, we believe that sufficient cash flows will be realized from our product development and product enhancements. Should our estimates turn out to be inaccurate or should the business fail to attract new revenue in relation to each respective product or product enhancement, we may have to file for impairment of the relative capitalized expense(s).

Our products and services are highly technical and may contain undetected errors, which could cause harm to our reputation and adversely affect our business.

Our products and services are highly technical and complex and, when deployed, may contain errors or defects.  Despite testing, some errors in our products and services may only be discovered after they have been installed and used by customers.  Any errors or defects discovered in our products and services after commercial release could result in failure to achieve market acceptance, loss of revenue or delay in revenue recognition, loss of customers, and increased service and warranty cost, any of which could adversely affect our business, operating results and financial condition.  In addition, we could face claims for product liability, tort or breach of warranty.  The performance of our products and services could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize our products and services, which could result in legal claims against us, harming our business.  Furthermore, we expect to provide implementation, consulting and other technical services in connection with the implementation and ongoing maintenance of our products and services, which typically involves working with sophisticated software, computing and communications systems.  We expect that our contracts with customers will contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld.  Defending a lawsuit, regardless of its merit, is costly and may divert our management’s attention and adversely affect the market’s perception of us and our products and services.  In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.

Malfunctions of third-party communications infrastructure, hardware and software expose us to a variety of risks we cannot control.

Our business will depend upon the capacity, reliability and security of the infrastructure owned by third parties over which our product offerings would be deployed.  We have no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment.  We do depend on these companies to maintain the operational integrity of our integrated connections.  If one or more of these companies is unable or unwilling to supply or expand its levels of service in the future, our operations could be adversely impacted.  Also, to the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions.  System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures.  These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

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System failure or interruption or our failure to meet increasing demands on our systems could harm our business.

The success of our product and service offerings will depend on the uninterrupted operation of various systems, secure data centers, and other computer and communication networks that we use or establish.  To the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times, service interruptions or delays or system failures.  The deployment of our products, services, systems and operations will also be vulnerable to damage or interruption from:

•	power loss, transmission cable cuts and other telecommunications failures;
•	damage or interruption caused by fire, earthquake and other natural disasters;
•	computer viruses or software defects; and
•	physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond our control.

System interruptions or failures and increases or delays in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of our products and services to users.  These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

Our ability to sell our solutions will be dependent on the quality of our technical support and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our customers in deploying our products and services, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able to successfully deliver the foregoing, our ability to sell our products and services would be adversely affected, and our reputation with potential customers could be harmed.  In addition, if we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than the English language.  As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products or services in the future.

Growth of internal operations and business may strain our financial resources.

We may need to significantly expand the scope of our operating and financial systems in order to build our business.  Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	the need for continued development of our financial and information management systems;
•	the need to manage relationships with future licensees, resellers, distributors and strategic partners;
•	the need to hire and retain skilled management, technical and other personnel necessary to support and manage our business; and
•	the need to train and manage our employee base.

The addition of products and services and the attention they demand, may also strain our management resources.

We do not expect to pay any dividends for the foreseeable future, which will affect the extent to which our investors realize any future gains on their investment.

We do not anticipate that we will pay any dividends to holders of our convertible preferred and common stock in the foreseeable future.  Accordingly, investors must rely on the ability to convert preferred stock to common stock and on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

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If we fail to establish and maintain effective internal controls, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on our business or share price.

With our annual reports on Form 10-K for the year ended December 31, 2017, our management carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Based on that evaluation, our Principal Executive Officer and Principal Financial Officer have concluded that our disclosure controls and procedures were not effective as of December 31, 2017 in accordance with generally accepted accounting principles.

Failure to establish the required internal controls or procedures over financial reporting, or any failure of those controls or procedures once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Upon review of the required internal control over financial reporting and disclosure controls and procedures, our management and/or our auditors may identify material weaknesses and/or significant deficiencies that need to be addressed. Any actual or perceived weaknesses or conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of its internal control over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal control over financial reporting could adversely impact the price of our Common Stock and may lead to claims against us.

Risks Related to this Offering and the Market for Our Common Stock

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A substantial number of shares of our common stock may be sold into the market at any time.  This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Our common stock has in the past been a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we maintain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance that our common stock will not be classified as a “penny stock” in the future.

When we issue additional shares in the future, it will likely result in the dilution of our existing stockholders

Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock with a $0.00001 par value and 10,000,000 preferred shares with a par value of $0.00001, of which 7,487,775 common shares were issued and outstanding as of August 23, 2018 and 110,000 shares of Series A Preferred Stock (convertible into 278,946 shares of common stock) were issued and outstanding as of August 23, 2018.  From time to time we may increase the number of shares available for issuance in connection with our equity compensation plans. Our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock and may choose to issue some or all of such shares to provide additional financing or acquire more businesses in the future.

Moreover, as of August 31, 2018, we had warrants and options to purchase an aggregate of 2,914,450 shares of our common stock, the exercise of which would further increase the number of outstanding shares.  The issuance of any shares for acquisition, licensing or financing efforts, upon conversion of any preferred stock or exercise of warrants and options, pursuant to our equity compensation plans, or otherwise may result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders.

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Sales of a substantial number of shares of our common stock into the public market may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. To the extent stockholders sell shares of common stock, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as stockholders sell their shares could encourage short sales of our common stock. Any such short sales could place further downward pressure on the price of our common stock.

We do not know whether an active, liquid and orderly trading market will develop for our securities or what the market price of our securities will be and as a result it may be difficult for you to sell our securities.

Prior to this offering our securities were quoted on the OTCQB and OTC Bulletin Board. Even though we have begun trading on The NASDAQ Stock Market LLC, or NASDAQ, as of September 4, 2018, an active trading market for our securities may never develop or be sustained following this offering. You may not be able to sell your securities quickly or at the market price if trading in our securities is not active. Further, an inactive market may also impair our ability to raise capital by selling our securities and may impair our ability to enter into strategic partnerships or acquire companies or products by using our securities as consideration.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

We may issue additional capital stock in the future that will result in dilution to all other stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

Risks Relating to Our Charter Documents and Capital Structure

We are close to being controlled by a small number of “insider” stockholders.

As of August 23, 2018, our directors, executive officers and other beneficial owners, beneficially own 2,065,225 common shares including warrants and options which is approximately 27.6% of our 7,487,775 common shares. The holdings of our directors, executive officers and other affiliated owners represent 24.7% on a fully diluted basis. Accordingly, through their collective ownership of our outstanding common stock, if they act together, will be close to controlling the voting of our shares at all meetings of stockholders and, because the common stock does not have cumulative voting rights, will determine the outcome of the election of all of our directors and determining corporate and stockholder action on other matters.

Provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions in our certificate of incorporation and bylaws, as well as statutes, may have the effect of delaying, deterring or preventing a change in control.  These provisions, including those providing for the possible issuance of shares of our preferred stock, which may be divided into series and with the preferences, limitations and relative rights to be determined by our board of directors, and the right of the board of directors to amend the bylaws, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire a substantial number of shares of our common stock or to launch other takeover attempts that a stockholder might consider to be in his or her best interest.  These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

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Delaware law may delay or prevent takeover attempts by third parties and therefore inhibit our stockholders from realizing a premium on their stock.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. This section prevents any stockholder who owns 15% or more of our outstanding common stock from engaging in certain business combinations with us for a period of three years following the time that the stockholder acquired such stock ownership unless certain approvals were or are obtained from our board of directors or the holders of 66 2/3% of our outstanding common stock (excluding the shares of our common stock owned by the 15% or more stockholder).  Our board of directors can use these and other provisions to discourage, delay or prevent a change in the control of our company or a change in our management.  Any delay or prevention of a change of control transaction or a change in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.  These provisions could also limit the price that investors might be willing to pay for shares of our common stock.

Failure to manage growth effectively could adversely affect our business, results of operations and financial condition.

The success of our future operating activities will depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, become profitable in the future, or effectively manage any other change.

The elimination of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, and permit indemnification of our directors and officers to the extent provided by Delaware law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders, including shares issuable upon the exercise of warrants by the Selling Stockholders. We will not receive any of the proceeds from the sale of these shares. We will, however, bear the costs associated with the sale of shares by the Selling Stockholders.

We may receive proceeds upon the exercise of the warrants, which, if all such warrants are exercised in full and in cash, would be $1,273,244. The Selling Stockholders are under no obligation to exercise the warrants. We intend to use all proceeds from exercise of the warrants for working capital and other general corporate purposes. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities to Be Registered.”

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BUSINESS

Overview

AudioEye is a marketplace leader providing web accessibility solutions for our clients’ customers through our Ally Platform Products. Our technology advances accessibility with patented technology solutions that reduce barriers, expand access for individuals with disabilities, as well as aging persons, and enhances the user experience for a broader audience of users. When implemented, we believe that our solutions offer businesses the opportunity to reach more customers, improve brand image, and build additional brand loyalty.  In addition, our solutions help organizations comply with internationally accepted Web Content Accessibility Guidelines (WCAG) as well as U.S., Canadian, Australian, and United Kingdom accessibility laws.

We generate revenues through the sale of subscriptions of our SaaS technology platform, called the AudioEye Ally Platform, to website owners, publishers, developers, and operators and through the delivery of managed services combined with the implementation of the AudioEye solution. Our solutions have been adopted by some of the largest and most influential companies in the world. Our customers span disparate industries and target market verticals, which encompass (but are not limited to) the following categories: human resources, finance, transportation, media, and education. Government agencies have also integrated our software in their digital platforms.

AudioEye customers fall into one of two distinct sales channels: direct and indirect. In the direct channel, AudioEye sales personnel engage directly with the customer. In the indirect channel, AudioEye engages with customers, also referred to as strategic partners, who serve as an authorized reseller of the AudioEye solution to their clients. Indirect channel sales have been a key factor in the acceleration of the AudioEye sales and marketing strategy. By working with strategically identified resellers, these partners provide a unique opportunity allowing AudioEye to onboard more customers in a shorter period of time. By working with providers of proprietary content management systems, AudioEye leverages economies of scale to deliver the AudioEye solution in a cost-effective and highly efficient way. In middle and lower markets, this strategy has helped make accessibility accessible to industries that would otherwise neglect the important issue of digital inclusion, altogether. We believe that there is significant opportunity for us to increase revenues by delivering our solutions through this indirect channel and continue to invest capital and resources in expanding our strategic partner business.

Intellectual Property

Our technology development was initiated at the University of Arizona Science & Technology Park in Tucson, Arizona. In 2006, we received technology development venture funding from the Maryland Technology Development Corporation (TEDCO), which contributed to the development of our platform strategy. Beginning in 2009, we engaged in a multi-year technology development program with the Eller College of Management’s Department of Management Information Systems at the University of Arizona. In connection with our proprietary technology, our company has been issued a number of U.S. patents in two distinct patent families. Today, an experienced team of in-house engineers, designers, and developers in our Atlanta, GA, and Tucson, AZ, offices develop the Company’s technology and software and are actively engaged in the expansion of the AudioEye IP Portfolio.

Our intellectual property is primarily comprised of trade secrets, trademarks, issued, published and pending patent applications, copyrights and technological innovation. We have a patent portfolio comprised of six issued patents in the United States; we have four published/pending patent applications, one pending patent application and one patent application being prepared for filing with the PCT (internationally).

We have a trademark portfolio comprised of one allowed trademark application, two published trademark applications, and five trademark registrations.

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Our current patented invention relates to a server-side method and apparatus that enables users to audibly navigate websites and hear high-quality streaming audio narration and descriptions of websites. This patented invention involves creating an audio-enabled web experience by utilizing voice talent and automated text-to-speech conversion methods to read and describe web content. It involves the creation of audio files for each section within a website, and then assigning a hierarchy and navigation system in line with the website design. To implement the system, a script is installed across the pages of the website and, when loaded, it plays an audible tone upon a user’s visit indicating that the website is enhanced with our proprietary technology. Upon hearing the tone, a user presses a key on the keyboard to enter the audible website. Audible narration is played through the user’s computer, reading text and describing non-text information, such as images. The narration includes menus for navigating the site which have a hierarchy in line that of the original website. Users navigate the website menus and move from webpage to webpage by making keystrokes or using a mouse.

Our current portfolio has established a foundation for building unique technology solutions that contribute to the way in which we differentiate ourselves from other competitors in the B2B Web Accessibility marketplace. We plan to continue to invest in research and development, and expand our portfolio of proprietary intellectual property.

On March 18, 2016, AudioEye filed United States Patent Application Serial No. 15/074,818 entitled “Modular Systems and Methods for Selectively Enabling Cloud-Based Assistive Technologies” in the U.S. Patent and Trademark Office (USPTO). The application consists of 54 pages of specification including 41 claims, plus 13 drawing figures. We refer to this as an “omnibus” patent application because it contemplates a large number of inventions in single application.

In accordance with USPTO practice, we will now seek to file multiple divisional applications, each focusing on a distinct invention (or group of related inventions) and claiming priority to the omnibus application. This is a comprehensive yet cost efficient approach, inasmuch as the same specification and drawings may be used to support multiple divisional applications without compromising the quality or integrity of the original filing. We expect to prosecute these applications into approximately six issued patents over the next two to three years.

On August 16, 2018, AudioEye filed a new omnibus patent with the USPTO entitled “Systems, Devices, and Methods for Facilitating Website Remediation and Promoting Assistive Technologies.” The application consists of 49 pages of specification including 20 initial claims, plus 21 drawing figures.

Business Plan and Strategy

Leveraging our own patented Ally Platform product suite, we provide cloud-based, enterprise-grade technology solutions, as well as managed services to fully implement our solution and provision our clients’ sites to more fully conform with web accessibility best practices. Our technology and professional service offerings may be purchased through a subscription for either a one-year or multi-year term. Functionally, the business is organized into technology, operations and customer experience, sales and marketing, and intellectual property development. Intellectual property development is tasked with the development of new leading edge intellectual property.

Through the sale of managed and self-service contracts, our business model is to sell business to business and to secure revenue from multiple business channels, including (but not limited to): providers of content management systems (CMS) (often established as strategic partners), corporate website owners, publishers, developers, and operators, federal, state and local governments, educational institutions, e-learning and e-commerce websites, and not-for-profit organizations.

We believe that, by adopting our solutions, our customers gain a competitive advantage by ensuring a superior digital experience for all of their customers, in particular for persons with diverse abilities. Some of the many leading advantages of our solution include:

1.	Maintaining a mission of inclusion and accessibility for the approximately 15% of the population with a disability or physical limitation who are denied full access to online digital content.
2.	Increasing the client return on investment by improving market penetration, brand reputation and brand loyalty.
3.	Achieving and maintaining substantial conformance with WCAG 2.0 Level AA Success Criteria.
4.	Deploying a cost-effective and reliable solution that is scalable with rapid deployment, speed to compliance, and little to no project management.
5.	Consistently providing an enhanced customer experience for our client customers by providing access to innovative and universally designed technology solutions.

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Our primary objective is to establish and maintain a long standing relationship with our customers, as a trusted and relied upon provider of web accessibility technology and service. The key tenants of this strategy include:

1.	Continually innovating and strengthening the capabilities of our solution offering to attract new customers and entice existing customers to expand their level of service.
2.	Providing industry-leading site analysis reports that demonstrate a clear return on investment.
3.	Maintaining a consistent record of low customer attrition through ongoing subscription renewals.
4.	Expanding customer adoption across different target market vertical and leveraging strong customer relationships to establish a significant portfolio of clients within each vertical.
5.	Establishing a global client base that demonstrates a clear and high level of value within the context of disparate international laws and regulations surrounding the issue of web accessibility and best practices.
6.	Leveraging our board of directors and advisory board members to shorten sales cycles and to gain support and buy-in from C-level executives.
7.	Investing in a long-term patent protection strategy to ensure industry leading technological innovations are protected.
8.	Leading the dialogue and establishing our voice as technology leaders as it pertains to industry related topics, news, developments and events.

Product Service Offerings

We offer a diversified portfolio of service offerings that are broken into two broad business categories: subscription of our web accessibility technology platform and managed services.

AudioEye offers two distinct Web Accessibility solution offerings, which are both offered as a cloud-based SaaS subscription service: Digital Accessibility Platform and Ally Managed Service.

The AudioEye Digital Accessibility Platform empowers web developers to improve their website using the most current, innovative, and industry-leading tools. Primarily, the Digital Accessibility Platform is a self-service solution for clients who want to own the accessibility process from beginning to end and puts the power of accessibility issue tracking, auditing and remediation in the hands of developers to improve the usability and accessibility of their web infrastructure. Customers leveraging the Digital Accessibility Platform have the option of embedding the AudioEye JavaScript into the front-end of their website, allowing them to not only get the benefits of auto-fixes that improve the usability and compliance level of their site, but it also allows them to manage the remediation process in a controlled environment that serves as an important resource for ongoing site auditing and issue tracking. At the same time, for organizations that are developing for accessibility, this robust site evaluation tool provides detailed information to help developers and designers fully understand the identified issues as well as the different WCAG 2.0 best practices that may be implemented in order to improve their website through changes implemented at the source.

For organizations looking to offload the accessibility process, the Ally Managed Service allows AudioEye Accessibility Engineers and AT Usability Testers to do the vast majority of the heavy lifting in order to achieve accessibility and compliance for our clients. This unique offering leverages a balance of system and engineer generated remediation techniques to programmatically fix website problems that inhibit full access to our clients’ electronic information technologies. By providing our customers with full access to the Digital Accessibility Platform and working with them on a long-term basis to provide automated and manual testing in order to fully understand the issues of accessibility and how to develop with web accessibility in mind, AudioEye is able to reduce the burden on IT resources, leaving only limited work for finite client resources. In conjunction with the implementation of the AudioEye JavaScript, AudioEye makes available the option to publish the Ally Toolbar, which includes the Help Desk and Certification Statement. The Help Desk provides support for end users who have issues accessing content, while the Certification Statement outlines our client’s commitment to providing an accessible and usable website experience for individuals with disabilities.

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The AudioEye Ally Toolbar is included with Ally and provides easy-to-use, cloud-based assistive tools that allow our clients to enhance the customer experience for those looking to customize the way in which they engage with the web browser. The Ally patented AT-in-the-Cloud solution provides our clients’ site visitors with the opportunity to thoroughly engage and interact with our clients’ websites in a more engaging and fully customizable way, regardless of their device type, language preference, or preferred method of access.

From the Ally Toolbar, users may engage the Player utility that mirrors the features and functions of traditional screen reader software, allowing the user to engage with the web environment by using their keyboard (instead of a mouse) and listening to content instead of reading. Further, the built-in Reader utility allows users to enlarge the viewport, increase font sizes, change color contrast, highlight text as it is being read aloud, reduce clutter and distracting content, simplify and normalize the user interface (including complex site menus) and other features intended to optimize the user experience for addressing specific use cases. As another utility, the Voice solution allows site visitors to command the website user experience using basic and standardized verbal commands. The Ally Toolbar also includes a Site Menu and Page Elements Menu utility for users looking to navigate using their keyboard through a simplified user interface. The free assistive tools made available within websites enabled with the AudioEye solution have benefits for all site visitors, but, in particular, aging populations and individuals who have vision, hearing, motor and intellectual disabilities, including those who are color blind, dyslexic, learning to read, and looking to maintain focus, or multi-task. Customers adopting this service also receive quarterly reports detailing usage analytics.

AudioEye also offers PDF Remediation Services for high volume transactional documents. As businesses and organizations struggle to ensure the accessibility of their website content, PDFs can present significant challenges. To address this important WCAG 2.0 requirement, AudioEye has created a solution that, through a one-time configuration process, reconfigures existing dynamic templates used in high-volume applications into accessible versions that preserves portability and allows for an accessible and downloadable version. The first iteration of this new product was initially deployed in 2018 and continues to be a focus of the AudioEye R&D and engineering team as we progressively enhance the solution to address more types of PDF documents, which may vary in size and scope.

As an additional revenue source, AudioEye provides Managed Services that support the SaaS model infrastructure. When clients adopt the Digital Accessibility Platform as a self-service tool, AudioEye markets and sells managed services that include the following: Product Support, Accessibility Training from accessibility engineers and subject matter experts, Manual Assistive Technology Usability Testing, and other ad hoc services such as Video Transcription & Captioning, Static PDF Remediation Solutions, Audio Description Authoring, Accessibility Help Desk, and more. These same services are also provided to those customers adopting the Ally Managed Service solution and go beyond the inherent managed services that coincide with the implementation of website remediation, the provision of the Ally Toolbar, and, ultimately, the certification of our clients’ websites and web applications.

Customers

Our potential customer base includes a broad range of private and public sector customers, in particular:

•	Corporate enterprise;

•	CMS platform providers;

•	Educational institutions;

•	Federal, state and local governments and agencies; and

•	Not-for-profit organizations

If we are unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited. The Company had three major customers including their affiliates which generated approximately 57.6% (28.5%, 16.0% and 13.1%) for the six months ended June 30, 2018 and two major customers including their affiliates which generated approximately 28.4% (18.0% and 10.4%) of its revenue in the fiscal year ended December 31, 2017.

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Corporate Enterprise

Our management believes that corporate enterprise is a large market for the Company’s products and services. Management believes that the AudioEye Ally Managed Service product provides a business advantage for our clients by enabling them to better reach the large population of customers who are not able to gain equal access to our clients’ content, products and services delivered via their websites.

Title III of the Americans with Disabilities Act was enacted to help eliminate barriers to access. Just as building owners must implement physical accommodations to remove any physical barrier to access, transportation, or communication, website owners must adhere to Web Accessibility best practices in order to ensure barrier-free access to their websites and online materials. Over time, a website owner must maintain and prove their implementation of those techniques, such as those outlined within the globally recognized Web Content Accessibility Guidelines (WCAG) 2.0. Overall, there are over 6 million businesses (666,000 public and private employers) that must comply with ADA laws.

Internet technologies have the potential to give persons with disabilities the means to live on a more equitable basis within the global community in a manner that previously was not possible. Our management believes that there is significant market opportunity for our services as most websites are developed with the assumption that users can visually see the site. According to a study commissioned by Microsoft, conducted by Forrester Research, Inc., 22% (37.2 million) of working-age adults are very likely to benefit from the use of accessible technology due to severe difficulties and impairments. Persons with disabilities form the world’s largest minority according to the United Nations. One billion people are estimated by the World Health Organization to have a disability. According to a 2012 report from the United States Census Bureau, the overall percentage of people with a disability in the U.S. was 12.1%.

Equally significant to this analysis of market size are the studies surrounding the market influence of this demographic. Consumers are good to businesses that do good and through cause-related marketing strategies, there exists a non-trivial business opportunity. The disability market represents an annual disposable income of $1 trillion—and $544 billion in the U.S. alone. When you include friends and family, this adds another 2.3 billion people who control an incremental $6.9 trillion in annual disposable income.

Content Management System (CMS) Providers

For many corporate entities and governments, they make the conscious decision to outsource the building and hosting of their website to an outside resource. This outside resource, a CMS provider, supplies a hosting platform in a secure and safe location whereby they can provide all the necessary services for a client. Services include designing, developing, hosting, and securing the website, while also supplying an interface for managing the content published to the website. A CMS provider can host hundreds to thousands of client websites on their individual platform.

AudioEye believes CMS platform providers represent a very large portion of the number of websites in the marketplace and they provide a significant opportunity for the AudioEye technology to be utilized in conjunction with an advanced technology platform whereby AudioEye’s automated processes can effectively deliver an accessibility solution to hundreds and even thousands of client websites in an effective and efficient manner.

Government and Not-for-Profit Organizations Market

Federal and state laws require that the information and services made available across government agency websites meet the diverse and unique needs of all site visitors. Conforming to Web Accessibility best practices and guidelines helps ensure public access to government information and improves the value of agency investment in their websites and online services.

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The Rehabilitation Act of 1973 requires that individuals with disabilities, who are members of the public seeking information or services from a federal department or agency, have access to and use of information and data that is comparable to that provided to the public without disabilities. The federal government also requires vendors selling to the government to be compliant under Section 508 of the Rehabilitation Act of 1973, unless covered by a provable exception. Canada and the European Union have similar requirements.

Seniors and print-impaired individuals need the Internet’s critical access to fundamental state, local and federal government services and information such as tax forms, social programs, emergency services and legislative representatives. In addition, the roughly 120,000 federal employees with disabilities require Internet accessibility for workplace productivity. The AudioEye Reader in the cloud provides an intuitive Internet experience across all Internet-enabled devices without imposing any additional costs on end users. For government site administrators, our Digital Accessibility Platform is designed to be user-friendly so that sites can be made accessible and maintained as part of any web management process.

The Twenty-First Century Communication and Video Accessibility Act of 2010 mandates that all government websites (city, state and federal) be compliant and provide accessibility to persons with disabilities. Since this legislation was adopted in 2010, a growing number of legal mandates point to the WCAG 2.0 standard – sources range from the Department of Justice (“DOJ”), the U.S. Access Board, and the Office of Civil Rights (“OCR”). The Company can help alleviate the risk that comes with non-conformance to these accepted guidelines and principles. Over 100 governments have signed and ratified the UN Convention on the Rights of Persons with Disabilities. The Company’s certification seal demonstrates a website owner’s commitment to meeting internationally accepted accessibility standards (limited exclusions apply). As a result, our management believes that providing accessibility services for website owners and developers has become a significant market opportunity in view of the potential demand for our patented solutions.

The AudioEye solution provides a unique approach to solving a pervasive issue that has inhibited government agencies from embracing efficiencies gained through adopting new cost-effective technological capabilities. More and more federal agencies are beginning to embrace cloud-based service offerings and leveraging the capabilities afforded through the adoption of third-party cloud-based service providers. In many cases, when deployed, a deep understanding of the level of adherence to accessibility is overlooked or, in other cases, lack of adherence to accessibility restricts the federal agency from, ultimately, implementing the third-party solution. This hindrance is problematic for agencies that are striving to move their organizations ahead and keeping pace with the many benefits that come with integrating enterprise-level software solutions. Implementing the AudioEye solution allows federal, state, and local governments to provide constituents with a reliable, scalable, and fully accessible web environment. By pairing the AudioEye Solution with other disparate SaaS offerings, organizations can more readily comply with ADA standards. Implementing the AudioEye Solution helps to mitigate risks of non-conformance and goes beyond basic levels of compliance through the inclusion of free cloud-based assistive tools, which lives up to the spirit of ADA - a noble and necessary aspiration for all federal and state government agencies.

Our solutions are sold by our direct sales team and through strategic partnerships and resellers. This strategy enables us to address all of the broad markets covered by our technology and allows for a depth and market penetration that we could never approach on our own.

Our management believes that the government market imposes certain barriers to entry to new potential entrants. However, our management believes that the potential for recurring revenue generation, the data value appreciation that occurs over time, and low turnover upon establishment of government business all contribute to ideal long term conditions that make this a good market for us to conduct direct sales.

The federal government boasts nearly 2,000 top-level .gov domains and 24,000 websites of varying purpose, design, navigation, usability and accessibility. Including the 50 states and all local government websites, there are over 600,000 government websites in the United States.

Potential additional market segments of focus include, but are not limited to:

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•	Finance and banking institutions;

•	Public and private transportation companies;

•	Retail and e-commerce companies;

•	Educational institutions;

•	Automotive;

•	Food services; and

•	SaaS providers.

Marketing and Sales

In addition to direct sales with industry specialization and geographical diversification, we use strategic business partnerships and development referral partners, who maintain a long standing successful track record in securing introductions with C-level executives and key stakeholders that directly influence the buying decision of our technology and services. As a proven means of breaking down barriers to entry and shortening sales cycles, these strategic relationships contribute to the success of our sales operation. Conveying the return on investment of our technology to our prospective clients is critical as a differentiator in our space. Success in all these efforts is not only critical in order to meet our sales objectives, but they also raise market awareness of the Company’s products and brand.

In addition, the Company attends selected accessibility and industry trade conferences, maintains memberships with key, industry-specific organizations, serves as subject matter experts within well-attended panels covering industry-related topics, leverages paid SEO for those looking online to learn about or purchase accessibility products or services, and a variety of other conventional marketing and social marketing techniques.

Competition

Our management believes that the Company’s technology and solutions will primarily compete against the following:

1.	Web Accessibility Assessment (Testing) Technology Providers. There are a small number of Web Accessibility audit and tracking platform providers but we do not believe their technology solutions offer the specific end-to-end services offered through the AudioEye Digital Accessibility Platform. Furthermore, their solutions are currently more standalone in that they are not combined with a cloud-based tool with a full suite of comparable assistive tools for end-users. Some of the more advanced testing tool providers that providing monitoring services, which require JavaScript inclusion, are likely to evolve their offering to include some level of Remediation Technology.

2.	Web Accessibility Remediation Technology Providers. Currently, other technology provider(s) that utilize technology to apply compliance remediation through a server-side technology do not pair their solution with a full suite of assistive tools for end-users and is, therefore, limited in its capacity to provide a fully inclusive user experience for the customers adopting the technology. As more testing technology providers begin offering remediation technology to their customers, we anticipate competing against inferior implementations that are limited in scale when competitively compared to our approach. The highly technical nature of remediation technology may present challenges as we seek to differentiate ourselves from inferior remediation technology and overcome the false perception that the remediation technology offered by AudioEye is comparable to that of the competition.

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3.	Web Accessibility Consulting Service Providers. There is a substantial number of consulting service providers in the Web Accessibility industry. Each generally provides an analysis of the various compliance issues associated with their clients’ websites. They ultimately provide resources and assistance in applying fixes and changes at the source. While we provide these services, we also provide tools that empower an end-to-end fully managed service, as well as tools that empower self-directed developers to fix issues without requiring source-code remediation.

4.	Cloud-Based Assistive Technology Providers. There are other cloud-based assistive technology providers, many of which are derivatives of the AudioEye solution. However, most of these solutions do not offer a screen-reader-like experience with mouse-less navigation and do not offer a solution with compliance detection and remediation for users of existing, native assistive technologies, such as screen readers. The Company’s patent portfolio should also help sway or discourage competitors from competing as it pertains to this specific category.

Competitive Strengths

Our management believes the following competitive strengths will enable our success in the marketplace:

•

Unique combination of technology and specialized managed service. Our management believes, unlike any other company in the marketplace, AudioEye has addressed the problem of Web Accessibility, holistically, and has uniquely positioned itself to provide a combination of leading edge technology and high-quality specialized managed service. Our one-of-a-kind, combined solution empowers our clients to ensure the highest level of access and usability across their digital infrastructure, while reducing burden on finite IT resources, which leads to cost-savings and reduced time-to-market. Our management believes that the AudioEye solution allows our customers to focus not only on achieving compliance, but maintaining compliance throughout the life of the subscription, and enabling a tangible and non-trivial return on investment – a true competitive advantage. This return on investment is derived from opening up access to the approximate 15% of the population with a disability or physical limitation. This has allowed our clients to reach more customers, improve brand image, and build additional brand loyalty from their customers in a competitive manner.

•	Unique patented technology. First and foremost, AudioEye builds all of its products with the primary goal of enhancing the user experience, in every way possible, regardless of the end-user’s individual disability or physical limitation. AudioEye is a marketplace technology leader providing unparalleled Web Accessibility solutions for our clients’ customers through our Ally Platform Products. We own a unique patent portfolio comprised of six issued patents in the United States, we have received a notice of allowance from the U.S. Patent and Trademark Office for a seventh patent, and have additional U.S. patents pending. Our portfolio includes patents and pending patent applications in the United States with over 60 issued claims.

Our current portfolio has established a foundation for building unique technology solutions that contribute to the way in which we differentiate ourselves from other competitors in the B2B Web Accessibility marketplace. We are actively pursuing the expansion of this portfolio to include a broad range of pertinent and novel concepts that AudioEye has employed (or is in the process of employing) for our growing client list. In this continued pursuit of expanding the capabilities of our technology and meeting the demands of our customers, AudioEye is committed to growing its IP portfolio.

•	Highly experienced inventors, technologists and product development team. Our team is comprised of experienced software, e-commerce, mobile marketing and Internet broadcasting developers and technologists that have worked together for over fifteen years. During their careers, this team has developed several technologies programs for Fortune 500 organizations; federal, state and local governments in the United States, and several leading organizations across the global marketplace.

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Patent and Trademark Rights

We have a portfolio comprised of six approved patents in the United States, we have received a notice of allowance from the U.S. Patent and Trademark Office for a seventh patent, and we have several additional patents that are either pending or are being prepared for filing.

The following is a list of our patents, both issued and pending. The patents have been extended and cover a period from 2002 through 2026.

No.	ID	Status	Title

1	US7966184	Issued	System and method for audible website navigation

2	US7653544	Issued	Method and apparatus for website navigation by the visually impaired

3	US8260616	Issued	System and method for audio content generation

4	US8046229	Issued	Method and apparatus for website navigation by the visually impaired

5	US8296150	Issued	System and method for audio content navigation

6	US8589169	Issued	System and method for creating audio files

7	15/074818	Pending	Modular Systems For Selectively Enabling Cloud-Based Assistive Technologies

8	PCT/US17/22542	Demand Filed	Modular Systems For Selectively Enabling Cloud-Based Assistive Technologies

9	TBD	Pending	Systems, Devices, and Methods for Facilitating Website Remediation and Promoting Assistive Technologies

We have also registered the following trademarks with the U.S. Patent and Trademark Office:

No.	ID	Status	Title

1	86/877454	Registered	NCLUSION

2	86/698544	Published	YOUR WEB ACCESSIBILITY ALLY

3	4738981	Registered	MOBILITY, USABILITY, ACCESSIBILITY

4	4738980	Registered	EQUAL ACCESS FOR ALL

5	4738977	Registered	WHAT ACCESSIBILITY SHOULD BE

6	4402544	Registered	AUDIOEYE

7	4419997	Registered	AUDIO INTERNET

8	87/590107	Published	ALLY

9	87/590134	Published	AUDIOEYE ALLY

10	87/590156	Pending	YOUR WEB ACCESSIBILITY ALLY

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Government Regulation

Government regulation in the United States that affects the market and commercial potential for our products and services includes the Rehabilitation Act of 1973, the American with Disabilities Act of 1990 (“ADA”), Section 508 of the Rehabilitation Act, Section 504 of the Rehabilitation Act, the Twenty-First Century Communications and Video Accessibility Act of 2010 (“CVAA”), the Air Carrier Accessibility Act (“ACAA”), and various State Laws.

The Rehabilitation Act of 1973 requires that individuals with disabilities, who are members of the public seeking information or services from a federal department or agency, have access to and use of information and data that is comparable to that provided to the public without disabilities. The federal government also requires vendors selling to the government be compliant under Section 508 of the Rehabilitation Act of 1973, unless covered by a provable exception. Canada and the European Union have similar requirements.

The ADA was passed to ensure equal opportunity for people with disabilities. It applies to employment, transportation, state and local government services, and businesses that provide public accommodations or facilities.

Title II and Title III of the ADA prevent discrimination on the basis of disability in services, programs, and activities provided by public entities (Title II) and private entities considered to be places of public accommodation (Title III). Title II and Section 504 of the Rehabilitation Act continue to be actively enforced by the Office of Civil Rights, who has entered into hundreds of resolution agreements with School Districts and Education Institutions requiring conformance to WCAG 2.0 AA Success Criteria as managed and monitored through an OCR-validated Accessibility Auditor. In 2018, overwhelmed by the volume of investigations related Website Accessibility, the OCR began drafting new and renegotiating existing resolution agreements with school districts and education institutions. The terms outlined in the latest 2018 resolution agreements provide school districts with more time to conform to WCAG 2.0 and require less oversight from the OCR. We do not believe (nor have we seen any evidence that would indicate that) these de-regulatory moves from the OCR will negatively impact our business or the level of attention digital inclusion has been paid by school districts as characterized over the last several quarters.

Under the previous administration, the Department of Justice (DOJ) was in the process of formulating rules regarding the accessibility of websites and mobile applications. The DOJ had divided its rulemaking into two efforts: the first was intended to provide guidance to state and local entities to comply with Title II, and the second was intended to establish rules for private entities to comply with Title III. Under the new administration, the DOJ has placed the issuance of those rulemakings on the inactive list. However, we believe the absence of any rulemaking will only increase the prevalence of lawsuits filed by plaintiffs seeking issue resolution in continued pursuit of their civil rights as protected under ADA. According to a leading ADA law firm, Seyfarth Shaw, ADA Title III lawsuits increased by 16% in 2017 due largely to website access lawsuits. This trend is expected to increase in 2018. As of the first half of 2018, Seyfarth Shaw reports 1,053 Federal website accessibility lawsuits.

This continued increase in Website Accessibility Lawsuits continues to gain more attention within the business community. As a result, businesses continue to lobby congressional leaders to take action. In February, the House of Representatives passed the ADA Education and Reform Act (HR 620). The intent of HR 620 was to deter serial ADA lawsuit filers and provide businesses with advanced notice prior to following lawsuits claiming non-compliance. It is not clear if HR 620 will pass the Senate and ultimately become law. If it were to become law, management does not believe it will negatively impact our business. Separately, in June of 2018, 103 members of Congress sent letters to the Department of Justice to “provide guidance and clarity with regard to website accessibility.” Given the current environment of deregulation and the recent actions of the DOJ under the current administration to undermine new regulations, we do not anticipate any new rulemaking any time soon. Until a ruling is made, we anticipate the volume of website accessibility lawsuits filed in federal courts to follow their current trend.

Section 508 of the Rehabilitation Act Requires that federal agencies’ electronic and information technology is accessible to people with disabilities, including employees and the public.

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The U.S. Government Access Board has updated the requirements to Section 508 compliance standards, commonly referred to as the “Section 508 ICT Refresh,” further formalizing the mandate to adhere to specific web accessibility best practices, namely those outlined under the Web Content Accessibility Guidelines (WCAG), the international standards for web accessibility. Already, a growing number of legal mandates and recent settlements point to the WCAG 2.0 standards as well as making it a requirement to hire third-party Accessibility Subject Matter Experts to maintain an accessibility audit and provide certification – sources range from the Department of Justice (DOJ), the U.S. Access Board, and the Office of Civil Rights (OCR).

Section 504 of the Rehabilitation Act entitles individuals with disabilities to equal access to any program or activity that receives federal subsidy – this includes Web-based communications for educational institutions and government agencies.

In October 2010, the Twenty-First Century Communications and Video Accessibility Act of 2010 was enacted to update existing federal laws requiring communications and video programming accessibility and to fill in any current gaps in accessibility so as to ensure the full inclusion of people with disabilities in all aspects of daily living through accessible, affordable and usable communication and video programming technologies.

Per the Department of Transportation, The Air Carrier Access Act (ACAA, 49 U.S.C. 41705) prohibits discrimination by U.S. and foreign air carriers on the basis of physical or mental disability. The Department of Transportation, in interpreting and implementing the ACAA, has issued a rule setting forth the standards of service which air carriers are expected to provide to disabled individuals.

Beyond the federal level, many states have enacted accessibility laws and, going further, internationally, over 100 Governments have signed and ratified the UN Convention on the Rights of Persons with Disabilities.

Given the many government regulations in place and/or in process, actions must be taken in order for businesses to comply with best practices and international standards. This presents a significant business opportunity as more pressure is being put on businesses and organizations to improve the accessibility of their web environments. In addition, from a risk mitigation standpoint, it is best if they consistently and reliably track and demonstrate their level of conformance to these internationally recognized standards over time, the Web Content Accessibility Guidelines (WCAG) 2.0.

Employees

As of June 30, 2018, we had 53 full-time employees. None of our employees are subject to a collective bargaining agreement and we have not experienced any work stoppages. We believe that relations with our employees are very good.

Description of Property

The Company’s principal headquarter offices are located at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711, and currently occupies approximately 4,248 square feet. Pursuant to the current lease, the Company currently pays rent equal to $9,598 per month which will escalate to $10,185 by the end of the lease term, September 30, 2021.

The Company also has offices in Atlanta, located at 3901 Roswell Road, Suite 134, Marietta, Georgia leased for an aggregate of $5,437 per month until the end of the lease term, September 30, 2019.

We continue to lease office space in New York on a month to month basis for $300 per month for our New York based employees.

Beginning November 1, 2015, we subleased an office from a company controlled by our Executive Chairman in Scottsdale, AZ for $3,502 per month as of June 30, 2018 for our Scottsdale based employees.

We believe our current premises are adequate for our current operations although we will require additional premises in the foreseeable future.

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Legal Proceedings

On January 23, 2017, the court granted preliminary approval of the settlement pursuant to the terms set forth in the Stipulation of Settlement, provisionally certified a settlement class of shareholders, and directed plaintiffs' counsel to provide notice to that class. The Court held a Settlement Hearing May 8, 2017 to consider any objections to the settlement that might be raised by settlement class members, to consider plaintiffs’ counsel's application for an award of fees and costs, and to determine whether the Order and Final Judgment as provided under the Stipulation of Settlement should be entered, dismissing the case with prejudice. On May 8, 2017, this Court granted final approval to the settlement of the securities class action brought by Lead Plaintiffs, individually and on behalf of all others similarly situated. On February 9, 2018, the Court authorized distribution of the Net Settlement Fund and approved the proposed modified plan of allocation.

On May 16, 2016, a shareholder derivative complaint entitled LiPoChing, Derivatively and on Behalf of AudioEye, Inc., v. Bradley, et al., was filed in the United States District Court for the District of Arizona. As a derivative complaint, the plaintiff-shareholder purported to act on behalf of the Company against the Named Individuals. The Company was named as a nominal defendant. The complaint asserted causes of action including breach of fiduciary duty and others, arising from the Company’s restatement of its financial results for the first three quarters of 2014. The complaint sought, among other relief, compensatory damages, restitution and attorneys’ fees. In October 2016, the Company and Named Defendants filed a motion to dismiss. In response, the Plaintiff voluntarily dismissed the complaint without prejudice. Plaintiff’s counsel subsequently submitted a demand to the Company’s Board of Directors, to investigate the circumstances surrounding restatement of its financial results for the first three quarters of 2014.

On July 26, 2016, a shareholder derivative complaint entitled Denese M. Hebert, derivatively on Behalf of Nominal Defendant AudioEye, Inc., v. Bradley, et al., was filed in the State of Arizona Superior Court for Pima County. The complaint generally asserted causes of action related to the Company’s restatement of its financial statements for the first three fiscal quarters of 2014. As a derivative complaint, the plaintiff-shareholder purported to act on behalf of the Company against the Named Individuals. The Company was named as a nominal defendant. The defendants filed a motion to dismiss, which the Court granted on May 8, 2017, while also denying Plaintiff’s request for leave to amend the complaint. As in the above matter, after this matter was dismissed Plaintiff’s counsel subsequently submitted a demand to the Company’s Board of Directors, to investigate the circumstances surrounding restatement of its financial results for the first three quarters of 2014.

On or about June 22, 2018, both the LiPoChing and Hebert derivative matters were resolved to the parties’ satisfaction. The resolutions of these matters will not have a material adverse effect on our financial position or results of operation.

We may become involved in various other routine disputes and allegations incidental to our business operations. While it is not possible to determine the ultimate disposition of these matters, our management believes that the resolution of any such matters, should they arise, is not likely to have a material adverse effect on our financial position or results of operations.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock Information

Our common stock started being listed on the OTCQB and the OTC Bulletin Board effective April 15, 2013 under the symbol "AEYE." On September 4, 2018, our common stock began trading on the NASDAQ under the symbol “AEYE.” The following table sets forth the high and low sale prices of our common stock on the OTCQB for the periods indicated:

The following table sets forth the high and low sale prices of our common stock on the OTC Bulletin Board/OTC Pink Marketplace for the periods indicated and all prices reflect the share price on a post-split basis:

	Fiscal Year 2018
	High	Low
First Quarter	$7.50	$3.85
Second Quarter	$6.75	$4.38
Third Quarter (through August 23, 2018)	$14.99	$6.00

	Fiscal Year 2017
	High	Low
First Quarter	$5.00	$2.75
Second Quarter	$9.25	$3.25
Third Quarter	$5.00	$3.25
Fourth Quarter	$4.25	$5.00

	Fiscal Year 2016
	High	Low
First Quarter	$5.00	$0.75
Second Quarter	$5.25	$3.25
Third Quarter	$4.50	$1.75
Fourth Quarter	$4.75	$1.75

As of August 23, 2018, we had approximately 275 common stockholders and 9 preferred stockholders of record and a greater number of beneficial holders for whom shares are held in a “nominee” or “street” name.

As of September 4, 2018, our common stock began trading on the NASDAQ under the symbol “AEYE.”.

The transfer agent of our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209, telephone number: (303) 282-4800.

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Dividend Policy

In April 2015, the Company issued 175,000 Series A preferred shares with cumulative 5% dividend rights payable when declared by the board of directors of the Company.

Dividends to preferred shareholders take precedence over any dividends to common shareholders. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. We have not declared or paid any dividends to preferred or common since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. There are no restrictions in our certificate of incorporation or by-laws that prevent us from declaring dividends. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Securities Authorized for Issuance Under Equity Compensation Plans

On December 19, 2012, we adopted the AudioEye, Inc. 2012 Incentive Compensation Plan (the “2012 Plan”) pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 200,000 shares of common stock to our employees, officers, directors and consultants. On August 20, 2013, we adopted the AudioEye, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”) pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 200,000 shares of our common stock to our employees, officers, directors and consultants. On January 27, 2014, we adopted the AudioEye, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”) pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 200,000 shares of our common stock to our employees, officers, directors and consultants. On September 5, 2014, we adopted the AudioEye, Inc. 2015 Incentive Compensation Plan (the “2015 Plan”) pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 200,000 shares of our common stock to our employees, officers, directors and consultants. On December 5, 2015, we adopted the AudioEye, Inc. 2016 Incentive Compensation Plan (the “2016 Plan” and together with the 2015 Plan, 2014 Plan, 2013 Plan and the 2012 Plan, the “Plans”), pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 600,000 shares of our common stock to our employees, officers, directors and consultants (as amended on July 7, 2016. Approximately 13,568 shares are still available for issuance under the 2012 Plan, 8,682 shares under the 2013 Plan, 7,020 shares under the 2014 Plan, 6,911 shares under the 2015 Plan and 108,928 shares under the 2016 Plan as of June 30, 2018. The purpose of the Plans is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. The following summary of the Plans is qualified in its entirety by the specific language of the Plans.

The Plans are administered by our board of directors. The following table provides information with respect to outstanding options as of June 30, 2018 pursuant to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Below is a table summarizing our outstanding options as of June 30, 2018 and December 31, 2017:

					Intrinsic
			Wtd Avg.		Value
	Number of	Wtd Avg.	Remaining		of
	Options	Exercise Price	Term	Exercisable	Options
Outstanding at December 31, 2017	1,003,836	$4.69	2.64	891,087	$1,356,188
Granted	73,440	6.32	5.00		-
Exercised	(8,667)	3.88
Forfeited/Expired	(6,000)	10.00
Outstanding at June 30, 2018	1,062,609	$4.78	2.53	943,407	$3,232,212

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MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated audited financial statements and related notes for the years ended December 31, 2017 and 2016 and our consolidated unaudited financial statements and the related notes for the six months ended June 30, 2018 and 2017 that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this prospectus.

Result of Operations

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles. The discussion of the results of our operations compares the year ended December 31, 2017 with the year ended December 31, 2016 and six months ended June 30, 2018 with the six months ended June 30, 2017 is not necessarily indicative of the results which may be expected for any subsequent periods. Our prospects should be considered in light of the risks, expenses and difficulties described in the “Risk Factors” section of this prospectus beginning on page 11 and those encountered by companies in similar positions. We may not be successful in addressing these risks and difficulties.

Comparative for the Years ended December 31, 2017 and December 31, 2016

	Year Ended December 31,
	2017	2016
Results of Operations
Revenues	2,739,439	994,265
Cost of sales	1,384,145	1,226,321
Gross profit (loss)	1,355,294	(232,056)

Selling and marketing expenses	1,421,127	713,972
Research and development expenses	181,303	343,712
General and administrative expenses	3,732,749	2,568,227
Impairment of non-marketable securities	-	50,000
Amortization and depreciation	538,761	570,247
Operating (loss)	(4,518,646)	(4,478,214)
Other Income (Expense)	-	750
Unrealized loss on investments	(450)	(2,400)
Unrealized loss on derivative liabilities	(155,027)	(2,758,488)
Loss on settlement of debt	(15,724)	(1,664,281)
Interest expense	(917,992)	(675,997)
Net (loss)	$(5,607,839)	$(9,578,630)
Deemed dividend on Series A Convertible preferred stock	-	-
Dividend on Series A Convertible preferred stock	(75,206)	(80,000)
Net loss attributable to common stockholders	$(5,683,045)	$(9,658,630)
Net (loss) per weighted average common	$(1.21)	$(0.44)

In 2017, our net loss decreased to $(5,683,045) from $(9,658,630) in 2016, primarily as a result of the following:

Revenue

For the years ended December 31, 2017 and 2016, revenue in the amount of $2,739,439 and $994,265, respectively, consisted primarily of various levels of core product sales. Revenues increased due to the execution of the Company’s business plan as well as the changes in marketing focus.

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Cost of Sales

For the years ended December 31, 2017 and 2016, cost of sales in the amount of $1,384,145 and $1,226,321, respectively, consisted primarily of sub-contracting to outside sources, direct labor and direct technology costs.

Gross Profit (Loss)

The increase in revenue and increase in sub-contracting and direct labor cost resulted in a gross profit (loss) of $1,355,294 and $(232,056) for the years ended December 31, 2017 and 2016, respectively. Gross profit increased as a result of increasing sales net with an increase in sub-contracting and direct labor costs.

Selling and Marketing Expenses

Selling and marketing expenses were $1,421,127 and $713,972 for the years ended December 31, 2017 and 2016, respectively. The increase in expenses results from staff and salary increases as we expand and grow our business lines.

Research and Development Expenses

Research and development expenses were and $181,303 and $343,712 for the years ended December 31, 2017 and 2016, respectively. Research and development expenses decreased predominantly as a result of a decrease in technology staff.

General and Administrative Expenses

General and administrative expenses were $3,732,749 and $2,568,227 for the years ended December 31, 2017 and 2016, respectively. General and administrative expenses increased as a result of added headcount, contract labor costs, and benefits.

Impairment of Non-marketable Securities

In 2016, we impaired non-marketable securities with a carrying value of $50,000.

Amortization and Depreciation

Amortization and depreciation expenses were $538,761 and $570,247 for the years ended December 31, 2017 and 2016, respectively. The decrease in expense was primarily related to a decrease in intellectual property amortization and intangibles.

Loss on change in Fair Value of Derivative Liabilities

In October 2015, 2016 and 2017, we issued warrants with embedded reset provisions. We value these derivatives each reporting period and record any change in fair market value as non-cash gains or losses. This resulted in a loss of $155,027 on change in fair value of derivative liabilities for the year ended December 31, 2017 as compared to a loss of $2,758,488 for 2016.

Loss on Settlement of Debt

In November 2017, we issued common stock in settlement of $50,000 convertible note payable and accrued interest. In connection with this issuance, we incurred a $15,724 loss on settlement.

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In April 2016, we issued common stock warrants in settlement of convertible debt and accrued interest. As such, we incurred a non-cash loss on debt settlement between the estimated fair value of the issued warrants and the carrying value of the debt and accrued interest of $1,664,281.

Interest Expense, net

Interest expense, net during the year ended December 31, 2017 was $917,992 compared to $675,997 for the year ended December 31, 2016. For 2017 and 2016, interest expense consists primarily of amortization of debt discounts and interest incurred relating to our issued notes payable.

Contracts in Process/Revenue Recognition

Under current accounting procedures, the Company only recognizes revenue on new contracts for the actual services delivered in the period under the following criteria: (i) the contract has been signed and delivered to the Company; (ii) the services have been performed or delivered; and (iii) the client has been billed for the services delivered. The Company does not record deferred revenues for new contracts until the first payment for services has been received. The Company only records accounts receivable for the amount of revenue recognized as service is rendered, even if the client has been billed for the entire contract value. The table below summarizes the amount of contract value in excess of the revenue recognized of $3,277,906, our deferred revenue of $1,233,754 and amount recognized in the amount of $2,739,439 in 2017. Contract and deferred revenues are expected to be recognized in future periods. As the Company continues to mature, the Company expects that the average term of its customer contracts will continue to increase. The Company also receives contracts for service hours but whose total contract value is uncertain. These “fee for service contracts” are recorded in the table below only if the services have been delivered and the associated revenue has been recognized.

A summary of our contracts in process is as follows:

Contracts in Process
December 31, 2017
		Revenue	Revenue Recognized	Deferred	Contract Amount in Excess of Deferred
	Contract	Recognized	12 Months Ended	Revenue	Revenue and
	Amount	prior to 2017	December 31, 2017	December 31, 2017	Recognized Revenue
Fixed Contracts	$7,858,612	$607,513	$2,739,439	$1,233,754	$3,277,906

Comparative for the Three Months ended June 30, 2018 and June 30, 2017

Results of Operations

	Three Months Ended June 30,
	2018	2017
Revenue	$1,234,897	$684,224

Cost of sales	622,645	440,033
Gross profit	612,252	244,191
Operating expenses:
Selling & marketing	576,894	337,156
Research & development	49,362	49,267
General and administrative expenses	944,428	615,528
Amortization & depreciation	137,412	147,921
Total operating expenses	1,708,096	1,149,872
Operating loss	(1,095,844)	(905,681)

Unrealized loss on derivative liabilities	-	(1,264,962)
Unrealized gain on marketable securities	1,422	-
Interest expense	(105)	(48,284)

Net loss	(1,094,527)	(2,218,927)
Deemed dividend on Series A Convertible preferred stock	(13,524)	(20,000)
Net loss attributable to common stockholders	$(1,108,051)	$(2,238,927)
Net income per common share – basic and diluted	(0.17)	(0.50)
Weighted average common shares outstanding – basic and diluted	6,471,831	4,494,859

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Revenue

For the three months ended June 30, 2018 and 2017, revenue was $1,234,897 and $684,224, respectively, consisting primarily of revenues from various levels of subscriptions and technology development. Revenues increased due to the execution of the Company’s business plan as well as the changes in marketing focus.

Cost of Sales

For the three months ended June 30, 2018 and 2017, cost of sales was $622,645 and $440,033, respectively, consisting primarily of sub-contracting to outside sources, direct labor and direct technology costs.

Gross Profit

An increase in our revenues resulted in a gross profit of $612,252 for the current period, as compared to a gross profit of $244,191 during the three months ended June 30, 2017. Gross profit increased as a result of lower implementation costs as compared to the same period in 2017.

Selling and Marketing Expenses

Selling and marketing expenses were $576,894 and $337,156 for the three months ended June 30, 2018 and 2017, respectively.  The increase resulted from the higher sales activity in 2018 as compared to 2017.

Research and Development Expenses

Research and development expenses were $49,362 and $49,267 for three months ended June 30, 2018 and 2017, respectively. Research and development expenses increased from period to period and reflect continued developments of our product.

General and Administrative Expenses

General and administrative expenses were $944,428 and $615,528 for the three months ended June 30, 2018 and 2017, respectively. General and administrative expenses increased $328,900 due primarily to higher service provider costs as compared to 2017. Stock based compensation for the three months ended June 30, 2018 was $270,722 as compared to $279,478 for the same period last year.

Amortization and Depreciation

Amortization and depreciation expenses were $137,412 and $147,921 for the three months ended June 30, 2018 and 2017, respectively. The decrease in expense was primarily related to expiring software development costs in 2017.

Gain on Change in Fair Value of Derivative Liabilities

In October 2015, 2016 and 2017, we issued warrants with an embedded reset provision requiring us to fair value the derivatives each reporting period and mark to market as a non-cash adjustment to our current period operations. This resulted in a loss of $1,264,962 on change in fair value of derivative liabilities for the three months ended June 30, 2017. The primary driver of the change in our derivative liability is our stock price. Generally, as our stock price increases, the liability increases resulting in a larger non-cash loss for the period to period change.

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On January 1, 2018, we adopted ASU 2017-11 by electing the retrospective method to the outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year. Accordingly, we are no longer required to treat as derivatives our financial instruments with embedded anti-dilutive (reset) provisions.

Interest Expense, net

Interest expense, net during the three months ended June 30, 2018 was $105 compared to $48,284 for the three months ended June 30, 2017. In 2018, we incurred interest expenses relating to our capital leases for equipment as compared to non-cash interest expense and debt discounts relating to our convertible note payable of $39,644 and $7,326 in 2017, respectively.

Comparative for the Six Months ended June 30, 2018 and June 30, 2017

Results of Operations

	Six Months Ended June 30,
	2018	2017
Revenue	$2,384,239	$1,118,731

Cost of sales	1,210,109	781,075
Gross profit	1,174,130	337,656
Operating expenses:
Selling & marketing	1,187,556	616,883
Research & development	99,029	93,969
General and administrative expenses	1,881,388	1,353,209
Amortization & depreciation	265,077	293,409
Total operating expenses	3,433,050	2,357,470
Operating loss	(2,258,920)	(2,019,814)

Unrealized loss on derivative liabilities	-	(954,189)
Unrealized gain on marketable securities	1,650	-
Interest income (expense), net	132	(48,120)

Net loss	(2,257,138)	(3,022,123)
Deemed dividend on Series A Convertible preferred stock	(27,274)	(40,000)
Net loss attributable to common stockholders	$(2,284,412)	$(3,062,123)
Net income per common share – basic and diluted	(0.35)	(0.68)
Weighted average common shares outstanding – basic and diluted	6,469,212	4,485,164

Revenue

For the six months ended June 30, 2018 and 2017, revenue was $2,384,239 and $1,118,731, respectively, consisting primarily of revenues from various levels of subscriptions and technology development.

Revenues increased due to the execution of the Company’s business plan as well as the changes in marketing focus.

Cost of Sales

For the six months ended June 30, 2018 and 2017, cost of sales was $1,210,109 and $781,075, respectively, consisting primarily of sub-contracting to outside sources, direct labor and direct technology costs.

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Gross Profit

An increase in our revenues resulted in a gross profit of $1,174,130 for the current period, as compared to a gross profit of $337,656 during the six months ended June 30, 2017. Gross profit increased as a result of lower implementation costs as compared to the same period in 2017.

Selling and Marketing Expenses

Selling and marketing expenses were $1,187,556 and $616,883 for the six months ended June 30, 2018 and 2017, respectively.  The increase resulted from the higher sales activity in 2018 as compared to 2017.

Research and Development Expenses

Research and development expenses were $99,029 and $93,969 for six months ended June 30, 2018 and 2017, respectively. Research and development expenses increased from period to period and reflect continued developments of our product.

General and Administrative Expenses

General and administrative expenses were $1,881,388 and $1,353,209 for the six months ended June 30, 2018 and 2017, respectively. General and administrative expenses increased $528,179 due primarily to higher service provider costs as compared to 2017. Stock based compensation for the six months ended June 30, 2018 was $638,025 as compared to $596,317 for the same period last year.

Amortization and Depreciation

Amortization and depreciation expenses were $265,077 and $293,409 for the six months ended June 30, 2018 and 2017, respectively. The decrease in expense was primarily related to expiring software development costs in 2017.

Gain on Change in Fair Value of Derivative Liabilities

In October 2015, 2016 and 2017, we issued warrants with an embedded reset provision requiring us to fair value the derivatives each reporting period and mark to market as a non-cash adjustment to our current period operations. This resulted in a loss of $954,189 on change in fair value of derivative liabilities for the six months ended June 30, 2017. The primary driver of the change in our derivative liability is our stock price. Generally, as our stock price increases, the liability increases resulting in a larger non-cash loss for the period to period change.

On January 1, 2018, we adopted ASU 2017-11 by electing the retrospective method to the outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year. Accordingly, we are no longer required to treat as derivatives our financial instruments with embedded anti-dilutive (reset) provisions.

Interest Income, net

Interest income, net during the six months ended June 30, 2018 was $132 compared to $(48,120) interest expense for the six months ended June 30, 2017. In 2017, we incurred non-cash interest expense and debt discount amortization related to our convertible note payable of $39,644 and $6,326, respectively.

Contracts in Process/Revenue Recognition

Under current accounting procedures, the Company only recognizes revenue on new contracts for the actual services delivered in the period under the following criteria: (i) the contract has been signed and delivered to the Company; (ii) the services have been performed or delivered; and (iii) the client has been billed for the services delivered. The Company does not record deferred revenues for new contracts until the first payment for services has been received. The Company only records accounts receivable for the amount of revenue recognized as service is rendered, even if the client has been billed for the entire contract value. The table below summarizes the amount of contract value in excess of the revenue recognized of $5,447,838, our deferred revenue of $1,697,266 and amount recognized in the amount of $2,384,239 in 2018. Contract and deferred revenues are expected to be recognized in future periods. As the Company continues to mature, the Company expects that the average term of its customer contracts will continue to increase. The Company also receives contracts for service hours but whose total contract value is uncertain. These “fee for service contracts” are recorded in the table below only if the services have been delivered and the associated revenue has been recognized.

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A summary of our contracts in process is as follows:

Contracts in Process
June 30, 2018
		Revenue	Revenue Recognized	Deferred	Contract Amount in Excess of Deferred
	Contract	Recognized	6 Months Ended	Revenue	Revenue and
	Amount	prior to 2018	June 30, 2018	June 30, 2018	Recognized Revenue
Fixed Contracts	$11,721,179	$2,191,836	$2,384,239	$1,697,266	$5,447,838

Liquidity and Capital Resources

Comparative for the Years ended December 31, 2017 and December 31, 2016

Working Capital

Our auditors, Malone Bailey LLP, have indicated in their report on the Company’s financial statements for the fiscal year ended December 31, 2017 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives.

As of December 31, 2017, the Company had cash of $1,960,430 and working capital deficit of $2,198,926, principally due to the non-cash derivative liability recorded in current liabilities. Excluding the derivative liability, the Company’s working capital would have been $785,084. In addition, the Company used actual net cash in operations of $1,622,719 during the year ended December 31, 2017. Even with a greater focus on cash revenue generation and the ongoing cost controls, the conditions described in the first paragraph, above, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company has been successful in raising capital in the past, there is no assurance that it will be successful at raising additional capital in the future. Additionally, if the Company’s plans are not achieved and/or if significant unanticipated events occur, the Company may have to further modify its business plan.

	At December 31,
	2017	2016
Current Assets	$2,134,403	$1,474,823
Current Liabilities	4,333,329	4,166,913
Working Capital (Deficit)	$(2,198,926)	$(2,692,090)

The working capital (deficit) for the years ended December 31, 2017 and 2016 was $(2,198,926) and $(2,692,090), respectively. The change in working capital was primarily due to the non-cash derivative liability recorded in current liabilities.

Cash Flows

	December 31,
	2017	2016
Net Cash (Used in) Operating Activities	$(1,622,719)	$(2,340,281)
Net Cash (Used in) Investing Activities	$(424,969)	$(42,640)
Net Cash Provided by Financing Activities	$2,598,700	$2,105,082
Increase (Decrease) in Cash	$551,012	$(277,839)

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We had cash in the amount of $1,960,430 and $1,409,418 as of December 31, 2017 and December 31, 2016, respectively.

On January 12, 2017, we entered into a Common Stock and Warrant Purchase Agreement with an investor for the issuance and sale of 357,143 shares of common stock of the Company and warrants to purchase up to an aggregate of 40,000 shares of common stock of the Company, representing $50,000 of proceeds. The warrants are exercisable at $0.25 per share for five years from the date of issuance and subject to anti-dilution protection.

On April 11, 2017, the Company issued a convertible promissory note in the principal amount of $50,000 (the “Note”) and warrant (the “Warrant”) to purchase 500,000 shares of common stock of the Company. The Note and Warrant were issued in connection with an election granted under our October 9, 2015 Note and Warrant Purchase Agreement (the “October 2015 Purchase Agreement”) whereby any investor in the October 2015 Purchase Agreement within the three-year period immediately following the initial closing date may purchase an additional note in the principal amount equal to 50% of the principal amount of the initial note purchased by such investor at previous closings and an additional warrant with an aggregate exercise price equal to such investor’s the principal amount of such additional note.

The Note bears interest at 10% and matures the earlier of October 9, 2018 or after the occurrence of an event of default (as defined in the Note). In the event of any conversion, all interest shall also be converted into equity and shall not be payable in cash.

On September 29, 2017, the Company entered into a Common Stock Purchase Agreement (the “September 2017 Purchase Agreement”) with certain investors for the issuance and sale of up to 500,000 shares of common stock of the Company (the “Common Stock” or “Shares”) at a purchase price of $3.50 per share. As of December 31, 2017, the Company had received proceeds, net of costs, of $1,500,000.

On October 11, 2017, the Company entered into a Second Amendment to the Note and Warrant Purchase Agreement (the “Purchase Agreement Amendment”) and an Omnibus Amendment to Common Stock Warrants (the “Warrant Amendment”), which collectively amended that certain Note and Warrant Purchase Agreement dated as of October 9, 2015 (the “Original Agreement”) and the warrants previously issued thereunder (the “Original Agreement Warrants”) to, among other things, provide for a period to exercise the Original Agreement Warrants at a discount.

In November 2017, the Company issued convertible promissory notes in aggregate of $812,500 and warrants to acquire 325,000 shares of the Company’s common stock at $1.75 per share for five years under terms described above. The notes were immediately converted into 483,631 shares of the Company’s common stock at a conversion rate of $1.68 per share and certain of the warrants were exercised for 30,000 shares of the Company’s common stock at $1.75 per share for net proceeds of $52,500.

In November and December 2017, the Company issued an aggregate of 90,000 shares of its common stock upon exercise of previously issued warrants for net proceeds of $157,500, at an amended exercise price of $1.75 per share.

Comparative for the Six Month ended June 30, 2018 and December 31, 2017

Working Capital

	At June 30,	At December 31,
	2018	2017
Current Assets	$1,069,518	$2,134,403
Current Liabilities	1,819,859	4,333,329
Working Capital (Deficit)	$(750,341)	$(2,198,926)

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The working capital (deficit) (current liabilities in excess of current assets) for the periods ended June30, 2018 and December 31, 2017 was $(750,341) and $(2,198,926) respectively. The increase in working capital was primarily due to increase in our accounts receivable of $151,916, in our deferred costs of $61,221, elimination of liability treatment of our previously issued anti-dilutive warrants of $2,984,010 and a decrease in accounts payable and accrued expenses of $6,940, net with increases in our deferred revenue of $463,512 and short term portion of our capital leases of $19,110. In addition, the Company used actual net cash in operations of $1,094,896 during the six months ended June 30, 2018.

On August 6, 2018, the Company sold 992,000 shares of its common stock at $6.25 per share for net proceeds of $5,547,635, after costs and expenses of $652,365. In addition, the Company has received common stock subscriptions for 8,000 shares of its common stock at a sales price of $6.25 per share for net proceeds of $48,000, after costs and expenses of $2,000. It is anticipated that the Company has cash sufficient to fund operations for the next twelve months.

Cash Flows

	For the Six months ended
	June 30,
	2018	2017

Net Cash (Used in) Operating Activities	$(1,094,896)	$(1,021,316)
Net Cash (Used in) Investing Activities	(184,490)	(67,225)
Net Cash (Used in) Provided by Financing Activities	(1,454)	88,000
Decrease in Cash	$(1,280,840)	$(1,000,541)

We had cash in the amount of $679,590 and $1,960,430 as of June 30, 2018 and December 31, 2017, respectively.

We may raise additional capital through the sale of equity or debt securities or borrowings from financial institutions or third parties or a combination of the foregoing. Capital raised will be used to implement our business plan, grow current operations, make acquisitions or start new vertical businesses among some of the possible uses.

Critical Accounting Policies and Estimates

The following discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. The preparation of financial statements in accordance with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the amounts reported in our financial statements. The financial statements include estimates based on currently available information and our judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Among the significant judgments made by management in the preparation of our financial statements are the following:

Revenue Recognition

We recognize revenue when delivery of the promised goods or services is transferred to its customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services.

Certain SaaS are prepared and invoiced on an annual basis. Any funds received for services not yet provided are held in deferred revenue and recorded as revenue when earned.

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Effective January 1, 2018, we adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. We adopted the standard using the modified retrospective approach effective January 1, 2018.

The most significant impact of the standard relates to capitalizing costs to acquire contracts, which have historically been expensed as incurred. As of December 31, 2017, our sales commission plans have included multiple payments, including initial payments in the period a customer contract is obtained and deferred payments over the life of the contract as future payments are collected from the customers. Under the standard, only the initial payment is subject to capitalization as the deferred payments require a substantive performance condition of the employee. These initial commission payments are now capitalized in the period a customer contract is obtained and payment is received; and will be amortized consistent with the transfer of the goods or services to the customer over the expected period of benefit. The expected period of benefit is the contract term, except when the commission payment is expected to provide economic benefit to us for a period longer than the contract term, such as for new customer or incremental sales where renewals are expected and renewal commissions are not commensurate with initial commissions. Such commissions are amortized over the greater of contract term or technological obsolescence period when the underlying contracted products are technology-based, such as for the SaaS-based platforms, or the expected customer relationship period when the underlying contracted products are not technology-based, such as for patient experience survey products. Upon adoption of Topic 606, the Company reclassified $80,153 from equity previously expensed commissions to deferred assets effective January 1, 2018. Deferred Revenue increased to $1,697,266 at June 30, 2018 as compared to $1,233,754 at December 31, 2017 due to cash received of $2,172,458 less revenue recognized of $1,708,946.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of our stock, stock-based compensation, debt discounts and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Stock-Based Compensation

We measure the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by us in the same expense classifications in the consolidated statements of operations, as if such amounts were paid in cash.

Derivative Instrument Liability

We account for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedging relationships and the types of relationships designated are based on the exposures hedged. At June 30, 2018 and December 31, 2017, we did not have any derivative instruments that were designated as hedges.

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Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. We record an estimated valuation allowance on our deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized. We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Seasonality

We do not have a seasonal business cycle.  Our revenues and operating profits are generally derived evenly throughout the months of the year.

Climate Change

We do not believe there is anything unique to our business which would result in climate change regulations having a disproportional effect on us as compared to U.S. industry overall.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2017 and 2016 or on the six months ended June 30, 2018 and 2017. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

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SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below may use this prospectus for the resale of shares of common stock being registered hereunder, although no Selling Stockholder is obligated to sell any such shares. Of the 2,322,925 shares of common stock offered by this prospectus, all shares of common stock are outstanding as of the date hereof. The table below sets forth information as of August 23, 2018 to reflect the sale of shares being offered by the Selling Stockholders.

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3(d) promulgated by the Securities Exchange Act pursuant to which a Selling Stockholder is deemed to have beneficial ownership of any shares of common stock that such stockholder has the right to acquire within 60 days of August 23, 2018. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Stockholder has had any material relationship with us or our predecessors or affiliates during the last three years. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. Unless otherwise, noted, none of the Selling Stockholders are or were broker-dealers or are or were affiliated with broker-dealers. See our discussion entitled “Plan of Distribution” for further information regarding the method of distribution of these shares.

We are not able to estimate the number of shares that will be held by the Selling Stockholders after the completion of this offering because the Selling Stockholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

The information provided in the table and discussions below has been obtained from the Selling Stockholders. The Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, “Selling Stockholders” includes the person or persons listed in the table below, and the donees, pledgees, transferees or other successors in interest Selling Stockholders of our common stock received from the named Selling Stockholders as a gift, pledge, distribution or other non sale-related transfer.

	Ownership Before Offering					Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned (1)		Percentage of common Stock beneficially owned (1) (2)	Number of shares offered		Number of shares of common stock beneficially owned (1)		Percentage of common Stock beneficially owned (1) (2)
James Baker	4,800	(3)	*	4,800	(3)	-		*
Timothy J. Lilly	4,000	(4)	*	4,000	(4)	-		*
J. Scott Liolios	16,000	(5)	*	16,000	(5)	-		*
Bradley Silver	4,000	(6)	*	4,000	(6)	-		*
Marathon Micro Fund LP	80,000	(7)	1.07%	80,000	(7)	-		*
Michael Guzman	4,000	(8)	*	4,000	(8)	-		*
Salomon Kamalodine	8,000	(9)	*	8,000	(9)	-		*
Manatuck Hill Scout Fund, LP	28,800	(10)	*	28,800	(10)	-		*
Manatuck Hill Navigator Master Fund, LP	11,200	(11)	*	11,200	(11)	-		*
Michael Frank IRA	20,000	(12)	*	20,000	(12)	-		*
Pleiades Investment Partners-HC, L.P.	90,400	(13)	1.21%	90,400	(13)	-		*
Nova Equity Trading LLC (f/k/a Perilune Orbital Sciences LLC)	24,800	(14)	*	24,800	(14)	-		*
Harspring Capital, LP	124,800	(15)	1.67%	124,800	(15)	-		*
Pegasus Capital II, L.P.	100,000	(16)	1.35%	80,000	(17)	20,000	(18)	*
B. Riley FBR, Inc.	235,200	(19)	3.14%	235,200	(19)	-		*
Alan Geller	96,100	(20)	1.28%	40,000	(21)	56,100	(22)	*
Gordon Holmes	38,560	(23)	*	8,000	(24)	30,560	(25)	*
Jeffrey Tarrant Revocable Trust u/a dated 12/4/2017	32,000	(26)	*	32,000	(26)	-		*
CSB IV US Holdings, LLC (27)	962,505	(28)	12.32%	16,000	(29)	946,505	(30)	12.12%
HZ Investments Family LP (31)	174,446	(32)	2.30%	10,400	(33)	164,046	(34)	2.16%
Todd Bankofier (35)	92,810	(36)	1.23%	1,600	(37)	91,210	(38)	1.21%
Anthony Coelho (39)	77,704	(40)	1.03%	4,000	(41)	73,704	(42)	*
St. Croix Trust	40,000	(43)	*	40,000	(43)	-		*
Paul Padda Law PLLC	34,287	(44)	*	34,287	(44)	-		*
Daniel Shamoon	323,675	(45)	4.33%	32,000	(46)	291,675	(47)	4.00%
Sero Capital LLC	2,584,598	(48)	30.74%	1,031,132	(49)	1,596,324	(50)	20.77%
Ernest W. Purcell (51)	490,536	(52)	6.39%	32,000	(53)	458,536	(54)	5.98%
Ryan Schaper	8,000	(55)	*	8,000	(55)	-		*
Seth Kaplan	59,445	(56)	*	12,441	(57)	47,004	(58)	*
Charles Cagnon	83,024	(59)	1.11%	12,441	(60)	70,583	(61)	*
Cory Armand	44,881	(62)	*	24,881	(63)	20,000	(64)	*
Greg McCabe	332,573	(65)	4.43%	137,144	(66)	195,429	(67)	2.61%
MEL Capital, LLC	34,287	(68)	*	34,287	(68)	-		*
Benjamin Paul Barton	8,572	(69)	*	8,572	(69)	-		*
Clifford Alan Barton II	8,572	(70)	*	8,572	(70)	-		*
David Moradi	406,756	(71)	5.44%	24,881	(72)	381,875	(73)	5.11%
Alan Geller Revocable Trust dated 12/13/17	34,287	(74)	*	34,287	(74)	-		-

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* Less than 1%

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of August 23, 2018, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 7,487,775 shares of common stock outstanding as of August 23, 2018.

(3)	Comprised of 4,800 shares of common stock. The selling stockholder is an employee of B. Riley FBR, Inc. and may be deemed an affiliate of a broker-dealer. The selling stockholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

(4)	Comprised of 4,000 shares of common stock. The selling stockholder is an employee of B. Riley FBR, Inc. and may be deemed an affiliate of a broker-dealer. The selling stockholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

(5)	Comprised of 16,000 shares of common stock.

(6)	Comprised of 4,000 shares of common stock. The selling stockholder is an employee of B. Riley FBR, Inc. and may be deemed an affiliate of a broker-dealer. The selling stockholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

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(7)	Comprised of 80,000 shares of common stock. We have been advised by the selling stockholder that Marathon Micro Partners LLC, the general partner of the selling stockholder, exercises voting and dispositive power over the shares. James G. Kennedy and Angus Burton control Marathon Micro Partners LLC.

(8)	Comprised of 4,000 shares of common stock. The selling stockholder is an employee of B. Riley FBR, Inc. and may be deemed an affiliate of a broker-dealer. The selling stockholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

(9)	Comprised of 8,000 shares of common stock. The selling stockholder is an employee of B. Riley FBR, Inc. and may be deemed an affiliate of a broker-dealer. The selling stockholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

(10)	Comprised of 28,800 shares of common stock. We have been advised by the selling stockholder that Mark Broach has voting and dispositive control over the shares.

(11)	Comprised of 11,200 shares of common stock. We have been advised by the selling stockholder that Mark Broach has voting and dispositive control over the shares.

(12)	Comprised of 20,000 shares of common stock held in the selling stockholder’s IRA. The selling stockholder is an employee of B. Riley FBR, Inc. and may be deemed an affiliate of a broker-dealer. The selling stockholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

(13)	Comprised of 90,400 shares of common stock. We have been advised by the selling stockholder that Harry Gail has voting and dispositive control over the shares.

(14)	Comprised of 24,800 shares of common stock. We have been advised by the selling stockholder that Harry Gail has voting and dispositive control over the shares.

(15)	Comprised of 124,800 shares of common stock. We have been advised by the selling stockholder that Harry Gail has voting and dispositive control over the shares.

(16)	Comprised of 100,000 shares of common stock. We have been advised by the selling stockholder that Mark Lanier has voting and dispositive control over the shares.

(17)	Comprised of 80,000 shares of common stock.

(18)	Comprised of 20,000 shares of common stock.

(19)	Comprised of 235,200 shares of common stock. We have been advised by the selling stockholder that Bryant R. Riley has voting and dispositive control over the shares. The selling stockholder is a broker-dealer. The selling stockholder did not receive the shares as compensation for investment banking services. The selling stockholder did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

(20)	Comprised of 96,100 shares of common stock.

(21)	Comprised of 40,000 shares of common stock.

(22)	Comprised of 56,100 shares of common stock.

(23)	Comprised of 38,560 shares of common stock.

(24)	Comprised of 8,000 shares of common stock.

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(25)	Comprised of 30,560 shares of common stock.

(26)	Comprised of 32,000 shares of common stock. We have been advised by the selling stockholder that Jeffrey Tarrant has voting and dispositive control over the shares.

(27)	Dr. Carr Bettis, our Executive Chairman/Chairman of the Board and Director has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(28)	Comprised of (i) 508,988 shares of common stock and warrants to purchase 11,680 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018; (ii) 50,000 shares of common stock, options to purchase 140,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and warrants to purchase 149,705 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 held by Dr. Carr Bettis, the beneficial owner of CSB IV US Holdings, LLC; (iii) 18,600 shares of common stock held by Carr Bettis IRA, an entity along with CSB IV US Holdings, LLC that is beneficially owned by Dr. Carr Bettis; and (iv) 54,856 shares of common stock, warrants to purchase 1,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 26,801 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and accrued dividends held by J. Carr & Stephanie V. Bettis Revocable Trust, Dated 1/1/03, an entity along with CSB IV US Holdings, LLC that is beneficially owned by Dr. Carr Bettis.

(29)	Comprised of 16,000 shares of common stock.

(30)

Comprised of (i) 492,988 shares of common stock and warrants to purchase 11,680 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018; (ii) 50,000 shares of common stock, options to purchase 140,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and warrants to purchase 149,705 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 held by Dr. Carr Bettis, the entity deemed the beneficial owner of CSB IV US Holdings, LLC; (iii) 18,600 shares of common stock held by Carr Bettis IRA, an entity along with CSB IV US Holdings, LLC that is beneficially owned by Dr. Carr Bettis; and (iv) 54,856 shares of common stock, warrants to purchase 1,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 26,801 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and accrued dividends  held by J. Carr & Stephanie V. Bettis Revocable Trust, Dated 1/1/03, an entity along with CSB IV US Holdings, LLC that is beneficially owned by Dr. Carr Bettis.

(31)	Alexandre Zyngier, one of our directors, has sole voting and dispositive power over the securities held for the account of HZ Investments Family LP.

(32)	Comprised of (i) 10,400 shares of common stock held by HZ Investments Family LP, of which Alexandre Zyngier has sole voting and dispositive power, (ii) 50,046 shares of common stock, warrants to purchase 40,000 of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and options to purchase 70,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 held by Equity Trust Custodian, FBO Alexandre Zyngier IRA and (iii) warrants to purchase 4,000 of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 held by Research Agency Inc. an entity for which Alexandre Zyngier is deemed the beneficial owner.

(33)	Comprised of 10,400 shares of common stock.

(34)

Comprised of (i) 50,046 shares of common stock, warrants to purchase 40,000 of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and options to purchase 70,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 held by Equity Trust Custodian, FBO Alexandre Zyngier IRA and (ii) warrants to purchase 4,000 of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 held by Research Agency Inc. an entity for which Alexandre Zyngier is deemed the beneficial owner.

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(35)	Todd Bankofier is our Chief Executive Officer.

(36)	Comprised of 12,010 shares of common stock, warrants to purchase 800 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and options to purchase 80,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(37)	Comprised of 1,600 shares of common stock.

(38)	Comprised of 10,410 shares of common stock, warrants to purchase 800 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and options to purchase 80,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(39)	Anthony Coelho is one of our directors.

(40)	Comprised of 9,704 shares of common stock and options to purchase 68,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(41)	Comprised of 4,000 share of common stock.

(42)	Comprised of 5,704 shares of common stock and options to purchase 68,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(43)	Comprised of 40,000 shares of common stock. We have been advised by the selling stockholder that Paul Padda has voting and dispositive control over the shares.

(44)	Comprised of 28,572 shares of common stock and of warrants to purchase 5,715 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018. We have been advised by the selling stockholder that Paul Padda has voting and dispositive control over the shares.

(45)	Comprised of 276,725 shares of common stock and warrants to purchase 46,950 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(46)	Comprised of 32,000 shares of common stock.

(47)	Comprised of 244,725 shares of common stock and of warrants to purchase 46,950 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(48)

Comprised of 1,656,740 shares of common stock and warrants to purchase 927,858 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018. We have been advised by the selling stockholder that David Moradi has voting and dispositive control over the shares.

(49)	Comprised of 693,274 shares of common stock and warrants to purchase 337,858 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(50)	Comprised of 963,466 shares of common stock and warrants to purchase 632,858 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018. We have been advised by the selling stockholder that David Moradi has voting and dispositive control over the shares.

(51)	Ernest W. Purcell is one of our Directors.

(52)

Comprised of (i) 239,201 shares of common stock, warrants to purchase 47,200 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018, options to purchase 120,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 26,801 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and (ii) 57,334 shares of common stock held by Ernest W. Purcell & Anne M. Purcell JTTENN, an entity for which Mr. Purcell is deemed the beneficial owner.

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(53)	Comprised of 32,000 shares of common stock.

(54)

Comprised of (i) 207,201 shares of common stock, warrants to purchase 47,200 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018, options to purchase 120,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 26,801 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and (ii) 57,334 shares of common stock held by Ernest W. Purcell & Anne M. Purcell JTTENN, an entity for which Mr. Purcell is deemed the beneficial owner.

(55)	Comprised of 8,000 shares of common stock.

(56)	Comprised of 56,245 shares of common stock and warrants to purchase 3,200 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(57)	Comprised of 12,441 shares of common stock.

(58)	Comprised of 43,804 shares of common stock and warrants to purchase 3,200 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(59)	Comprised of 81,424 shares of common stock and warrants to purchase 1,600 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(60)	Comprised of 12,441 shares of common stock.

(61)	Comprised of 68,983 shares of common stock and warrants to purchase 1,600 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(62)	Comprised of 44,881 shares of common stock.

(63)	Comprised of 24,881 shares of common stock.

(64)	Comprised of 20,000 shares of common stock.

(65)	Comprised of 301,715 shares of common stock and warrants to purchase 30,858 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(66)	Comprised of 114,286 shares of common stock and warrants to purchase 22,858 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(67)	Comprised of 187,429 shares of common stock and warrants to purchase 8,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(68)	Comprised of 28,572 shares of common stock and warrants to purchase 5,715 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(69)	Comprised of 7,143 shares of common stock and warrants to purchase 1,429 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(70)	Comprised of 7,143 shares of common stock and warrants to purchase 1,429 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(71)	Comprised of 155,169 shares of common stock, warrants to purchase 117,584 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 134,003 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock and accrued dividends.

(72)	Comprised of 24,881 shares of common stock.

(73)	Comprised of 130,288 shares of common stock, warrants to purchase 117,584 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 134,003 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock and accrued dividends.

(74)	Comprised of 28,572 shares of common stock and warrants to purchase 5,715 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018. We have been advised by the selling stockholder that Alan Geller has voting and dispositive control over the shares.

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EXECUTIVE OFFICERS AND DIRECTORS

The following information is as of August 23, 2018 with respect to those persons who are serving as our directors and executive officers.

Name	Age	Director/Position
Dr. Carr Bettis	55	Executive Chairman/Chairman of the Board, and Director
Todd Bankofier	58	Chief Executive Officer
Sean Bradley	37	President, Chief Technology Officer, and Co-Founder
Anthony Coelho	75	Director
Ernest Purcell	67	Director
Alexandre Zyngier	48	Director

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he was employed.

Dr. Carr Bettis. Dr. Bettis has served as a director of ours since December 2012, and previously served as a director of ours from July 2007 to April 2010. Dr. Bettis has served as Executive Chairman/Chairman of the Board since March 2015. Dr. Bettis founded and has been the Chief Architect of numerous financial technology innovations and businesses over the last 15 years that have been acquired by Merrill Lynch, Thomson Financial, Primark/Disclosure and Advanced Equities/Greenbook Financial. From 1996 to 2011, Dr. Bettis was the Chairman and Founder of Gradient Analytics, one of the largest independent equity research firms in the United States. He has served as Chairman and Co-Founder of Verus Analytics, a quantitative analytics and financial technology firm since 1996. He also serves on the board of directors of Symbolic IO, a New Jersey founded technology company. Since 2007, he has also managed his family’s private equity portfolio via his firm, Fathom Lab. Dr. Bettis is a former tenured professor and maintains a clinical-affiliation with Arizona State University as Research Professor of Finance at the W.P. Carey School of Business. He is frequently cited in national and international financial media. His research has been published in academic and professional journals such as the Journal of Financial Economics, Review of Financial Studies, Journal of Financial and Quantitative Analysis, and the Financial Analyst Journal. Dr. Bettis holds undergraduate degrees in finance and accounting, and received his Ph.D. from Indiana University in 1992. We believe that Dr. Bettis’ extensive education and background in finance makes him qualified to serve as our Executive Chairman/Chairman of the Board and as a director.

Todd Bankofier. Mr. Bankofier was a principal in Fairmont Capital Group (FCG) from 2008 until 2015. Mr. Bankofier was responsible for day-to-day oversight of multiple asset holdings, including turn around strategic planning, revenue generation, technology evolution, operational effectiveness and public relations for all FCG entities. Mr. Bankofier served as General Manager of Ensynch, which was at the time one of Arizona’s largest Information Technology services companies. He was President and CEO of the Arizona Technology Council (ATC) from 2002 to 2006. Before joining the ATC, he spent four years as Vice President of National Sales for XO Communications, a national telecommunications company, where he managed a national sales team to four years of record sales growth for that company. Mr. Bankofier also served in Washington, D.C. for four years as a lobbyist for the Department of Energy and served as Chief of Staff for Maricopa County Supervisor, Jim Bruner. He serves on the Advisory Board of Mutual of Omaha Bank, and he has served on the Arizona Governor’s Council for Innovation and Technology. He received a gubernatorial appointment to the State Board of Education (1998-2002). We believe that Mr. Bankofier’s extensive experience in leadership roles in technology companies makes him qualified to serve as our Chief Executive Officer.

Sean Bradley. Mr. Bradley has been involved with us from our founding in 2005 to the present and has served as Secretary since April 2010, as Vice President from April 2010 to April 2015, as a director from August 2012 to June 2014, and as Chief Technology Officer since August 2012, and as President since April 2015. Mr. Bradley has co-founded several technology companies, including Kino Digital, LLC, and Kino Communications, LLC, from 1999-2005. Over the past ten years, he has led an international team of software developers, has produced global webcasting technologies, and planned, designed and managed the fulfillment of intellectual property assets, including the next generation mobile marketing solutions for industry leading Hipcricket. In the past, Mr. Bradley was chief architect of AdLife, BoomBox® Video and Audio Platforms for Augme Technologies, Inc. Mr. Bradley is proficient in several programming and web development languages and has engineered online communications systems for IBM, General Dynamics, Avnet and many others. In 2005, he was recognized by Arizona State’s WP Carey School of Business as a leader in his field for work he completed for the Arizona Department of Health and Human Services.

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Mr. Bradley is a former managing member of Bradley Brothers, LLC, an Arizona-based investment company. We believe that Mr. Bradley’s extensive education and background in business and technology make him qualified to serve as our President, Chief Technology Officer and Secretary. In 2003, Mr. Bradley obtained his BA from Arizona International College at the University of Arizona, graduating summa cum laude and with highest academic distinction for all eight undergraduate semesters.

Anthony Coelho. Mr. Coelho has served as a director since June 2014. Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989, where he authored the Americans With Disabilities Act (ADA). After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm in New York and became President and CEO of Wertheim Schroder Financial Services from 1990 to 1995. From 1995 to 1997, he served as Chairman and CEO of an education and training technology company that he established and subsequently sold. In 1998, President Clinton appointed him as the U.S. Commissioner General for the World’s Fair in Lisbon, Portugal. He served as general chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000. Since 1997, Mr. Coelho has worked independently as a business and political consultant. Mr. Coelho also served as Chairman of the President’s Committee on Employment of People with Disabilities from 1994 to 2001. He previously served as Chairman of the Board of the Epilepsy Foundation and Chairman of the Board for the American Association For People With Disabilities. Mr. Coelho has served on a number of boards, including Circus, Warren Resources, Kaiser Resources and Cyberonics. Since 1991, he has been a member of the board of Service Corporation International, a publicly traded company as its Lead Director. Mr. Coelho earned a Bachelor of Arts degree in Political Science from Loyola Marymount University in 1964. We believe that Mr. Coelho’s political acumen and contacts as well as his extensive executive, financial and business experience makes him qualified to serve as a director.

Ernest Purcell. Mr. Purcell has served as a director since March 2014. Mr. Purcell has more than three decades of experience in the financial services and advisory industries and has been involved in providing fairness and solvency opinions on numerous U.S. and European transactions. He has technical expertise in financial due diligence, strategic business valuation, financial restructurings and divestitures. From 1997 to December of 2017 Mr. Purcell was employed by Houlihan Lokey, Inc., where he served as a Senior Managing Director, a member of the Board of Directors of their U.S. parent as well as their European and Asian subsidiaries, and the Head of International Financial Advisory Services. Houlihan Lokey is an international investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and valuation. The firm serves corporations, institutions, and governments worldwide with offices in the United States, Europe, and Asia. Mr. Purcell was based in Houlihan Lokey’s Miami office, having returned to the U.S. after serving more than six years in the London office and officially retired from the firm at the end of 2017. With significant experience in the valuation of securitized vehicles and structured investment vehicles, Mr. Purcell has advised numerous hedge fund and private equity sponsors on the valuation of their portfolio assets. He has structured, negotiated, and closed complex financial and capital transactions in many industries, including transportation, financial services, telecommunications, energy, aviation, consumer products and industrial products. From 1989 to 1996, Mr. Purcell served in a number of positions with Valuemetrics, Inc. / VM Equity Partners, where he specialized in the valuation of publicly owned and privately held companies, strategic financial planning, and bankruptcy analysis. Mr. Purcell earned bachelor’s degree in Economics and Finance from the University of Florida in 1973 and earned his MBA, with concentrations in Finance and Statistics, from the University of Chicago. Mr. Purcell serves on the Board of Directors of Pendleton Square Holdings, the parent of Pendleton Square Trust Company, a Tennessee chartered trust company. He is a member of the Institute of Directors, British American Business and the Corporate Development Association. He is also a member of the Valuation Special Interest Group of the Institute of Chartered Financial Accountants in England and Wales, the Society of Share and Business Valuers, and the Business Valuation Association. We believe that Mr. Purcell’s extensive education and background in finance makes him qualified to serve as a director.

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Alexandre Zyngier. Mr. Zyngier has served as a director since September 2015. Mr. Zyngier founded Batuta Advisors in 2013 to pursue high return investment opportunities in the distressed and turnaround sectors. Mr. Zyngier has over 20 years of investment, strategy, and operating experience. He is currently a director of GT Advanced Technologies and Atari SA. Mr. Zyngier has worked as a Portfolio Manager, investing in public and private opportunities, at Alden Global Capital, Goldman Sachs & Co. and Deutsche Bank Co. He was also a strategy consultant at McKinsey & Company and a technical brand manager at Procter & Gamble. Mr. Zyngier holds an MBA in Finance and Accounting from the University of Chicago and a BSc. in Chemical Engineering from UNICAMP in Brazil. We believe that Mr. Zyngier’s extensive education and background in finance and strategy makes him qualified to serve as a director.

All of our directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Our officers are appointed by our board of directors and hold office until their death, resignation or removal from office.

Family Relationships

There are no family relationships among our directors or executive officers.

Code of Business Conduct and Ethics

The Company maintains a Code of Business Conduct and Ethics applicable to all directors, officers and other employees of the Company. The Code of Business Conduct and Ethics is available without charge upon request in writing to AudioEye, Inc. at 5210 E. Williams Circle, Suite 750, Tucson, AZ 85711 Attention: Operations. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, on our website or in filings under the Exchange Act as required by applicable law.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Anthony Coehlo, Ernest Purcell and Alexandre Zyngier do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NASDAQ. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Audit Committee

Our audit committee is currently comprised of Messrs. Anthony Coehlo, Ernest Purcell and Alexandre Zyngier. Our board of directors has determined that Messrs. Coehlo, Purcell and Zyngier satisfy the “independence” requirements of the NASDAQ and the Exchange Act. Mr. Purcell is the chairman of our audit committee and qualifies as an audit financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K, based on his extensive experience as an investment banker analyzing and evaluating financial statements. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	selecting the independent registered public accounting firm, pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm and approving the fees for the independent registered public accounting firm;

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•	reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	reviewing our financial statements and our critical accounting policies and estimates;

•	overseeing compliance with our Code of Business Conduct and Ethics;

•	reviewing related party transactions; and

•	pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ.

Compensation Committee

Our compensation committee is currently comprised of Messrs. Anthony Coehlo, Ernest Purcell and Alexandre Zyngier, each of whom meets the requirements for independence under the listing standards of the NASDAQ and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3.  Our compensation committee is responsible for, among other things:

•	reviewing, approving, and determining, or making recommendations to our Board of Directors regarding, the compensation of our executive officers, including our CEO;

•	administering our equity compensation plans;

•	reviewing, approving, and administering incentive compensation and equity compensation plans; and

•	making recommendations regarding non-employee director compensation to our full Board of Directors.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Messrs. Anthony Coehlo, Ernest Purcell and Alexandre Zyngier, each of whom meets the requirements for independence under the listing standards of the NASDAQ and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating, and selecting, or making recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees;

•	overseeing the evaluation the performance of our Board of Directors and of individual directors;

•	overseeing our corporate governance practices; and

•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NASDAQ.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation paid to the following persons:

(a)   our principal executive officer;

(b)  each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2017; and

(c)   up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2017, who we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officer, whose total compensation did not exceed $100,000 for the respective fiscal year:

								Non-Equity		Change in Pension Value and
				Stock		Option/Warrant		Incentive Plan		Nonqualified Deferred	All Other
Name and Principal		Salary	Bonus	Awards		Awards		Compensation		Compensation	Compensation	Total
Position	Year	($)	($)	($)		($)		($)		Earnings	($)	($)
Dr. Carr Bettis	2017	$87,499	-	287,355	(1)	$268,300	(2)	$-		-	-	$643,154
Executive Chairman,	2016	$-	-	72,917	(3)	$178,903	(4)	$14,580	(5)	-	-	$266,400
Chairman and Director

Todd Bankofier	2017	$177,867	-	41,250	(6)	$268,300	(7)	-		-	-	$487,417
Chief Executive Officer	2016	$139,721	-	-		$24,451	(8)	-		-	-	$164,172

Sean Bradley	2017	$149,085	-	41,250	(9)	$201,225	(10)	-		-	-	$391,560
President, Chief Technology	2016	$151,202	-	-		$38,752	(11)	-		-	-	$189,954
Officer, Vice President, Secretary

(1)	Dr. Carr Bettis stock awards were comprised of (i) modifications to previously granted 2016 restricted stock awards for an aggregate of 34,105 common shares resulting a re-pricing and vesting differences of $67,765, (ii) a restricted stock award granted for 16,092 common shares on February 23, 2017, vesting immediately, with a fair market value of $66,379, (iii) a restricted stock award granted for 26,600 common shares on June 22, 2017, vesting on July 1,2018, with a fair market value of $109,725 and (iv) a restricted stock award granted for 10,542 common shares on June 22, 2017, vesting on July 1, 2017, with a fair market value of $43,486.

(2)	Dr. Carr Bettis’s previously granted 80,000 performance based options in 2016 were deemed fully vested at December 31, 2017 with a market value at modification date of $268,300.

(3)	Dr. Carr Bettis was granted a restricted stock award with performance based vesting and compensation of $72,917.

(4)	Dr. Carr Bettis was granted 20,000 options on January 4, 2016 with a total market value of $9,018 at grant date, 250,000 warrants on January 5, 2016 with a total market value of $29,876 at grant date; 20,000 warrants on February 29, 2016 with a total market value of $28,058 at grant date; 13,920 warrants on April 15, 2016 with a total market value of $43,750 at grant date; 15,785 warrants on July 15, 2016 with a total market value of $43,750 at grant date; 80,000 performance based units on January 1, 2016 with a total market value at grant date of $24,451.

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(5)	Dr. Carr Bettis was entitled to $87,497 in compensation for the period July 1 to December 31, 2016. He has been granted restricted stock units with a value of $72,917 for that period. The difference of $14,580 is a liability of the Company.

(6)	Todd Bankofier’s previously granted 2016 restricted stock award for of 10,000 common shares was modified in 2017 resulting a re-pricing and vesting difference of $41,250.

(7)	Todd Bankofier’s previously granted 80,000 performance based options in 2016 were deemed fully vested at December 31, 2017 with a market value at modification date of $268,300.

(8)	Todd Bankofier was granted 80,000 performance based units on January 1, 2016 with a total market value at grant date of $24,451.

(9)	Sean Bradley’s previously granted 2016 restricted stock award for of 10,000 common shares was modified in 2017 resulting a re-pricing and vesting difference of $41,250.

(10)	Sean Bradley’s previously granted 60,000 performance based options in 2016 were deemed fully vested at December 31, 2017 with a market value at modification date of $268,300.

(11)	Sean Bradley was granted 6,000 options on January 4, 2016 with a market value of $2,706 at grant date; 49,715 options on April 15, 2016 with a market value of $6,250 at grant date; 2,255 options on July 15, 2016 with a market value of $6,250 at grant date; 2,464 options on October 15, 2016 with a market value of $5,209 at grant date and performance based units on January 1, 2016, with a total market value of $18,337 at grant date.

Agreements with Executive Officers and Change-In-Control Arrangements

Our objective is to align the compensation of our senior executives with long term value creation for our stockholders. As such, we use certain performance goals to determine the number of shares that they are eligible to receive each year.

Dr. Carr Bettis. Pursuant to an Executive Employment Agreement, Dr. Carr Bettis is employed as our Executive Chairman. The term of the Executive Employment Agreement is one year commencing July 1, 2017, terminable at will by either us or Dr. Bettis and subject to extension upon mutual agreement. He is to receive a base annual salary of $175,000 during the employment period. He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Dr. Bettis. The number of shares that vest under the performance options are determined based upon the company’s and Dr. Bettis (as applicable) performance compared to performance goals described below.

The compensation committee established a target number of shares of 80,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Dr. Bettis, as applicable. Subject to the share price condition, 50% of the target award will be earned by Dr. Bettis at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Dr. Bettis shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) targeted cash contract bookings (as to 33.33%); (b) targeted net operating cash flow (as to 33.33%); (c) board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $5.00 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date. . Effective December 31, 2017, the vesting terms of these options were modified whereby they became fully vested on December 31, 2017. All other option terms remained the same. The incremental increase in the fair value of the options on the date of modification was determined using the Black-Scholes Option Pricing Model and was recognized immediately as compensation expense.

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On December 7, 2016, the Company’s board of directors following consideration of the report prepared by Farient Advisors LLC approved an extension to and modification of the existing employment contract with Dr. Carr Bettis, as well as the grant of certain equity awards to Dr. Bettis under the Company’s 2016 Incentive Compensation Plan. To best preserve the Company’s limited cash resources, the Employment Contract provides generally that Dr. Bettis’s base compensation is paid in the form of Restricted Stock Units (RSUs).

In its December 7, 2016 action by written consent, the Company’s board of directors following consideration of the report prepared by Farient Advisors LLC approved an award of RSUs to Dr. Bettis in consideration of services Dr. Bettis rendered subsequent to June 30, 2016. The number of Employment Contract RSUs awarded was 24,105, which was determined by dividing $72,917 (the amount of compensation for the period July 1, 2016 through November 30, 2016) by $3.025, representing the 10-day average closing price of the Company’s Common Stock over the 10 trading days beginning November 17, 2016 (the “Award Pricing Methodology”). The Employment Contract RSUs of Dr. Bettis vest upon the satisfaction of both of the following conditions: (i) Dr. Bettis remains in service to the Company continuously through and until June 30, 2017, and (ii) the Company undergoes a change of control during the seven-year term of the award (the “Award Vesting Conditions”).

The Board also approved the grant to Dr. Bettis of a long-term equity component of his compensation in the form of an RSU with a seven-year term representing the right to receive, subject to the terms and upon the conditions of the RSU, 10,000 shares of the Company’s common stock, with such number of shares to be reduced by the number of shares, if any, that are awarded to Dr. Bettis in connection with the Performance Option Unit Agreement granted Dr. Bettis in January 2016 under the 2016 Plan. This RSU is also subject to the Award Vesting Conditions.

On August 10, 2017, the Company amended the terms of the 10,000 RSUs previously granted in 2016. The vesting terms were amended from conditional based on a change of control to vesting as of July 1, 2017. The settlement date for such RSUs, as amended, in the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control.

On August 10, 2017, the Company amended 16,092 RSUs previously granted to Dr. Bettis on February 23, 2017 for accrued and unpaid compensation for the period from December 1, 2016 through March 31, 2017 in the amount of $66,379. The RSUs as amended, vest upon the earlier of (i) on July 1, 2017 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs, as amended, is the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control.

On August 10, 2017, the Company amended 10,542 RSUs previously granted to Dr. Bettis on June 22, 2017 for accrued and unpaid compensation for the period from April 1, 2017 through June 30, 2017 in the amount of $43,486. The RSUs, as amended, vest upon the earlier of (i) on July 1, 2017 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs, as amended, is the earlier of (i) July 1, 2024 or (ii) date on which the Company undergoes a change of control during the seven-year term of the award.

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On June 22, 2017, the Company granted Dr. Bettis 26,600 RSUs for services provided as a board member following consideration of the report prepared by Farient Advisors LLC. The RSUs vest upon the earlier of (i) on July 1, 2018 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs is (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control during the seven-year term of the award.

Todd Bankofier. Pursuant to an Executive Employment Agreement dated as of February 13, 2018, effective December 31, 2017, Mr. Bankofier continued to be employed as our Chief Executive Officer. The term of the Executive Employment Agreement is two years commencing December 1, 2017 and subject to extension upon mutual agreement. He is to receive a base annual salary of $250,000. Mr. Bankofier is also entitled to equity awards under our incentive compensation plan. In connection with entry into the Executive Employment Agreement, we and Mr. Bankofier terminated the existing employment agreement, dated November 10, 2015, between us and Mr. Bradley effective as of December 1, 2017.

On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Mr. Bankofier. The number of shares that vest under the performance options are determined based upon the company’s and Mr. Bankofier (as applicable) performance compared to performance goals described below.

The compensation committee established a target number of shares of 80,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Mr. Bankofier, as applicable. Subject to the share price condition, 50% of the target award will be earned by Mr. Bankofier at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Mr. Bankofier shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) Targeted cash contract bookings (as to 33.33%); (b) Targeted net operating cash flow (as to 33.33%); (c) Board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $5.00 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date. Effective December 31, 2017, the vesting terms of these options were modified whereby they became fully vested on December 31, 2017. All other option terms remained the same. The incremental increase in the fair value of the options on the date of modification was determined using the Black-Scholes Option Pricing Model and was recognized immediately as compensation expense.

On December 7, 2016, the Company’s board of directors following consideration of the report prepared by Farient Advisors LLC approved an increase to the base salary of Todd Bankofier, the Company’s Chief Executive Officer. Mr. Bankofier’s base annual salary was increased to $175,000. Mr. Bankofier also received a restricted stock unit award under the 2016 Plan (the “Bankofier RSUs”). The Bankofier RSUs have a seven-year term and represent the right to receive, subject to the terms and upon the conditions of the RSU award, 10,000 shares of the Company’s Common Stock, with such number of units to be reduced by the number of shares, if any, that are awarded to Mr. Bankofier in connection with the Performance Option Unit Agreement granted Mr. Bankofier in January 2016 under the 2016 Plan. The Bankofier RSUs vest under the Award Vesting Conditions.

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On August 10, 2017, the Company amended the terms of the 10,000 RSUs previously granted in 2016. The vesting terms were amended from conditional based on a change of control to vesting as of July 1, 2017. The settlement date for such RSUs, as amended, in the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control.

Sean Bradley. Pursuant to an Executive Employment Agreement dated as of February 13, 2018, effective December 31, 2017, Sean Bradley continued to be employed as our Chief Technology Officer. The term of the Executive Employment Agreement is two years commencing December 1, 2017, subject to extension upon mutual agreement. He is to receive a base annual salary of $200,000 during the employment period. He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee following consideration of the report prepared by Farient Advisors LLC. Mr. Bradley is also entitled to equity awards under the AudioEye, Inc. 2012 Incentive Compensation Plan, the AudioEye, Inc. 2013 Incentive Compensation Plan and the AudioEye, Inc. 2014 Incentive Compensation Plan. In connection with entry into the Executive Employment Agreement, we and Mr. Bradley terminated the existing employment agreement, dated August 7, 2013, between us and Mr. Bradley effective as of December 1, 2017.

Pursuant to a Performance Share Unit Agreement, Mr. Bradley was granted an award of an aggregate of 8,000 PSUs at target value of established goals. 37.5% of these awards are tied to targeted revenue goals of approximately $1.7 million, $8.0 million and $22 million over the years ended March 31, 2014, March 31, 2015 and March 31, 2016, respectively. 37.5% of these awards are tied to a project plan deliverable schedule and related project budget, and 25% are tied to discretionary goals. The award will pay above or below the target number of shares based on performance. In order to receive any shares the threshold value of goals is 75% of the target, which will payout at 4,000 shares. The maximum share payout is 12,000 shares if 125% of performance targets are met. We use interpolation to determine share payouts if the performance metric values achieved are between the threshold, target and maximum goal levels. Pursuant to the first year goals, in 2014 Mr. Sean Bradley was granted 3,750 shares. In the third quarter of 2015 management determined that was highly improbably that any of the 2015 or 2016 performance period targets would be met.

Effective April 24, 2015, our board of directors appointed Sean Bradley to serve as President of our company as well as continuing as Chief Technology Officer and Secretary. Effective May 1, 2015, Mr. Bradley agreed to reduce his annual base salary to $150,000. Effective October 1, 2015 the board and Mr. Bradley agreed that in lieu of cash Mr. Bradley would receive up to $6,250 per quarter in compensation in the form of market value of options or warrants. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Mr. Bradley. The number of shares that vest under the performance options are determined based upon the company’s and Mr. Bradley’s (as applicable) performance compared to performance goals described below. The compensation committee established a target number of shares of 60,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Mr. Bradley, as applicable. Subject to the share price condition, 50% of the target award will be earned by Mr. Bradley at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Mr. Bradley shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) Targeted cash contract bookings (as to 33.33%); (b) Targeted net operating cash flow (as to 33.33%); (c) Board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $5.00 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date. Effective December 31, 2017, the vesting terms of these options were modified whereby they became fully vested on December 31, 2017. All other option terms remained the same. The incremental increase in the fair value of the options on the date of modification was determined using the Black-Scholes Option Pricing Model and was recognized immediately as compensation expense.

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The board also approved the grant to Mr. Bradley of a long-term equity component of his compensation in the form of an RSU with a seven-year term representing the right to receive, subject to the terms and upon the conditions of the RSU, 6,000 shares of the Company’s Common Stock. This RSU is also subject to the Award Vesting Conditions.

On August 10, 2017, the Company amended the terms of the 6,000 RSUs previously granted in 2016. The vesting terms were amended from conditional based on a change of control to vesting as of July 1, 2017. The settlement date for such RSUs, as amended, in the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control.

AudioEye, Inc. 2012 Incentive Compensation Plan, AudioEye, Inc. 2013 Incentive Compensation Plan, AudioEye, Inc. 2014 Incentive Compensation Plan, AudioEye, Inc. 2015 Incentive Compensation Plan, and AudioEye, Inc. 2016 Incentive Compensation Plan

On December 19, 2012, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved the 2012 Plan; on August 20, 2013, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved the 2013 Plan; on January 27, 2014, our board of directors adopted and approved and on March 5, 2014 holders of a majority of our outstanding shares of common stock adopted and approved the 2014 Plan; on September 5, 2014, our board of directors adopted and approved and, on September 10, 2014, holders of a majority of our outstanding shares of common stock adopted and approved the 2015 Plan and on December 5, 2015, our board of directors adopted and approved, still subject to approval of the majority of shareholders, the 2016 Plan. The purpose of the Plans is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. The following summary of the Plans is qualified in its entirety by the specific language of the Plans.

Administration. The Plans are to be administered by a committee elected by the board of directors, provided, however, that except as otherwise expressly provided in the Plans, the board of directors may exercise any power or authority granted to the committee upon formation under the Plans. Subject to the terms of the Plans, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Plans, construe and interpret the Plans and award agreements, and correct defects, supply omissions or reconcile inconsistencies in them, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the Plans.

Eligibility. The persons eligible to receive awards under the Plans are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of ours for purposes of eligibility for participation in the Plans.

Types of Awards. The Plans provide for the issuance of stock options, performance stock units, stock appreciation rights, or SARs, restricted stock, deferred stock, warrants, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of specified business or personal criteria or goals, as determined by the committee.

Shares Available for Awards; Annual Per Person Limitations. The total number of shares of common stock that may be subject to the granting of awards under each of the Plans at any time during the term of each of the Plans is equal to 200,000 shares. This limit will be increased by the number of shares with respect to which awards previously granted under the Plans that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

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The Plans impose individual limitations on the amount of certain awards. Under these limitations, during any fiscal year of ours, the number of options, stock appreciation rights, shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards granted to any one participant under the Plans may not exceed 20,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month performance period is $250,000, and the maximum amount that may be paid out as performance units in any performance period greater than 12 months is $500,000.

The board of directors is authorized to adjust the limitations described in the two preceding paragraphs. The board of directors is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Stock Options and Stock Appreciation Rights. The board of directors is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation rights are determined by the board of directors, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the Plans, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the board of directors or under procedures established by the committee upon formation. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years.

Restricted and Deferred Stock. The board of directors is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of a stockholder of ours, unless otherwise determined by the board of directors. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The board of directors is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the board of directors.

Bonus Stock and Awards in Lieu of Cash Obligations. The board of directors is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the Plans or other plans or compensatory arrangements, subject to such terms as the board of directors may specify.

Other Stock Based Awards. The board of directors is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The board of directors determines the terms and conditions of such awards.

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Performance Awards. The board of directors is authorized to grant performance awards to participants on terms and conditions established by the board of directors. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the board of directors. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined within each respective Plan) will, if and to the extent intended by the board of directors, be subject to provisions that should qualify such awards as “performance based compensation” not subject to the limitation on tax deductibility by us under Internal Revenue Code Section 162(m).

The board of directors may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the board of directors. The board of directors may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The board of directors is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the Plan.

Awards under the Plans are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under the Plan, awards under other company plans or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The board of directors may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting will occur automatically in the case of a “change in control” of our company, as defined in the Plans (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the board of directors may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. The board of directors may amend, alter, suspend, discontinue or terminate the Plans or upon formation determine the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the Plans, which might increase the cost of the Plans or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. The Plans will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under the Plans, (b) termination of the applicable Plan by the board of directors, or (c) the tenth anniversary of the effective date of the applicable Plan. Awards outstanding upon expiration of the applicable Plan will remain in effect until they have been exercised or terminated, or have expired.

INCENTIVE COMPENSATION PLAN

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers at December 31, 2017.

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		Estimated		All Other
		Future	All Other	Option/Warrant
		Payments	Stock	Awards:
		under Equity	Awards:	Number of
		Incentive	Number of	Shares	Exercise Price	Grant Date Fair
		Plan Awards	Shares of	Underlying	of Option	Value of Stock
		(1) Target	Stock or	Options	Awards	and Option
Name	Grant Date	($)	Units (#)	(#)(1)	($/Share)	Awards ($)

Dr. Carr Bettis (2)	12/6/2016	-	24,105	-	$4.125	$26,515
	12/6/2016	-	10,000	-	$4.125	$41,250
	2/23/2017	-	16,092	-	$4.125	$66,379
	6/22/2017		26,600	-	$4.125	$109,725
	6/22/2017		10,543	-	$4.125	$43,486

Todd Bankofier (3)	12/6/2016	-	10,000	-	$4.125	$41,250

Sean Bradley (4)	12/6/2016	-	10,000	-	$4.125	$41,250

(1)	The amounts in the column under “Grant Date Fair Value of Option Awards” represent the fair value of the awards on the date of grant, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

(2)	Dr. Carr Bettis stock awards were comprised of (i) modifications previously granted 2016 restricted stock awards for an aggregate of 34,105 common shares resulting a re-pricing and vesting differences of $67,765, (ii) granted a restricted stock award for 16,092 common shares on February 23, 2017, vesting immediately, of $66,379, (iii) granted a restricted stock award for 26,600 common shares on June 22, 2017, vesting on July 1,2018, of $109,725 and (iv) granted a restricted stock award for 10,543 common shares on June 22, 2017, vesting on July 1, 2017, of $43,486.

(3)	Todd Bankofier’s previously granted 2016 restricted stock award for of 10,000 common shares was modified in 2017 resulting a re-pricing and vesting difference of $41,250.

(4)	Sean Bradley’s previously granted 2016 restricted stock award for of 10,000 common shares was modified in 2017 resulting a re-pricing and vesting difference of $41,250.

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Outstanding Equity Awards

The following table sets forth certain information concerning unexercised stock options and warrants for each of our named executive officers at December 31, 2017:

	Number of		Number of			Number of
	securities		securities			shares or	Market value
	underlying		underlying	Option/		units of	of shares or
	unexercised		unexercised	Warrant	Option/Warrant	stock that	units of stock
Named Executive	options/warrants (#)		options/warrants (#)	Exercise	Expiration	have not	that have not
Officer	Exercisable		Unexercisable	Price ($)	Date	vested (#)	vested ($)
Dr. Carr Bettis	8,000	(1)	-	$12.5	8/20/2018	-	-
	10,125	(1)	1,875	$11.25	3/24/2019
	20,000	(2)	-	$1.025	1/15/2019	-	-
	80,000	(3)	-	$0.95	1/15/2021	-	-
	30,000	(4)		$1.025	10/26/2018	-	-
	1,875	(5)	-	$15.00	12/31/2019	-	-
	80,000	(6)	-	$4.00	6/2/2020	-	-
	10,000	(7)	-	$0.95	2/14/2019	-	-
	20,000	(8)	-	$1.925	2/28/2019	-	-
	13,920	(9)	-	$4.475	4/14/2019	-	-
	15,785	(10)	-	$3.90	7/15/2019	-	-

Todd Bankofier	6,000	(11)	-	$4.00	6/2/2018	-	-
	80,000	(12)	-	$0.95	1/15/2021	-	-

Sean Bradley	6,000	(13)	-	$0.95	1/15/2019	-	-
	60,000	(14)	-	$0.95	1/15/2021	-	-
	1,989	(15)	-	$4.475	4/15/2019	-	-
	2,255	(16)	-	$3.90	7/15/2019	-	-
	2,464	(17)	-	$3.125	10/15/2019	-	-
	58,844	(18)	-	$6.25	3/19/2018	-	-
	833	(19)	-	$6.25	3/31/2018	-	-
	128	(20)	-	$10.00	11/12/2018	-	-

1.	Dr. Carr Bettis was granted 8,000 options on August 20, 2013 and 300,000 options on March 24, 2014 as an independent director.

2.	Dr. Carr Bettis was granted 20,000 options on January 15, 2016 pursuant to his July 1, 2015 employment agreement.

3.	Dr. Carr Bettis was granted 80,000 options on January 15, 2016 pursuant to his July 1, 2015 employment agreement.

4.	Dr. Carr Bettis was granted 20,000 options and 10,000 warrants on October 26, 2016 pursuant to his July 1, 2015 employment agreement.

5.	Dr. Carr Bettis was granted 1,875 warrants on December 31, 2014 as part of his participation in a private placement.

6.	Dr. Carr Bettis was granted 80,000 warrants on June 2, 2015 in his capacity as Executive Chairman before his employment agreement.

7.	Dr. Carr Bettis was granted 10,000 warrants on January 15, 2016 pursuant to his July 1, 2015 employment agreement.

8.	Dr. Carr Bettis was granted 20,000 warrants on February 29, 2016 pursuant to his July 1, 2015 employment agreement.

9.	Dr. Carr Bettis was granted 13,920 warrants on April 15, 2016 pursuant to his July 1, 2015 employment agreement.

10.	Dr. Carr Bettis was granted 15,785 warrants on July 15, 2016 pursuant to his July 1, 2015 employment agreement.

11.	Mr. Todd Bankofier was granted 6,000 options on June 2, 2015 in his capacity as advisory board member.

12.	Mr. Todd Bankofier was granted 80,000 options on January 15, 2016 pursuant to his July 1, 2015 employment agreement.

13.	Mr. Sean Bradley was granted 6,000 options on January 15, 2016 pursuant to his July 1, 2015 employment agreement.

14.	Mr. Sean Bradley was granted 80,000 options on January 15, 2016 pursuant to his July 1, 2015 employment agreement.

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15.	Mr. Sean Bradley was granted 1,989 options on April 15, 2016 pursuant to his July 1, 2015 employment agreement.

16.	Mr. Sean Bradley was granted 2,255 options on July 15, 2016 pursuant to his July 1, 2015 employment agreement.

17.	Mr. Sean Bradley was granted 2,464 options on October 15, 2016 pursuant to his July 1, 2015 employment agreement.

18.	Warrants to purchase up to an aggregate of 58,844 shares of common stock were issued to Sean Bradley as the related party payables forgiven.

19.	Warrants to purchase up to 833 shares of common stock were granted to Sean Bradley in consideration for the release of related party payables.

20.	Warrants to purchase up to 128 shares of common stock were granted to Sean Bradley in consideration for the release of related party payables.

Change in Control

There are no arrangements currently in effect, which may result in our “change in control,” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Equity Compensation Plan Information

The following table gives the information about common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2017:

(c)
Number of securities
remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))
Equity compensation plans approved by security holders	1,270,162	$6.25	143,969

Total	1,270,162	-	143,969

DIRECTOR COMPENSATION

The following table sets forth summary information concerning the total compensation paid to our non-employee directors during the fiscal year ended December 31, 2017 for services to our company.

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)		Total ($)
Anthony Coelho	$-	$68,475	(1)	$68,475
Ernest Purcell	$-	$75,075	(2)	$75,075
Alexandre Zyngier	$-	$75,075	(2)	$75,075
Total:	$-	$218,625		$218,625

(1)	Represents (i) a restricted common stock award of 16,600 shares granted August 10, 2017, vesting on April 30, 2018, for board services with a fair value at grant date of $68,475.

(2)	Represents (i) a restricted common stock award of 16,600 shares granted August 10, 2017, vesting on April 30, 2018, for board services with a fair value at grant date of $68,475 and (ii) a restricted common stock award of 1,600 shares granted August 10, 2017, vesting April 30, 2018 for board committee chair with a fair value at grant date of $6,600.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 23, 2018 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers and directors; and

•	all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3(d) promulgated by the Securities Exchange Act pursuant to which a person is deemed to have beneficial ownership of any shares of common stock that such stockholder has the right to acquire within 60 days of August 23, 2018. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Owned (1)(2)

5% Owners
David Moradi (3)	2,991,354	(4)	34.55%

KTK Capital Inc. (5)	531,333	(6)	6.99%

Officers and Directors
Dr. Carr Bettis (7)	962,505	(8)	12.32%

Todd Bankofier	92,810	(9)	1.23%

Sean Bradley	267,224	(10)	3.53%

Anthony Coelho	77,704	(11)	1.03%

Ernest Purcell (12)	490,536	(13)	6.39%

Alexandre Zyngier (14)	174,446	(15)	2.30%

All directors and executive officers as a group (6 persons)	2,065,225		24.67%

* Less than 1%

Unless otherwise indicated, the business address of each of the individuals is 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711.

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(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of August 23, 2018, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 7,487,775 shares of common stock outstanding as of August 23, 2018.

(3)	Mr. Moradi’s business address is c/o Sero Capital LLC, 1333 2nd Street, 3rd Floor, Santa Monica, CA 90401.

(4)

Comprised of (i) 155,169 shares of common stock, warrants to purchase 117,584 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018, and 134,003 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock; and (ii) 1,656,740 shares of common stock and warrants to purchase 927,858 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018, held by Sero Capital LLC, an entity for which Mr. Moradi is deemed the beneficial owner.

(5)	KTK Capital’s business address is 100 South Pointe Drive #1501, Miami Beach, FL 33139.

(6)	Comprised of (i) 234,454 shares of common stock, warrants to purchase 89,375 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 26,801 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; and (ii) 180,703 shares of common stock held by Keith Kosow, an entity for which KTK Capital is deemed the beneficial owner.

(7)	Dr. Bettis’ business address is c/o Fathom Lab LLC, 16211 N. Scottsdale Rd, Suite A6A-628, Scottsdale, AZ 85254.

(8)	Comprised of (i) 50,000 shares of common stock, options to purchase 140,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and warrants to purchase 149,705 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018; (ii) 508,988 shares of common stock and warrants to purchase 11,680 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 held by CSB IV US Holdings LLC, an entity for which Mr. Bettis is deemed the beneficial owner; (iii) 18,600 shares of common stock held by Carr Bettis IRA, an entity for which Mr. Bettis is deemed the beneficial owner; and (iv) 54,856 shares of common stock, warrants to purchase 1,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 26,801 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and accrued dividends held by J. Carr & Stephanie V. Bettis Revocable Trust, Dated 1/1/03, an entity for which Mr. Bettis is deemed the beneficial owner

(9)	Comprised of 12,010 shares of common stock, options to purchase 80,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 and warrants to purchase 800 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

(10)	Comprised of (i) 9,517 shares of common stock, options to purchase 72,708 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018, warrants to purchase 128 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 11,007 shares of common stock issuable upon conversion of 4,107 shares of Series A Preferred Stock; and (ii) 173,864 shares of common stock held by Banyon Tree LLC, an entity for which Mr. Bradley is deemed the beneficial owner.

(11)	Consists of 6,000 shares of common stock and options to purchase 68,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018.

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(12)	Mr. Purcell’s business address is 1395 Brickell Avenue, Suite 1130, Miami, FL 33131.

(13)	Comprised of (i) 239,201 shares of common stock, options to purchase 120,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018, warrants to purchase 47,200 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 and 26,801 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; and (ii) 57,334 shares of common stock held by Ernest W. Purcell & Anne M. Purcell JTTENN, an entity for which Mr. Purcell is deemed the beneficial owner.

(14)	Mr. Zyngier’s business address is 286 Madison Ave, 8th floor, New York NY 10017.

(15)

Comprised of (i) options to purchase 70,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018; (ii) 50,046 shares of common stock and warrants to purchase 40,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2018 held by Equity Trust Custodian, FBO Alexandre Zyngier IRA, an entity for which Mr. Zyngier is deemed the beneficial owner, (iii) warrants to purchase 4,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 2, 2018 held by Research Agency, Inc., for which Mr. Zyngier is deemed the beneficial owner and (iv) 10,400 shares of common stock held by HZ Investments Family LP which Mr. Zyngier is deemed the beneficial owner.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Carr Bettis, Executive Chairman and Chairman of Board of Directors

As of June 30, 2018 and December 31, 2017, the Company owed Dr. Bettis $5,992 in accrued salary. In addition, AudioEye sub-leases office space in Scottsdale, Arizona for certain Company employees, including Todd Bankofier, CEO, from Verus Analytics, Inc, a company in which Dr. Bettis has a controlling interest. As the Company has taken on more employees and space, the sub-lease amount increased from $500 per month to $3,502 per month in 2017 totaling $10,506 and $21,013 for the three and six months ended June 30, 2018; and $3,252 and $4,752 for the three and six months ended June 30, 2017, respectively. The amount of $0 was due as of June 30, 2018 and December 31, 2017. At June 30, 2018 and December 31, 2017, an estimated $8,475 and $14,000 was due and accrued to Dr. Bettis for unreimbursed travel related expenses, respectively.

Sean Bradley, President, Chief Technology Officer, and Secretary

As of June 30, 2018 and December 31, 2017, the Company owed Sean Bradley $0 and $3,543 in accrued salary, respectively.

David Moradi, 5% or More Shareholder

As of December 31, 2015 the Company owed David Moradi $70,000 in principal and $4,280 in accrued interest. During the year ended December 31, 2016, Mr. Moradi was paid in full. During the year ended December 31, 2016, the Company incurred a total of $44,912 legal expenses for services provided on corporate general matters by Anthion Partners LLC, an entity affiliated with David Moradi.

On August 23, 2018, the Company entered into an Amended and Restated Common Stock and Warrant Purchase Agreement, which amended the Common Stock Purchase Agreement dated September 29, 2017, pursuant to which we issued warrants to the purchasers of our common stock thereunder. Pursuant to such agreement, David Moradi was issued an additional 42,858 warrants. The warrants have a term of 5 years and an exercise price of $6.25.

Issuance of Convertible Notes Payable

In 2017, the Company issued an aggregate of $762,500 in convertible notes payable and warrants to acquire 305,000 shares of the Company’s common stock with a term of five years, an exercise price of $1.75 per share to David Moradi. Upon issuance, the convertible notes immediately and automatically convert into the Company’s common stock at a conversion rate of $1.68 per share.

Conversion of Convertible Notes Payable

On April 18, 2016, the Company issued 100,274 shares of its common stock in settlement of an outstanding convertible note payable, issued in October 2015, for $200,000 and accrued interest $10,575 to KTK Capital, Inc., a material shareholder on a fully diluted basis.

On April 18, 2016, the Company issued 50,046 shares of its common stock in settlement of an outstanding convertible note payable, issued in October 2015, for $100,000 and accrued interest $5,096 to Equity Trust Custodian, FBO Alexandre Zyngier IRA, an entity under the control of Alexandre Zyngier, a member of the Company’s board of directors.

On April 18, 2016, the Company issued an aggregate of 734,132 warrants to purchase the Company’s common stock at $4.375 per share for five years in settlement of convertible notes payable, issued in October 2015, in aggregate of $1,475,000 and accrued interest of $66,678 to Anthion Partners and Anthion Partners II LLC; entities under common control with David Moradi.

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In 2017, the Company issued an aggregate of 453,869 shares of the Company’s common stock in settlement of outstanding convertible notes, issued in 2017, for $762,500 to David Moradi.

Sales of Common Stock

In 2016, the Company sold to CSB IV Holdings, a company under the control of Dr. Bettis, an aggregate of 104,286 shares of the Company’s common stock and warrants to acquire 11,680 shares of the Company’s common stock with a term of five years, an exercise price of $6.25 per share and is subject to anti-dilution protection, as defined, for net proceeds of $365,000.

In 2016, the Company sold to Ernest Purcell, a member of the Company’s board of directors, 64,285 shares of the Company’s common stock and warrants to acquire 7,200 shares of the Company’s common stock with a term of five years, an exercise price of $6.25 per share and is subject to anti-dilution protection, as defined, for net proceeds of $225,000.

In 2016, the Company sold to Todd Bankofier, the Company’s Chief Executive Officer, 7,143 shares of the Company’s common stock and warrants to acquire 800 shares of the Company’s common stock with a term of five years, an exercise price of $6.25 per share and is subject to anti-dilution protection, as defined, for net proceeds of $25,000.

In 2016, the Company sold to Anthion Partners II, LLC, an entity under the control of David Moradi, 35,714 shares of the Company’s common stock and warrants to acquire 4,000 shares of the Company’s common stock with a term of five years, an exercise price of $6.25 per share and is subject to anti-dilution protection, as defined, for net proceeds of $125,000.

In 2017, the Company sold to Anthion Partners II, LLC, an entity under the control of David Moradi, 214,286 shares of the Company’s common stock for net proceeds of $750,000.

In 2017, the Company issued 30,000 shares of the Company’s common stock in exchange for the exercise of warrants for net proceeds of $52,500 to David Moradi.

In 2017, the Company issued 729,028 shares of the Company’s common stock in exchange for the exercise on a cashless basis of 734,133 warrants.

Other

The Company holds 60,000 shares in Peartrack Security Systems, formerly Ecologic Transportation, as of December 31, 2014 resulting from the conversion of a $60,000 accounts receivable balance in 2014. Peartrack Security Systems is an entity whose Executive Chairman was former Company director, Edward Withrow III. In 2014, the Company invested $50,000 in Cannonball Red in return for 97,500 shares held as of December 31, 2014. Former CEO, Chief Innovation Officer and director Nathan Bradley had a material interest in Cannonball Red at the time of the transaction. At December 31, 2016, the Company recorded an impairment of $50,000 relating to the 97,500 shares of Cannonball Red to a net carrying value of $0.

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DESCRIPTION OF SECURITIES

Common Stock

On August 1, 2018, we amended our Articles of Incorporation to implement a reverse stock split in the ratio of 1 share for every 25 shares of common stock and to reduce the number of authorized common stock from 250,000,000 to 50,000,000. As a result, 186,994,384 shares of our common stock were exchanged for 7,479,775 shares of our common stock. Each stockholder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock. $.00001 par value, authorized of which 110,000 shares of Series A Preferred Stock are issued and outstanding. Each share of Series A Preferred Stock, issued at $10 per share, pays a 5% cumulative annual dividend and is convertible by dividing the original $10 purchase price per share of Series A Preferred Stock plus any accumulated dividends with respect to such share by an initial conversion price of $4.385 (subject to adjustment for stock splits, stock dividends and similar actions).

Our board of directors is authorized to determine the number of series into which the preferred stock may be divided, to determine the designations, powers, preferences, voting and other rights of each series.

Anti-Takeover Provisions

We are governed by the Delaware General Corporation Law (“DGCL”). Certain provisions of the DGCL and our certificate of incorporation and bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise.

Vacancies on Board of Directors

Our certificate of incorporation provides that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board.

Stockholder Meetings

Under our certificate of incorporation and subject to the rights of holders of preferred stock, if any, only a majority of the members of the board of directors, the chairman of the board of directors or the Chief Executive Officer or the President may call special meetings of stockholders. This provision will make it more difficult for stockholders to take action opposed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may issue additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

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The overall effect of the foregoing provisions may be to deter a future tender offer. Our stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

Business Combinations

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Listing

As of September 4, 2018, our common stock began trading on the NASDAQ under the symbol “AEYE.”

Warrants

We are registering 380,719 shares of common stock hereunder which are issuable upon exercise of the warrants. Each warrant issued is exercisable into a common share for a period of up to five years at a weighted average exercise price of $3.34 per share.

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PLAN OF DISTRIBUTION

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales and in which case may be subject to certain statutory liabilities under the Exchange Act.

The Selling Stockholders will be subject to the applicable prospectus delivery requirements of the Securities Act unless subject to an exemption therefrom, including under Rule 172 thereunder.

Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed 8.0%.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus; in accordance with the related registration rights agreement or we may be entitled to contribution.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016 included in this prospectus have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701-3799.

Limitation on Liability of Directors and Indemnification of Directors and Officers

As authorized by Section 102(b)(7) of the DGCL, our certificate of incorporation provides that a director of our company will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL. The DGCL provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, our bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of our company or an officer of our company elected by our board of directors or, while a director or an officer of our company elected by our board of directors, is or was serving at our request as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, we will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by our board of directors.

We will enter into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of ours. We also will maintain directors’ and officers’ liability insurance policies insuring directors and officers for certain covered losses as defined in the policies.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act covering the sale by the Selling Stockholders of the securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed therewith.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s website at http://www.sec.gov.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

AudieEye, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AudioEye, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company's auditor since 2011.
Houston, Texas
April 2, 2018, except for Note 12 (b) as to which date is September 4, 2018

F-1

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
Current assets:
Cash	$1,960,430	$1,409,418
Accounts receivable	105,817	44,645
Marketable securities, held in related party	750	1,200
Prepaid expenses and other current assets	67,406	19,560
Total current assets	2,134,403	1,474,823

Property and equipment, net	34,994	-

Intangible assets, net	2,164,463	2,313,249
Goodwill	700,528	700,528

Total assets	$5,034,388	$4,488,600

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$82,628	$245,677
Notes and loans payable, current	-	23,800
Related party payables	23,535	32,118
Derivative liabilities	2,984,010	3,478,626
Deferred rent	9,402	207
Deferred revenue	1,233,754	386,485
Total current liabilities	4,333,329	4,166,913

Long term liabilities:
Deferred rent	5,048	14,450

Total liabilities	4,338,377	4,181,363

Stockholders' equity:
Preferred stock, $0.00001 par value, 10,000,000 shares authorized, 110,000 and 160,000 shares issued and outstanding as of December 31, 2017 and 2016, respectively	1	2
Common stock, $0.00001 par value, 50,000,000 shares authorized, 6,466,564 and 4,460,481 shares issued and outstanding as of December 31, 2017 and 2016, respectively	65	45
Additional paid in capital	40,121,845	34,125,251
Accumulated deficit	(39,425,900)	(33,818,061)
Total stockholders' equity	696,011	307,237

Total liabilities and stockholders' equity	$5,034,388	$4,488,600

See Notes to Consolidated Financial Statements

F-2

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2017	2016
Revenues	$2,739,439	$994,265

Cost of revenue	1,384,145	1,226,321

Gross profit (loss)	1,355,294	(232,056)

Operating expenses:
Selling and marketing	1,421,127	713,972
Research and development	181,303	343,712
General and administrative	3,732,749	2,568,227
Impairment of related party non-marketable securities	-	50,000
Amortization and depreciation	538,761	570,247
Total operating expenses	5,873,940	4,246,158

Operating loss	(4,518,646)	(4,478,214)

Other income (expense):
Unrealized loss on derivative liabilities	(155,027)	(2,758,488)
Unrealized loss on marketable securities	(450)	(2,400)
Loss on settlement of debt	(15,724)	(1,664,281)
Other income	-	750
Interest expense, net	(917,992)	(675,997)
Total other income (expense)	(1,089,193)	(5,100,416)

Net loss	(5,607,839)	(9,578,630)

Dividends on Series A Convertible preferred stock	(75,206)	(80,000)

Net loss available to common stockholders	$(5,683,045)	$(9,658,630)

Net loss per common share-basic and diluted	$(1.21)	$(2.44)

Weighted average common shares outstanding-basic and diluted	4,693,437	3,956,223

See Notes to Consolidated Financial Statements

F-3

AUDIOEYE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

TWO YEARS ENDED DECEMBER 31, 2017

					Additional
	Common stock		Preferred stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2015	3,268,687	$33	175,000	$2	$26,771,022	$(24,239,431)	$2,531,626
Common stock issued for services	16,667	-	-	-	63,292	-	63,292
Common stock issued in settlement of convertible notes and accrued interest	513,392	5	-	-	1,078,118	-	1,078,123
Common stock issued for cash, net of placement costs of $60,918	625,714	7	-	-	2,129,075	-	2,129,082
Common stock issued upon conversion of preferred stock	36,021	-	(15,000)	-	-	-	-
Fair value of warrants issued in settlement of convertible debt and accrued interest	-	-	-	-	3,205,959	-	3,205,959
Reclassify fair value of liability warrants issued in connection with sale of common stock	-	-	-	-	(280,777)	-	(280,777)
Warrants and Options issued for services	-	-	-	-	1,085,645	-	1,085,645
Restricted stock units issued in payment of compensation	-	-	-	-	72,917	-	72,917
Net loss	-	-	-	-	-	(9,578,630)	(9,578,630)
Balance, December 31, 2016	4,460,481	$45	160,000	$2	$34,125,251	$(33,818,061)	$307,237

F-4

AUDIOEYE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

TWO YEARS ENDED DECEMBER 31, 2017

					Additional
	Common stock		Preferred stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2016	4,460,481	$45	160,000	$2	$34,125,251	$(33,818,061)	$307,237
Common stock and warrants sold for cash	442,857	5	-	-	1,549,995	-	1,550,000
Common stock issued upon conversion of preferred stock	128,161	1	(50,000)	(1)	-	-	-
Common stock issued for services	6,667	-	-	-	25,001	-	25,001
Common stock issued in exchange for exercise of warrants on a cashless basis	793,317	8	-	-	(8)	-	-
Common stock issued in exchange for exercise of warrants at $0.07 per share	120,000	1	-	-	209,999	-	210,000
Common stock issued in settlement of convertible notes and accrued interest	515,081	5	-	-	865,331	-	865,336
Loss on settlement of convertible note payable	-	-	-	-	15,724	-	15,724
Reclassify fair value of liability warrants issued in connection with sale of common stock	-	-	-	-	(6,062)	-	(6,062)
Reclassify fair value of liability warrants exercised	-	-	-	-	758,911	-	758,911
Restricted stock units, warrants and options issued for services	-	-	-	-	1,750,620	-	1,750,620
Restricted stock units issued in payment of accrued compensation	-	-	-	-	14,583	-	14,583
Beneficial conversion feature and warrants issued with convertible notes	-	-	-	-	812,500	-	812,500
Net loss	-	-	-	-	-	(5,607,839)	(5,607,839)
Balance, December 31, 2017	6,466,564	$65	110,000	$1	$40,121,845	$(39,425,900)	$696,011

See Notes to Consolidated Financial Statements

F-5

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(5,607,839)	$(9,578,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	538,761	570,247
Amortization of debt discounts	862,500	600,301
Bad debt expense	3,202	-
Non cash interest expense associated with derivative warrants	39,944	-
Option, warrant, RSU and PSU expense	1,750,620	1,085,645
Stock issued for services	25,001	63,292
Change in fair value of liability warrants due to exercise price reduction	13,262	-
Unrealized loss on marketable securities	450	2,400
Impairment loss on non-marketable securities	-	50,000
Change in fair value of derivative liabilities	155,027	2,758,488
Loss on settlement of debt	15,724	1,664,281
Changes in operating assets and liabilities:
Accounts receivable	(64,374)	(21,904)
Other current assets	(47,846)	21,828
Accounts payable and accruals	(160,213)	151,858
Deferred rent	(207)	14,657
Deferred revenue	847,269	325,695
Related party payables	6,000	(48,439)
Net cash (used in) operating activities	(1,622,719)	(2,340,281)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(41,167)	-
Cash paid for intellectual property		(42,640)
Software development costs	(383,802)	-
Net cash (used in) investing activities	(424,969)	(42,640)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock and warrants for cash	1,550,000	2,129,082
Issuance of convertible note payable	862,500	-
Proceeds from exercise of warrants	210,000	-
Repayments of notes payable	(23,800)	(24,000)
Net cash provided by financing activities	2,598,700	2,105,082

Net increase (decrease) in cash	551,012	(277,839)
Cash-beginning of period	1,409,418	1,687,257
Cash-end of period	$1,960,430	$1,409,418

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Income taxes paid	$-	$-

Non cash investing and financing activities:
Reclassify fair value of liability warrants from equity to liability upon issuance	$6,062	$280,777
Reclassify fair value of liability warrant from liability to equity upon exercise	$758,911	$-
Debt discount from derivative feature warrants attached to note	$50,000	$-
Beneficial conversion feature and warrants issued with convertible notes	$812,500	$-
Common stock issued in settlement of convertible notes payable and accrued interest	$865,336	$1,078,123
Warrants issued in settlement of convertible notes and accrued interest	$-	$3,205,959
Restricted stock units issued in payment of accrued compensation	$14,583	$72,917
Common stock issued for cashless exercise of warrants	$199	$-
Common stock issued on conversion of preferred stock	$32	$9

See Notes to Consolidated Financial Statements

F-6

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 1 — ORGANIZATION

AudioEye, Inc. (“we”, “our”, the “Company”) was incorporated on May 20, 2005 in the state of Delaware. On March 31, 2010, the Company was acquired by CMG Holdings Group, Inc., a Nevada corporation (“CMG”). Effective August 17, 2012, AudioEye Acquisition Corporation, a Nevada corporation (“AEAC”), acquired 80% of the Company’s then-outstanding common stock from CMG.

The Company has developed patented, Internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any Internet connected device. The Company’s focus is to create more comprehensive access to Internet, print, broadcast and other media to all people regardless of their network connection, device, location, or disabilities.

The Company is focused on developing innovations in the field of networked and device embedded audio technology. The Company owns a unique patent portfolio comprised of six issued patents in the United States, a notice of allowance from the U.S. Patent and Trademark Office for a seventh patent, and two U.S. patents pending with additional patents being drafted for filing with the U.S. Patent and Trademark Office and internationally.

On August 17, 2012, AEAC acquired 80% of the Company from CMG. Pursuant to the agreement:

1.	CMG would retain 15% of the Company.

2.	CMG would distribute to its stockholders, in the form of a dividend, 5% of the capital stock of the Company.

3.	The Company entered into a Royalty Agreement with CMG to pay to CMG 10% of cash received from income earned, settlements or judgments directly resulting from the Company’s patent enforcement and licensing strategy whether received by the Company or any of its affiliates, net of any direct costs or tax implications incurred in pursuit of such strategy pertaining to the patents.

4.	The Company entered into a Services Agreement with CMG whereby CMG will receive a commission of not less than 7.5% of all revenues received by the Company after the closing date from all business, clients, or other sources of revenue procured by CMG or its employees, officers or subsidiaries, and directed to the Company, and 10% of net revenues obtained from a third party described in the agreement.

On March 22, 2013, the Company and AEAC entered into the Merger Agreement. Pursuant to the Merger Agreement, each share of AEAC common stock issued and outstanding immediately prior to the Merger effective date would be converted into .3,766 share of the Company’s common stock and the outstanding convertible debentures of AEAC (the “AEAC Debentures”) in the aggregate principal amount of $1,400,200, together with accrued interest thereon of $67,732, would be assumed by the Company and then exchanged for convertible debentures of the Company (the “AE Debentures”). Effective March 25, 2013, the Merger was completed. In connection with the Merger, the stockholders of AEAC received on a pro rata basis the 960,166 shares of the Company’s common stock that were held by AEAC, and the former holders of the AEAC Debentures received an aggregate of 234,870 shares of the Company’s common stock pursuant to their conversion of all of the AE Debentures issued to replace the AEAC Debentures.

On November 12, 2013, the Company and CMG terminated the Royalty Agreement.

On December 30, 2013, the Company completed the repurchase of 87,384 shares of its common stock owned by CMG which shares were transferred to the Company in January, 2014 and retired to treasury. In connection, with the repurchase, the Company paid CMG $573,022 and forgave a $50,000 payable from an affiliate of CMG.

F-7

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 2 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of December 31, 2017, the Company had cash of $1,960,430 and a working capital deficit of $2,198,926, principally due to the inclusion of non-cash derivative liability recorded in current liabilities. Excluding the derivative liability, the Company’s working capital would have been $785,084. In addition, the Company used actual net cash in operations of $1,622,719 during the year ended December 31, 2017. The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In 2017, the Company sold shares of common stock and warrants for net proceeds, after commissions and other costs, of $1,550,000, issued convertible notes of $862,500 and received proceeds of $210,000 from the exercise of warrants. It is anticipated that the proceeds from the sale of its common stock and warrants will provide the Company with cash sufficient to fund operations through September 2018.

The Company expects that cash used in operations will decrease significantly over the next several years as the Company executes its business plan. In the event that the Company is not able to fully achieve its plan, the Company may need to raise additional funds through equity or debt financing. If the Company is unsuccessful in raising additional financing, it will need to reduce costs and operations in the future.

Accordingly, the accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Empire Technologies, LLC (“Empire”). All significant inter-company accounts and transactions have been eliminated.

During the years ended December 31, 2017 and 2016, Empire had no activity. Empire had no assets or liabilities as of December 31, 2017 and December 31, 2016.

The Company acquired 19.5% of Couponicate for a nominal cost in the year ended December 31, 2012. The entity has no assets or liabilities and has no net income or loss.

Revenue Recognition

Revenue is recognized when all applicable recognition criteria have been met, which generally include (a) persuasive evidence of an existing arrangement; (b) fixed or determinable price; (c) delivery has occurred or service has been rendered; and (d) collectability of the sales price is reasonably assured. For software and technology development contracts the Company recognizes revenues on a percentage of completion method based upon several factors including but not limited to (a) estimate of total hours and milestones to complete; (b) total hours completed; (c) delivery of services rendered; (d) change in estimates; and (e) collectability of the contract.

F-8

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

The Company had two major customers including their affiliates which generated approximately 28.4% (18.0% and 10.4%) of its revenue in the year ended December 31, 2017.

The Company had two major customers including their affiliates which generated approximately 45.3% (23.8% and 21.5%) of its revenue in the fiscal years ended December 31, 2016.

At December 31, 2017, the Company had five customers representing 18%, 14%, 14%, 13% and 10% (an aggregate of approximately 69%) of the outstanding accounts receivable. At December 31, 2016, the Company had two customers representing 29% and 18% (an aggregate of approximately 47%) of the outstanding accounts receivable.

Certain Software as a Service (SaaS) are prepared and invoiced on an annual basis. Any funds received for services not provided yet are held in deferred revenue, and are recorded as revenue when earned.

Capitalization of Software Development Costs

In accordance with ASC 350-40, the Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs include only (i) external direct costs of materials and services utilized in developing or obtaining computer software, (ii) compensation and related benefits for employees who are directly associated with the software project and (iii) any interest costs incurred while developing internal-use computer software. Capitalized software costs are included in intangible assets on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the software (see Note 6).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of the Company’s stock, stock-based compensation, fair values relating to derivative liabilities, debt discounts and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Research and Technology Expenses

Research and technology expenses are expensed in the period costs are incurred. For the year ended December 31, 2017 and 2016, research and technology expenses totaled $181,303 and $343,712 respectively.

Fiscal Year End

The Company has a fiscal year ending on December 31.

Cash and Cash Equivalents

The Company considers cash in savings accounts to be cash equivalents. The Company considers any short-term, highly liquid investments with maturities of three months or less as cash and cash equivalents.

F-9

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Marketable Securities

The Company has elected the fair value option under ASC 825 for its marketable securities. Marketable securities are classified as available for sale and consist of common stock holdings of publicly traded companies. These securities are marked to market at the end of each reporting period based on the closing price of the security at each balance sheet date. Changes in fair value are recorded as unrealized gains or losses in the consolidated statement of operations in accordance with ASC 320.

Non-marketable Securities

From time to time, the Company invests in the securities of other entities where there exists no active market for the securities held. Non-marketable securities are recorded at the cost of the investment.

Allowance for Doubtful Accounts

The Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of the Company’s customers. The Company does not generally require collateral for its accounts receivable. During the years ended December 31, 2017 and 2016, the Company incurred $3,202 and $0 as bad debt expense. There was an allowance for doubtful accounts of $-0- as of December 31, 2017 and 2016.

Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repairs and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of the Company’s property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 5 to 7 years.

Goodwill, Intangible Assets, and Long-Lived Assets

Goodwill is carried at cost and is not amortized. The Company tests goodwill for impairment on an annual basis at the end of each fiscal year, relying on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and marketplace data. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests according to specifications set forth in ASC 350. The Company completed an evaluation of goodwill at December 31, 2017 and 2016 and determined that there was no impairment.

The fair value of the Company’s reporting unit is dependent upon the Company’s estimate of future cash flows and other factors. The Company’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate derived from the Company’s market capitalization plus a suitable control premium at date of the evaluation.

The financial and credit market volatility directly impacts the Company’s fair value measurement through the Company’s weighted average cost of capital that the Company uses to determine its discount rate and through the Company’s stock price that the Company uses to determine its market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded.

F-10

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

Impairment of Long-Lived Assets

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset.

Long-lived assets were evaluated for impairment and no impairment losses were incurred during the years ended December 31, 2017 and 2016, respectively.

Stock-based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by the Company in the same expense classifications in the consolidated statements of operations, as if such amounts were paid in cash.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

The Company has net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that the Company will not realize a future tax benefit, a valuation allowance is established.

Basic earnings (loss) per share are computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share and basic earnings (loss) per share are not included in the net loss per share computation until the Company has Net Income. Diluted loss per share including the dilutive effects of common stock equivalents on an “as if converted” basis would reduce the loss per share and thereby be antidilutive.

F-11

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Earnings (Loss) Per Share

Potentially dilutive securities excluded from the computation of basic and diluted net earnings (loss) per share are as follows:

	2017	2016
Preferred stock	284,360	364,881
Options to purchase common stock	1,003,836	1,029,249
Warrants to purchase common stock	1,919,906	2,537,322
Restricted stock units	156,340	50,105
Totals	3,364,442	3,981,557

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedging relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2017 and 2016, the Company did not have any derivative instruments that were designated as hedges.

On October 9, 2015, the Company issued convertible promissory notes representing $2,500,000 in aggregate principal together with warrants exercisable for up to 1,000,000 shares of the Company’s common stock. The warrants have a strike price of $2.50 and term of 5 years. Also, on April 11, 2017, pursuant to the terms of the purchase agreement entered into in connection with the convertible promissory notes and warrants issued on October 9, 2015, the Company issued an additional $50,000 convertible promissory note together with warrants exercisable for up to 20,000 shares of the Company’s common stock on the same terms and conditions as the convertible promissory notes and warrants issued by the Company on October 9, 2015.

In addition, in 2016 and 2017, in connection with the sale of the Company’s common stock, the Company issued warrants exercisable for up to 71,680 shares of the Company’s common stock. The warrants have a strike price of $6.25 and a term of 5 years.

In accordance with ASC 815, these outstanding warrants are deemed to be derivatives. The value of the derivative instrument will fluctuate with the price of the Company’s common stock and is recorded as a current liability on the Company’s Consolidated Balance Sheets. The change in the value of the liability is recorded as “unrealized gain (loss) on derivative liability” on the Consolidated Statements of Operations. This is a non-cash income (expense) item and is adjusted in the “operating activities” of the Consolidated Statements of Cash Flow. At December 31, 2017 and 2016, the derivative liability was stated at $2,984,010 and $3,478,626, respectively. The change in fair value of $155,027 was driven by the increased value of the Company’s common stock in the period and recorded as the “Loss on change in derivative liability” in the Consolidated Statements of Operations for the year ended December 31, 2017. As the warrants are exercised or expire, the derivative liability will be adjusted on the balance sheet and an adjustment will be reflected in stockholders equity under additional paid-in capital.

Financial Instruments

The carrying amount of the Company’s financial instruments, consisting of cash equivalents, short-term investments, account and notes receivable, accounts and notes payable, short-term borrowings and certain other liabilities, approximate their fair value due to their relatively short maturities. The carrying amount of the Company’s long-term debt approximates fair value since the stated rate of interest approximates a market rate of interest.

F-12

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Fair Value Measurements

Fair value is an estimate of the exit price, representing the amount that would be received to upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date). Fair value measurements are not adjusted for transaction cost. Fair value measurement under generally accepted accounting principles provides for use of a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

Level 3: Unobservable inputs reflect the assumptions that the Company develops based on available information about what market participants would use in valuing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

In October and November 2015 and April 2017, the Company issued warrants with an exercise price of $2.50 in connection with convertible debt instruments. The five-year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $2.50 per share. The Company determined that the warrants were not afforded equity classification because the warrants are not considered to be indexed to the Company’s own stock due to the anti-dilution provision. Accordingly, the warrants are treated as a derivative liability and are carried at fair value.

The Company estimated the fair value of these derivative warrants at initial issuance and again at each balance sheet date. The changes in fair value are recognized in earnings in the Consolidated Statements of Operations under the caption “unrealized gain/(loss) – derivative liability” until such time as the derivative warrants are exercised or expire. The Company used the Black-Scholes Option Pricing model to estimate the fair value as of the dates of issuance, the price of the Company stock ranged $0.775 to $4.675, volatility was estimated to be 102% to 172%, the risk-free rate ranged 1.14% to 1.79% and the remaining term was 5 years.

In 2016 and 2017, the Company issued warrants with an exercise price of $6.25 in connection with the sale of the Company’s common stock. The five-year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $6.25 per share. The Company determined that the warrants were not afforded equity classification because the warrants are not considered to be indexed to the Company’s own stock due to the anti-dilution provision. Accordingly, the warrants are treated as a derivative liability and are carried at fair value.

The Company estimated the fair value of these derivative warrants at initial issuance and again at each balance sheet date. The changes in fair value are recognized in earnings in the Consolidated Statements of Operations under the caption “unrealized gain/ (loss) – derivative liability” until such time as the derivative warrants are exercised or expire. The Company used the Black-Scholes Option Pricing model to estimate the fair value and as of the dates of issuance, the price of the Company stock ranged $3.80 to $4.875, volatility was estimated to be from 169% to 178%, the risk-free rate ranged 1.22% to 1.87% and the remaining term was 5 years. The estimated initial fair value of these warrants of $280,777 during 2016 and $6,062 during 2017 was reclassified from equity to liability at the date of issuance.

F-13

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

On May 2, 2017, a warrant holder exercised a warrant to acquire 40,000 shares of the Company’s common stock under a cashless provision. The Company used the Black-Scholes Option Pricing model to estimate the fair value and as of the date of exercise, the price of the Company stock was $5.00, volatility was estimated at 171%, the risk-free rate of 1.45% and the remaining term was 3.4 years. The estimated fair value of the warrant of $184,569 was reclassified from liability to equity at the date of exercise.

In October and November 2017, the Company offered, as an inducement to exercise, to reduce the exercise price of previously issued warrants from $2.50 per share to $1.75 per share. The Company used the Black-Scholes Option Pricing model to estimate the change in fair value and the dates of exercise, the price of the Company’s common stock was $3.475 to $3.8725, volatility estimated from 165% to 166%, risk free rate from 1.60% to 1.99% and remaining term from 2.94 to 4.42 years. The estimated fair value of the change in warrant fair value of $13,262 was charged to current period interest expense. The estimated fair value of the warrants at the dates of exercise of $574,342 was reclassified from liability to equity at the date of exercise(s). In connection with the offering, the exercise price of an aggregate of 71,680 previously issued warrants with anti-dilutive provisions were reset from $6.25 to $1.75 per share

At December 31, 2017, the price of the Company stock was $3.8725, volatility was estimated to be 163.9%, the risk free rate from 1.98% to 2.20% and the remaining term ranged from 2.77 to 4.03 years. As of December 31, 2017, the fair value of the warrants was determined to be $2,984,010, resulting in an unrealized loss on the change in the fair value of this derivative liability of $155,027 for the year ended December 31, 2017.

The following are the Company’s assets and liabilities, measured at fair value on a recurring basis, as of December 31, 2017 and 2016:

		Fair Value
	Fair Value	Hierarchy
Assets
Marketable securities, December 31, 2017	$750	Level 1
Marketable securities, December 31, 2016	$1,200	Level 1

Liabilities
Derivative Liability , December 31, 2017	$2,984,010	Level 3
Derivative Liability , December 31, 2016	$3,478,626	Level 3

Adoption of Accounting Standards

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features.

When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception.

F-14

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company anticipates early adoption of this pronouncement effective January 1, 2018.  As such, the impact would the reclassification of the December 31, 2017 fair values of our warrant and derivative liabilities to equity.

On January 1, 2018, the Company adopted ASU 2017-11 by electing the retrospective method to the outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year. Accordingly, the Company reclassified the fair value of the reset provisions embedded in previously issued warrants with embedded anti-dilutive provisions from liability to equity (accumulated deficit) in aggregate of $2,984,010.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2017, and the Company will adopt the standard using the modified retrospective approach effective January 1, 2018.

The most significant impact of the standard relates to capitalizing costs to acquire contracts, which have historically been expensed as incurred. As of December 31, 2017, the Company’s sales commission plans have included multiple payments, including initial payments in the period a customer contract is obtained and deferred payments over the life of the contract as future payments are collected from the customers. Under the standard, only the initial payment is subject to capitalization as the deferred payments require a substantive performance condition of the employee. These initial commission payments will be capitalized in the period a customer contract is obtained and will be amortized consistent with the transfer of the goods or services to the customer over the expected period of benefit. The expected period of benefit is the contract term, except when the commission payment is expected to provide economic benefit to the Company for a period longer than the contract term, such as for new customer or incremental sales where renewals are expected and renewal commissions are not commensurate with initial commissions. Such commissions will be amortized over the greater of contract term or technological obsolescence period when the underlying contracted products are technology-based, such as for the SaaS-based platforms, or the expected customer relationship period when the underlying contracted products are not technology-based, such as for patient experience survey products.

The Company has determined that the adoption of ASU-2014-09 will not have a material impact on its consolidated financial statements.

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 4 — MARKETABLE AND NON-MARKETABLE SECURITIES

During 2014, the Company converted $60,000 of accounts receivable initially for a convertible note from Ecologic Transportation. Ecologic Transportation is affiliated with a former director of the Company. The note was convertible into 600,000 shares of Ecologic Transportation common stock. Subsequently, Ecologic Transportation merged into Peartrack Security Systems, Inc. As of December 31, 2017 and 2016, the Company held 60,000 shares in Peartrack Security Systems, Inc. The fair value of the investment on the date of conversion was $24,000 and as of December 31, 2017 and 2016 was $750 and $1,200, respectively. This resulted in a loss on the conversion date of the accounts receivable of $36,000 in 2014, and further unrealized losses of $450 and $2,400 for the years ended December 31, 2017 and 2016, respectively.

F-15

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

During 2014, the Company entered into a licensing transaction where it received 1,200,000 shares of Beta Music Group. This investment was deemed to be an investment in nonmarketable securities and the shares were recorded at cost of $-0-. As of December 31, 2017, the Company continues to hold 1,200,000 shares of Beta Music Group.

During 2014, the Company invested $50,000 in Cannonball Red in return for 97,500 shares with the expressed purpose of achieving new customers. Cannonball Red is affiliated with a related party. The Company recorded the investment at cost of $50,000 and the investment was determined to be nonmarketable securities. Subsequent to the investment in 2014, the Company and Cannonball Red entered into an agreement where upon Cannonball Red would repurchase the investment for $60,000 at an agreed upon future date. The parties have not agreed upon such date. As of December 31, 2017 and 2016, the Company held 97,500 shares of Cannonball Red, and Cannonball Red does not have the resources to repurchase the securities.

At December 31, 2016, the Company management performed an evaluation of its investment in Cannonball Red for purposes of determining the implied fair value of the asset at December 31, 2016. The test indicated that the recorded book value of its investment exceeded its fair value for the year ended December 31, 2016. As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $50,000, net of tax to reduce the carrying value to $0. The impairment charge is reflected as part of the loss from operations in the accompanying financial statements. Considerable management judgment is necessary to estimate the fair value. Accordingly, actual results could vary significantly from management’s estimates.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2017 and 2016 is summarized as follows:

	2017	2016
Computer equipment	$63,517	$25,478
Furniture and fixtures	3,128	-
Total	66,645	25,478
Less accumulated depreciation	(31,651)	(25,478)
Property and equipment, net	$34,994	$-

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful life of 3 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

The Company spent $41,167 in purchase of equipment during year ended December 31, 2017. Depreciation expense was $6,173 and $-0- for the year ended December 31, 2017 and 2016, respectively.

NOTE 6 — INTANGIBLE ASSETS

For the years ended December 31, 2017 and 2016, the Company invested in software development costs in the amounts of $383,802 and $0 respectively. For the years ended December 31, 2017 and 2016, the Company invested in patent costs in the amounts of $0 and $42,640 respectively.

Patents, technology and other intangibles with contractual terms are generally amortized over their estimated useful lives of ten years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Software development costs are amortized over their estimated useful life of three years.

F-16

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Prior to any impairment adjustment, intangible assets consisted of the following:

	2017	2016
Patents	$3,697,709	$3,697,710
Capitalized software development	1,005,369	621,566
Accumulated amortization	(2,538,615)	(2,006,027)
Intangible assets, net	$2,164,463	$2,313,249

Amortization expense for patents totaled $379,158 and $373,398 for the years ended December 31, 2017 and 2016, respectively. Amortization expense for software development totaled $153,430 and $196,849 for the year ended December 31, 2017 and 2016, respectively.

Total amortization expense totaled $532,588 and $570,247 for the years ended December 31, 2017 and 2016, respectively.

NOTE 7 — RELATED PARTY TRANSACTIONS

Dr. Carr Bettis, Executive Chairman and Chairman of Board of Directors

As of December 31, 2017 and 2016, the Company owed Dr. Bettis $5,992 and $20,575 in accrued salary, respectively. In addition, AudioEye sub-leases office space in Scottsdale, Arizona for certain Company employees, including Todd Bankofier, CEO, from Verus Analytics, Inc, a company in which Dr. Bettis has a controlling interest. The Company had taken on more employees and space, the sub-lease amount increased from $500 per month to $3,502 per month in 2017 totaling $16,371 and $6,000 for the year ended December 31, 2017 and 2016, respectively. The amount of $0 was due as of December 31, 2017 and 2016. At December 31, 2017 and 2016, an estimated $14,000 was due and accrued to Dr. Bettis for unreimbursed travel related expenses.

Sean Bradley, President, Chief Technology Officer, and Secretary

As of December 31, 2017 and 2016, the Company owed Sean Bradley $3,543 in accrued salary.

David Moradi, 5% or more shareholder

As of December 31, 2015 the Company owed David Moradi $70,000 in principal and $4,280 in accrued interest. During the year ended December 31, 2016, Mr. Moradi was paid in full. During the year ended December 31, 2016, the Company incurred a total of $44,912 legal expenses for services provided on corporate general matters by Anthion Partners LLC, an entity affiliated with David Moradi.

In 2017, the Company issued an aggregate of $762,500 in convertible notes payable and warrants to acquire 305,000 shares of the Company’s common stock with a term of five years, an exercise price of $1.75 per share to David Moradi. Upon issuance, the convertible notes immediately and automatically converts into the Company’s common stock at a conversion rate of $1.68 per share.

Conversion of convertible notes payable

On April 18, 2016, the Company issued 100,274 shares of its common stock in settlement of an outstanding convertible note payable, issued in October 2015, for $200,000 and accrued interest $10,575 to KTK Capital, Inc., a material shareholder on a fully diluted basis.

On April 18, 2016, the Company issued 50,046 shares of its common stock in settlement of an outstanding convertible note payable, issued in October 2015, for $100,000 and accrued interest $5,096 to Equity Trust Custodian, FBO Alexandre Zyngier IRA, an entity under the control of Alexandre Zyngier, a member of the Company’s board of directors.

F-17

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

On April 18, 2016, the Company issued an aggregate of 734,133 warrants to purchase the Company’s common stock at $4.375 per share for five years in settlement of convertible notes payable, issued in October 2015, in aggregate of $1,475,000 and accrued interest of $66,678 to Anthion Partners and Anthion Partners II LLC; entities under common control with David Moradi.

In 2017, the Company issued an aggregate of 453,870 shares of the Company’s common stock in settlement of outstanding convertible notes, issued in 2017, for $762,500 to David Moradi.

Sales of common stock

In 2016, the Company sold to CSB IV Holdings, a company under the control of Carr Bettis, an aggregate of 104,286 shares of the Company’s common stock and warrants to acquire 11,680 shares of the Company’s common stock with a term of five years, an exercise price of $6.25 per share and is subject to anti-dilution protection, as defined, for net proceeds of $365,000.

In 2016, the Company sold to Ernest Purcell, a member of the Company’s Board of Directors, 64,286 shares of the Company’s common stock and warrants to acquire 7,200 shares of the Company’s common stock with a term of five years, an exercise price of $6.25 per share and is subject to anti-dilution protection, as defined, for net proceeds of $225,000.

In 2016, the Company sold to Todd Bankofier, the Company’s Chief Executive Officer, 7,143 shares of the Company’s common stock and warrants to acquire 800 shares of the Company’s common stock with a term of five years, an exercise price of $6.25 per share and is subject to anti-dilution protection, as defined, for net proceeds of $25,000.

In 2016, the Company sold to Anthion Partners II, LLC, an entity under the control of David Moradi, 35,715 shares of the Company’s common stock and warrants to acquire 4,000 shares of the Company’s common stock with a term of five years, an exercise price of $6.25 per share and is subject to anti-dilution protection, as defined, for net proceeds of $125,000.

In 2017, the Company sold to Anthion Partners II, LLC, an entity under the control of David Moradi, 214,286 shares of the Company’s common stock for net proceeds of $750,000.

In 2017, the Company issued 30,000 shares of the Company’s common stock in exchange for the exercise of warrants for net proceeds of $52,500 to David Moradi.

In 2017, the Company issued 729,028 shares of the Company’s common stock in exchange for the exercise on a cashless basis of 734,133 warrants.

Other

The Company holds 60,000 shares in Peartrack Security Systems, formerly Ecologic Transportation, as of December 31, 2014 resulting from the conversion of a $60,000 accounts receivable balance in 2014. Peartrack Security Systems is an entity whose Executive Chairman was former Company director, Edward Withrow III. In 2014, the Company invested $50,000 in Cannonball Red in return for 97,500 shares held as of December 31, 2014. Former CEO, Chief Innovation Officer and director Nathan Bradley had a material interest in Cannonball Red at the time of the transaction. At December 31, 2016, the Company recorded an impairment of $50,000 relating to the 97,500 shares of Cannonball Red to a net carrying value of $-0-.

In summary, as of December 31, 2017 and 2016, the total balances of related party payable were $23,535 and $32,118, respectively.

F-18

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 8 — NOTES PAYABLE

As of December 31, 2017 and 2016, the Company has short term notes payable of $-0- and $23,800, respectively as shown in the table below.

Notes and loans payable	2017	2016
Short Term
Maryland TEDCO	$-	$23,800
Total	$-	$23,800

Maryland TEDCO

As of December 31, 2012, the Company had an outstanding loan to a third party in the amount of $74,900, which was originally issued during 2006 as part of an Investment Agreement. The loan was unsecured and bore interest at 25% per year for four years. The Company had accrued interest of $74,900, which was included in accounts payable and accrued expenses on the consolidated balance sheets. The note was in default until October 24, 2011, at which time the Company entered into a Termination and Release Agreement (“Release”) with the third party.

The terms of the Release, among other things, terminated the Investment Agreement between the parties, and required the Company to issue a Promissory Note to the third-party in the combined amount of principal and accrued interest to date, for a total principal amount of $149,800. The note is interest free, and is payable in monthly installments of $2,000 beginning November 1, 2011. As of December 31, 2017 and 2016, the principal amount owing was $-0- and $23,800, respectively, all of which is current. The Company has paid off the remaining principal in 2017.

Convertible Secured Notes

On April 11, 2017, the Company issued a convertible promissory note in the principal amount of $50,000 (the “Note”) and warrant (the “Warrant”) to purchase 20,000 shares of common stock of the Company. The Note and Warrant were issued in connection with an election granted under our October 9, 2015 Note and Warrant Purchase Agreement (the “October 2015 Purchase Agreement”) whereby any investor in the October 2015 Purchase Agreement within the three-year period immediately following the initial closing date, may purchase an additional note in the principal amount equal to 50% of the principal amount of the initial note purchased by such investor at previous closings and an additional warrant with an aggregate exercise price equal to such investor’s the principal amount of such additional note.

The Note bears interest at 10% and matures the earlier of October 9, 2018 or after the occurrence of an event of default (as defined in the Note). In the event of any conversion, all interest shall be also converted into equity and shall not be payable in cash.

If the Company sells equity securities in a single transaction or series of related transactions for cash of at least $1,000,000 (excluding the conversion of the Note and excluding the shares of common stock to be issued upon exercise of the warrants) on or before the maturity date, all of the unpaid principal on the Note plus accrued interest shall be automatically converted at the closing of the equity financing into a number of shares of the same class or series of equity securities as are issued and sold by the Company in such equity financing (or a class or series of equity securities identical in all respects to and ranking pari-passu with the class or series of equity securities issued and sold in such equity financing) as is determined by dividing (i) the principal and accrued and unpaid interest amount of the Note by (ii) 60% of the price per share at which such equity securities are issued and sold in such equity financing.

The Warrant is exercisable at $2.50 per share and expires 5 years following the date of issuance. The Warrant is subject to anti-dilution protection, subject to certain customary exceptions.

F-19

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

The estimated fair value of the issued warrant of $89,944 was charged as a debt discount up to the net proceeds of the note ($50,000) and the excess ($39,944) recorded as current period interest expense. The Company amortized $50,000 of the debt discount to current period operations as interest expense for the year ended December 31, 2017.

On November 30, 2017, the Company issued 31,450 shares of the Company’s in full settlement of the promissory note and accrued interest of $2,836. In connection with the settlement, the Company incurred a $15,724 loss on settlement of debt.

On October 11, 2017, the “Company entered into a Second Amendment to the Note and Warrant Purchase Agreement (the “Purchase Agreement Amendment”) and an Omnibus Amendment to Common Stock Warrants (the “Warrant Amendment”), which collectively amend that certain Note and Warrant Purchase Agreement dated as of October 9, 2015 (the “Original Agreement”) and the warrants previously issued thereunder (the “Warrants”) to, among other things; (i) for the period from the Closing Date until November 8, 2017 (the “Discount Period”), provide parties to the Original Agreement the option to purchase additional notes (in an amount of up to 50% of their respective original investment as provided in the Original Agreement) that will immediately convert to shares of common stock of the Company (“Common Stock”) at a price of $1.68 per share along with warrants exercisable for shares of Common Stock at a price of $1.75 per share if exercised during the Discount Period or $2.50 per share if exercised during the term of the warrant following the Discount Period; (ii) provide for certain registration rights for shares of Common Stock issued pursuant to the Original Purchase Agreement, as amended, at any time after 30 days subsequent to the listing of the Common Stock on a national securities exchange; and (iii) amend the Warrants such that they are exercisable for shares of Common Stock at a price of $1.75 per share if exercised during the Discount Period or $2.50 per share if exercised during the term of the warrant following the Discount Period. The Company recognized a charge of $13,262 to current period interest for change in fair value due to the warrant modifications using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, a risk free interest rate of 1.60% to 1.99%, a dividend yield of 0%, and volatility of 165.18% to 166.12%.

In November 2017, the Company issued convertible promissory notes in aggregate of $812,500 and 325,000 warrants to acquire the Company’s common stock at $1.75 per share for five years under the above described terms. The notes were immediately converted into 483,631 shares of the Company’s common stock at a conversion rate of $1.68 per share. Of the issued 325,000 warrants, 30,000 warrants were exercised for net proceeds of $52,500.

In accordance with ASC 470-20, the Company recognized the value attributable to the warrants and the conversion feature in the aggregate amount of $812,500 to additional paid in capital and a discount against the November 2017 notes. The Company valued the warrants in accordance with ASC 470-20 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, a risk free interest rate of 1.83% to 2.01%, a dividend yield of 0%, and volatility of 165.45% to 166.12%. Due to the immediate conversion feature, the debt discount attributed to the value of the warrants and conversion feature in aggregate of $812,500 was charged to current period as interest expense.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company’s principal executive offices are located at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711, consisting of approximately 2,362 square feet as of December 31, 2017. The Company’s principal executive office is leased for an aggregate amount of $4,724 per month through September 1, 2016, $5,474 through September 30, 2017 and an aggregate amount of $6,224 per month as of December 31, 2017. On December 21, 2017, effective February 1, 2018, the Company amended its existing lease to expand its Arizona office to approximately 4,248 square feet with lease expiry of September 30, 2021. As such, beginning February 1, 2018, the basic rent increases to $9,598 on February 1, 2018, escalating to $10,185 at lease term.

F-20

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

The Company also has offices in Atlanta, previously located at 1855 Piedmont Road, Suite 200, Marietta, Georgia leased for an aggregate of $2,763 per month. Beginning September 1, 2016, we re-located offices located to 3901 Roswell Road, Suite 134, leased for an aggregate of $3,937 per month as of December 31, 2017 and expiring September 30, 2019. On December 29, 2017, effective February 1, 2018, amended its existing lease to expand its Georgia office to approximately 3,831 square feet. As such, beginning February 1, 2018, the basic rent increased by $1,500 on February 1, 2018 through the remainder of lease term.

In 2017, we leased office space in New York on a month to month basis for $300 per month.

Beginning November 1, 2015, we subleased an office from a company controlled by our Executive Chairman in Scottsdale, AZ for $3,502 per month as of December 31, 2017.

Rent expense charged to operations, which differs from rent paid due to rent credits and to increasing amounts of base rent, is calculated by allocating total rental payments on a straight-line basis over the term of the lease. During the years ended December 31, 2017 and 2016, rent expense was $144,030 and $109,340, respectively and as of December 31, 2017 and 2016, net deferred rent payable was $14,450 and $14,657, respectively.

The following is a schedule of future minimum lease payments for all non-cancelable operating leases for each of the next four years ending December 31 and thereafter:

Year ended December 31,
2018	$177,450
2019	168,503
2020	119,629
2021	91,466
Total	$557,048

Employment Contracts

Dr. Carr Bettis. Pursuant to an Executive Employment Agreement, Dr. Carr Bettis is employed as our Executive Chairman. The term of the Executive Employment Agreement is one year commencing July 1, 2017, terminable at will by either us or Dr. Bettis and subject to extension upon mutual agreement. He is to receive a base annual salary of $175,000 during the employment period. He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board following consideration of the report prepared by Farient Advisors LLC approved a performance option agreement for Dr. Bettis. The number of shares that vest under the performance options are determined based upon the Company’s and Dr. Bettis (as applicable) performance compared to performance goals described below.

The compensation committee following consideration of the report prepared by Farient Advisors LLC established a target number of shares of 80,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Dr. Bettis, as applicable. Subject to the share price condition, 50% of the target award will be earned by Dr. Bettis at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period.

F-21

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Dr. Bettis shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) targeted cash contract bookings (as to 33.33%); (b) targeted net operating cash flow (as to 33.33%); (c) board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $5.00 per share (as adjusted for stock splits, combinations, recapitalization and the like). The Company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date. Effective December 31, 2017, the vesting terms of these options were modified whereby they became fully vested on December 31, 2017. All other option terms remained the same. The incremental increase in the fair value of the options on the date of modification of $268,300 was determined using the Black-Scholes Option Pricing Model and was recognized immediately as compensation expense.

On December 7, 2016, the Company’s board of directors approved an extension to and modification of the existing employment contract with Dr. Carr Bettis, as well as the grant of certain equity awards to Dr. Bettis under the Company’s 2016 Incentive Compensation Plan. To best preserve the Company’s limited cash resources, the Employment Contract provides generally that Dr. Bettis’s base compensation is paid in the form of Restricted Stock Units (RSUs).

On December 7, 2016, the Company’s board of directors approved an extension to and modification of the existing employment contract with Dr. Carr Bettis, as well as the grant of certain equity awards to Dr. Bettis under the Company’s 2016 Incentive Compensation Plan. To best preserve the Company’s limited cash resources, the Employment Contract provides generally that Dr. Bettis’s base compensation is paid in the form of RSUs.

In its December 7, 2016 action by written consent, the Company’s Board of Directors approved an award of RSU’s to Dr. Bettis in consideration of services Dr. Bettis rendered subsequent to June 30, 2016. The number of Employment Contract RSUs awarded was 24,105, which was determined by dividing $72,917 (the amount of compensation for the period July 1, 2016 through November 30, 2016) by $3.025, representing the 10-day average closing price of the Company’s Common Stock over the 10 trading days beginning November 17, 2016 (the “Award Pricing Methodology”). The Employment Contract RSUs of Dr. Bettis vest upon the satisfaction of both of the following conditions: (i) Dr. Bettis remains in service to the Company continuously through and until June 30, 2017, and (ii) the Company undergoes a change of control during the seven-year term of the award (the “Award Vesting Conditions”).

The Board also approved the grant to Dr. Bettis of a long-term equity component of his compensation in the form of an RSU with a seven-year term representing the right to receive, subject to the terms and upon the conditions of the RSU, 10,000 shares of the Company’s Common Stock, with such number of shares to be reduced by the number of shares, if any, that are awarded to Dr. Bettis in connection with the Performance Option Unit Agreement granted Dr. Bettis in January 2016 under the 2016 Plan. This RSU is also subject to the Award Vesting Conditions.

On August 10, 2017, the Company amended the terms of the 10,000 RSUs previously granted in 2016. The vesting terms were amended from conditional based on a change of control to vesting as of July 1, 2017. The settlement date for such RSUs, as amended, in the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control. The change in vesting terms were considered a modification of equity based instrument and accordingly charged the change in estimated fair value of $41,250 to current period operations.

F-22

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

On August 10, 2017, the Company amended 16,092 RSUs previously granted to Dr. Bettis on February 23, 2017 for accrued and unpaid compensation for the period from December 1, 2016 through March 31, 2017 in the amount of $66,379. The RSUs as amended, vest upon the earlier of (i) on July 1, 2017 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs, as amended, is the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control.

On August 10, 2017, the Company amended 10,543 RSUs previously granted Dr. Bettis on June 22, 2017 for accrued and unpaid compensation for the period from April 1, 2017 through June 30, 2017 in the amount of $43,486. The RSUs, as amended, vest upon the earlier of (i) on July 1, 2017 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs, as amended, is the earlier of (i) July 1, 2024 or (ii) date on which the Company undergoes a change of control during the seven-year term of the award.

On June 22, 2017, the Company granted to Dr. Bettis 26,600 RSUs for services provided as a board member. The RSUs vest upon the earlier of (i) on July 1, 2018 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs is (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control during the seven-year term of the award.

Todd Bankofier. Pursuant to an Executive Employment Agreement dated as of February 13, 2018, effective December 31, 2017, Mr. Bankofier continued to be employed as our Chief Executive Officer. The term of the Executive Employment Agreement is two years commencing December 1, 2017 and subject to extension upon mutual agreement. He is to receive a base annual salary of $250,000. Mr. Bankofier is also entitled to equity awards under our incentive compensation plan. In connection with entry into the Executive Employment Agreement, we and Mr. Bankofier terminated the existing employment agreement, dated November 10, 2015, between us and Mr. Bradley effective as of December 1, 2017.

On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan, the compensation committee following consideration of the report prepared by Farient Advisors LLC of the board approved a performance option agreement for Mr. Bankofier. The number of shares that vest under the performance options are determined based upon the Company’s and Mr. Bankofier (as applicable) performance compared to performance goals described below.

The compensation committee following consideration of the report prepared by Farient Advisors LLC established a target number of shares of 80,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Mr. Bankofier, as applicable. Subject to the share price condition, 50% of the target award will be earned by Mr. Bankofier at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Mr. Bankofier shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) targeted cash contract bookings (as to 33.33%); (b) targeted net operating cash flow (as to 33.33%); (c) board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). The Company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period.

F-23

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date. Effective December 31, 2017, the vesting terms of these options were modified whereby they became fully vested on December 31, 2017. All other option terms remained the same. The incremental increase in the fair value of the options on the date of modification of $268,300 was determined using the Black-Scholes Option Pricing Model and was recognized immediately as compensation expense.

On December 7, 2016, the Company’s board of directors approved an increase to the base salary of Todd Bankofier, the Company’s Chief Executive Officer. Mr. Bankofier’s base annual salary was increased to $175,000. Mr. Bankofier also received a restricted stock unit award under the 2016 Plan (the “Bankofier RSUs”). The Bankofier RSUs have a seven-year term and represent the right to receive, subject to the terms and upon the conditions of the RSU award, 10,000 shares of the Company’s common stock, with such number of units to be reduced by the number of shares, if any, that are awarded to Mr. Bankofier in connection with the Performance Option Unit Agreement granted Mr. Bankofier in January 2016 under the 2016 Plan. The Bankofier RSUs vest under the Award Vesting Conditions.

On August 10, 2017, the Company amended the terms of the 10,000 RSUs previously granted in 2016. The vesting terms were amended from conditional based on a change of control to vesting as of July 1, 2017. The settlement date for such RSUs, as amended, in the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control.

Sean Bradley. Pursuant to an Executive Employment Agreement dated as of February 13, 2018, effective December 31, 2017, Sean Bradley continued to be employed as our Chief Technology Officer. The term of the Executive Employment Agreement is two years commencing December 1, 2017, subject to extension upon mutual agreement. He is to receive a base annual salary of $200,000 during the employment period. He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee. Mr. Bradley is also entitled to equity awards under the AudioEye, Inc. 2012 Incentive Compensation Plan, the AudioEye, Inc. 2013 Incentive Compensation Plan and the AudioEye, Inc. 2014 Incentive Compensation Plan. In connection with entry into the Executive Employment Agreement, we and Mr. Bradley terminated the existing employment agreement, dated August 7, 2013, between us and Mr. Bradley effective as of December 1, 2017.

Pursuant to a Performance Share Unit Agreement, Mr. Bradley was granted an award of an aggregate of 8,000 PSUs at target value of established goals. 37.5% of these awards are tied to targeted revenue goals of approximately $1.7 million, $8.0 million and $22 million over the years ended March 31, 2014, March 31, 2015 and March 31, 2016, respectively. 37.5% of these awards are tied to a project plan deliverable schedule and related project budget, and 25% are tied to discretionary goals. The award will pay above or below the target number of shares based on performance. In order to receive any shares, the threshold value of goals is 75% of the target, which will payout at 4,000 shares. The maximum share payout is 12,000 shares if 125% of performance targets are met. We use interpolation to determine share payouts if the performance metric values achieved are between the threshold, target and maximum goal levels. Pursuant to the first-year goals, in 2014 Mr. Sean Bradley was granted 3,750 shares. In the third quarter of 2015 management determined that was highly improbably that any of the 2015 or 2016 performance period targets would be met.

Effective April 24, 2015, our board of directors appointed Sean Bradley to serve as President of our company as well as continuing as Chief Technology Officer and Secretary. Effective May 1, 2015, Mr. Bradley agreed to reduce his annual base salary to $150,000. Effective October 1, 2015 the board and Mr. Bradley agreed that in lieu of cash Mr. Bradley would receive up to $6,250 per quarter in compensation in the form of market value of options or warrants. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Mr. Bradley. The number of shares that vest under the performance options are determined based upon the company’s and Mr. Bradley’s (as applicable) performance compared to performance goals described below.

F-24

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

The compensation committee following consideration of the report prepared by Farient Advisors LLC established a target number of shares of 60,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Mr. Bradley, as applicable. Subject to the share price condition, 50% of the target award will be earned by Mr. Bradley at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Mr. Bradley shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) targeted cash contract bookings (as to 33.33%); (b) targeted net operating cash flow (as to 33.33%); (c) board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date. Effective December 31, 2017, the vesting terms of these options were modified whereby they became fully vested on December 31, 2017. All other option terms remained the same. The incremental increase in the fair value of the options on the date of modification of $201,225 was determined using the Black-Scholes Option Pricing Model and was recognized immediately as compensation expense.

The board following consideration of the report prepared by Farient Advisors LLC also approved the grant to Mr. Bradley of a long-term equity component of his compensation in the form of an RSU with a seven-year term representing the right to receive, subject to the terms and upon the conditions of the RSU, 6,000 shares of the Company’s common stock. This RSU is also subject to the Award Vesting Conditions.

On August 10, 2017, the Company amended the terms of the 6,000 RSUs previously granted in 2016. The vesting terms were amended from conditional based on a change of control to vesting as of July 1, 2017. The settlement date for such RSUs, as amended, in the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control.

Litigation

In April 2015, two shareholder class action lawsuits were filed against the Company and former officers Nathaniel Bradley and Edward O’Donnell in the U.S. District Court for the District of Arizona. The plaintiffs alleged various causes of action against the defendants arising from our announcement that our previously issued financial results for the first three quarters of 2014 and the guidance for the fourth quarter of 2014 and the full year of 2014 could no longer be relied upon. The complaints sought among other relief, compensatory damages and plaintiff’s counsel’s fees and experts’ fees. The Court appointed a lead plaintiff and lead counsel and consolidated the actions. A consolidated amended complaint was filed under the caption In re AudioEye, Inc. Sec. Litigation. The Company and individual defendants filed a motion to dismiss.

On July 25, 2016, in connection with a voluntary mediation, the parties reached an agreement in principle to settle the consolidated actions. The terms of the agreement include a settlement payment to the class of $1,525,000 from the Company’s insurer, with no admission of liability by any party. In 2015, the Company paid a deductible under its D&O insurance policy in the amount of $100,000 regarding this matter. On May 8, 2017, the Court approved the settlement in all respects, and dismissed the case with prejudice.

F-25

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

On January 23, 2017, the court granted preliminary approval of the settlement pursuant to the terms set forth in the Stipulation of Settlement, provisionally certified a settlement class of shareholders, and directed plaintiffs' counsel to provide notice to that class. The Court held a Settlement Hearing May 8, 2017 to consider any objections to the Settlement that might be raised by settlement class members, to consider plaintiffs’ counsel's application for an award of fees and costs, and to determine whether the Order and Final Judgment as provided under the Stipulation of Settlement should be entered, dismissing the case with prejudice. On May 8, 2017, this Court granted final approval to the settlement of the securities class action brought by Lead Plaintiffs, individually and on behalf of all others similarly situated. On February 9, 2018, the Court authorized distribution of the Net Settlement Fund and approved the proposed modified plan of allocation.

On May 16, 2016, a shareholder derivative complaint entitled LiPoChing, Derivatively and on Behalf of AudioEye, Inc., v. Bradley, et al., was filed in the United States District Court for the District of Arizona. As a derivative complaint, the plaintiff-shareholder purported to act on behalf of the Company against the Named Individuals. The Company was named as a nominal defendant. The complaint asserted causes of action including breach of fiduciary duty and others, arising from the Company’s restatement of its financial results for the first three quarters of 2014. The complaint sought, among other relief, compensatory damages, restitution and attorneys’ fees. In October 2016, the Company and Named Defendants filed a motion to dismiss. In response, the Plaintiff voluntarily dismissed the complaint without prejudice. Plaintiff’s counsel subsequently submitted a demand to the Company’s board of directors, to investigate the circumstances surrounding restatement of its financial results for the first three quarters of 2014. On June 22, 2018, the matter was resolved to the parties’ satisfaction. The resolution of the matter will not have a material adverse effect on our financial position or results of operations.

On July 26, 2016, a shareholder derivative complaint entitled Denese M. Hebert, derivatively on Behalf of Nominal Defendant AudioEye, Inc., v. Bradley, et al., was filed in the State of Arizona Superior Court for Pima County. The complaint generally asserted causes of action related to the Company’s restatement of its financial statements for the first three fiscal quarters of 2014. As a derivative complaint, the plaintiff-shareholder purported to act on behalf of the Company against the Named Individuals. The Company was named as a nominal defendant. The defendants filed a motion to dismiss, which the Court granted on May 8, 2017, while also denying Plaintiff’s request for leave to amend the complaint. As in the above matter, after this matter was dismissed Plaintiff’s counsel subsequently submitted a demand to the Company’s board of directors, to investigate the circumstances surrounding restatement of its financial results for the first three quarters of 2014. On June 22, 2018, the matter was resolved to the parties’ satisfaction. The resolution of the matter will not have a material adverse effect on our financial position or results of operations.

We may become involved in various other routine disputes and allegations incidental to our business operations. While it is not possible to determine the ultimate disposition of these matters, our management believes that the resolution of any such matters, should they arise, is not likely to have a material adverse effect on our financial position or results of operations.

NOTE 10 — STOCKHOLDERS’ EQUITY

Preferred Stock

As of December 31, 2017 and 2016, the Company had 110,000 and 160,000 shares of Series A Convertible Preferred Stock, respectively, issued at $10 per share, paying a 5% cumulative annual dividend and convertible at $4.385 per share of common stock. For the years ended December 31, 2017 and 2016, preferred shareholders earned, but were unpaid $75,206 and $80,000 in annual dividends, convertible at $4.385 per share or 428,783 and 442,372 common shares, respectively. As of December 31, 2017 and 2016, cumulative and unpaid dividends were $146,918 and $133,699, convertible at $4.385 per share or 837,617 and 762,252 common shares, respectively.

F-26

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Common Stock

As of December 31, 2017 and 2016, the Company had 6,466,564 and 4,460,481 shares of common stock issued and outstanding, respectively.

In April 2016, the Company issued an aggregate 3,333 shares of its common stock in payment for consulting services at a fair value of $14,292.

In April 2016, the Company issued an aggregate of 513,392 shares of its common stock to Note holders in settlement of $1,025,000 in convertible notes and $53,123 in accrued interest.

In May 2016, the Company sold an aggregate of 468,572 shares of common stock of the Company and 52,480 warrants to purchase the Company’s common stock to accredited investors for net proceeds of $1,579,082, net of $63,292 of offering costs. The warrants have a term of five years, an exercise price of $6.25 per share and are subject to anti-dilution protection, as defined.

In May 2016, the Company issued 36,021 shares of its common stock upon conversion of 15,000 shares of Series A Convertible Preferred Stock and accrued dividends.

In July 2016, the Company issued an aggregate 5,000 shares of its common stock in payment for consulting services at a fair value of $20,666.

In August 2016, the Company issued an aggregate 1,667 shares of its common stock in payment for consulting services at a fair value of $6,208.

In September 2016, the Company issued an aggregate 1,667 shares of its common stock in payment for consulting services at a fair value of $6,292.

In October 2016, the Company issued an aggregate 1,667 shares of its common stock in payment for consulting services at a fair value of $5,208.

In November 2016, the Company issued an aggregate 1,667 shares of its common stock in payment for consulting services at a fair value of $4,917.

In December 2016, the Company issued an aggregate 1,666 shares of its common stock in payment for consulting services at a fair value of $5,709.

In December 2016, the Company sold an aggregate of 157,142 shares of common stock of the Company and 17,600 warrants to purchase the Company’s common stock to accredited investors for net proceeds of $550,000. The warrants have a term of five years, an exercise price of $6.25 per share and are subject to anti-dilution protection, as defined.

In January 2017, the Company sold 14,286 shares of common stock of the Company and 1,600 warrants to purchase the Company’s common stock to an accredited investor for net proceeds of $50,000.  The warrants have a term of five years, an exercise price of $0.25 per share and are subject to anti-dilution protection, as defined.

In January 2017, the Company issued 1,667 shares of its common stock in payment for consulting services at a fair value of $6,625.

In February 2017, the Company issued 1,667 shares of its common stock in payment for consulting services at a fair value of $5,333.

F-27

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

In March 2017, the Company issued 1,666 shares of its common stock in payment for consulting services at a fair value of $5,917.

In April 2017, the Company issued 1,667 shares of its common stock in payment for consulting services at a fair value of $7,126.

In May 2017, the Company issued 21,132 shares of its common stock upon the cashless exercise of outstanding warrants to purchase 40,000 shares of common stock.

In October 2017, the Company sold an aggregate of 428,571 shares of its common stock of the Company for net proceeds of $1,500,000 or $3.50 per share.

In October 2017, the Company issued 128,161 shares of its common stock upon conversion of 50,000 shares of Series A Convertible Preferred Stock and accrued dividends.

In November 2017, the Company issued an aggregate of 90,000 shares of its common stock of the Company for the exercise of warrants, for proceeds of $157,500.

In November 2017, the Company issued an aggregate of 61,212 shares of its common stock of the Company for conversion of notes payable and accrued interest of $102,836.

In November 2017, the Company issued 43,157 shares of its common stock of the Company for a cashless exercise of 80,000 previously issued warrants.

In December 2017, the Company issued an aggregate of 30,000 shares of its common stock of the Company for the exercise of warrants, for proceeds of $52,500.

In December 2017, the Company issued an aggregate of 453,869 shares of its common stock of the Company for conversion of notes payable of $762,500.

In December 2017, the Company issued 729,028 shares of its common stock upon the cashless exercise of outstanding warrants to purchase 734,133 shares of common stock.

Registration Rights

Under the purchase agreement, the Company has agreed to use its reasonable best efforts to prepare and file with the SEC registration statement within 60 days of the initial closing date, covering the resale by the investors of any common stock previously issued to the investors, and any common stock into which any convertible promissory notes previously issued to the investors are convertible and any common stock for which the warrants or any warrants previously issued to the investors are exercisable. The Company filed a registration statement on September 30, 2016 and became effective on December 21, 2016.

F-28

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Options

As of December 31, 2017 and 2016, the Company has outstanding options to purchase 1,003,836 and 1,029,262 shares of common stock, respectively.

					Intrinsic
			Wtd Avg.		Value
	Number of	Wtd Avg.	Remaining		of
	Options	Exercise Price	Term	Exercisable	Options
Outstanding at December 31, 2015	590,410	$7.50	3.61	334,9672	$235,330
Granted	500,356	2.25	4.87		-
Forfeited/Expired	(61,504)	7.25
Outstanding at December 31, 2016	1,029,262	$5.00	3.34	603,655	$1,161,244
Granted	58,000	4.00	5.00		-
Forfeited/Expired	(83,426)	8.50			—
Outstanding at December 31, 2017	1,003,836	$4.69	2.64	891,087	$1,356,188

On January 15, 2016, the Company granted performance options to acquire shares of the Company’s common stock in aggregate of 260,000 to key board member and officers at an exercise price of $0.95 per share for five years. Vesting shall only occur if the closing share price of the Company’s common stock on each of the 20 trading days before and including the end of any performance period is not less than $5.00 per share (market condition). Of the granted options, 220,000 include performance conditions (as defined) with both conditions (market and performance) to be met before vesting. All determinations of whether performance goals have been achieved, the number of vested performance options earned by the grantee, and all other matters related to the award of performance options shall be made by the compensation committee of the Company’s board of directors in its sole discretion.

The estimated fair values of the options with performance and market conditions were determined using a Monte Carlo pricing model. Significant assumptions used in the valuation include expected term of 5 years, expected volatility of 162%, risk free interest rate of 1.46%, and expected dividend yield of 0%.

Nonperformance option grants during the year ended December 31, 2016 were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 1.5 to 3.5 years, expected volatility of 102.00% to 176.77%, risk free interest rate of 0.87% to 1.73%, and expected dividend yield of 0%.

On January 4, 2016, the Company issued 20,000 and 6,000 options, which vest immediately, have an exercise price of $0.95, and expire January 4, 2019 to Carr Bettis and Sean Bradley, respectively; officers of the Company.

On April 15, 2016, the Company issued 1,989 options to Sean Bradley, an officer of the Company, which vest immediately, have an exercise price of $4.475, and expire on April 15, 2019. The value on the grant date of the options was $6,250.

On May 12, 2016, the Company issued 4,000 options, which vest 50% after one year and 4.17% every month thereafter, have an exercise price of $4.425, and expire on May 12, 2021. The value on the grant date of the options was $16,694.

On May 12, 2016, the Company issued an aggregate of 136,000 options to the Company’s board of directors, which vest 50% immediately and 50% vesting quarterly over 12 months, have an exercise price of $4.425, and expire on May 12, 2021. The value on the grant date of the options was $559,603.

On June 15, 2016, the Company issued 12,000 options, which vest 50% on one year anniversary and 1/24th on monthly anniversary of the date of grant following one year anniversary and expire on June 15, 2021. The value on the grant date of the options was $40,723.

F-29

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

On July 15, 2016, the Company issued 2,255 options to Sean Bradley, an officer of the Company, which vest immediately, have an exercise price of $3.90, and expire on July 15, 2019. The value on the grant date of the options was $6,250.

On October 15, 2016, the Company issued 2,464 options to Sean Bradley, an officer of the Company, which vest immediately, have an exercise price of $3,025, and expire on October 15, 2019. The value on the grant date of the options was $5,209.

On December 2, 2016, the Company issued an aggregate of 55,648 options, which vest 50% from January 1, 2017 through December 1, 2017; 25% from January 1, 2018 through December 1, 2018 and 25% from January 1, 2019 through December 1, 2019, have an exercise price of $3.025, and expire on December 2, 2021. The value on the grant date of the options was $150,875.

On January 17, 2017, the Company granted 4,000 options, which vest 50% after one year and 2.08% every month thereafter, have an exercise price of $3.975, and expire on January 17, 2022. The value on the grant date of the options was $11,119.

On March 10, 2017, the Company granted 4,000 options, which vest 50% after one year and 2.08% every month thereafter, have an exercise price of $3.625, and expire on March 10, 2022. The value on the grant date of the options was $12,541.

On July 10, 2017, the Company granted 50,000 employee options (including 40,000 of which to a board director) with an exercise price of $4.15 per share and expiration date five years from the date of grant, of which 40,000 options vested immediately and 10,000 options vest 50% after approximately nine months, with an additional 4.17% vesting every month thereafter.

Option grants during the year ended December 31, 2017 were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 2.50 to 3.50 years, expected volatility of 169.46% to 175.56%, risk free interest rate of 1.42% to 1.66%, and expected dividend yield of 0%.

Effective December 31, 2017, 220,000 expiring performance-based options granted in 2016 were modified to 100% vested immediately. Previously recognized performance-based stock-based compensation in 2016 and 2017 of $58,830 was reversed at December 31, 2017 and the estimated fair value of the modified options of $737,825 was charged to operations. Significant assumptions used in the valuation include expected term of 1.52 years, expected volatility of 163.87%, risk free interest rate of 1.76%, and expected dividend yield of 0%.

For the year ended December 31, 2017 and 2016, total stock compensation expense related to the options totaled $1,236,863 and $864,024, respectively.

The outstanding unamortized stock compensation expense related to options was $111,996 (which will be recognized through March 2020) as of December 31, 2017.

F-30

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Warrants

Below is a table summarizing the Company’s outstanding warrants as of December 31, 2017 and 2016:

				Intrinsic
			Wtd Avg.	Value
	Number of	Wtd Avg.	Remaining	of
	Warrants	Exercise Price	Term	Warrants
Outstanding at December 31, 2015	1,729,888	$5.50	4.15	$1,167
Granted	867,251	0.75	4.87	-
Forfeited	(59,804)	12.00		-
Outstanding at December 31, 2016	2,537,335	$3.75	3.55	$3,662,610
Granted	366,600	2.50	4.89	—
Exercised	(974,133)	0.75
Forfeited/Expired	(9,896)	12.25		—

Outstanding at December 31, 2017	1,919,906	$4.98	2.61	$1,656,083

The warrant grants during the year ended December 31, 2016 were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 1.5 to 2.5 years, expected volatility of 166.74% to 178.98%, risk free interest rate of 0.71% to 1.08%, and expected dividend yield of 0%.

During the year ended December 31, 2016, the Company issued an aggregate of 63,039 warrants to purchase shares of the Company’s common stock with an exercise prices of $0.95 to $4.475 per share vested immediately for services. The fair value on the grant date of the warrants was $150,500. Of the 63,039 warrants issued, 59,705 warrants were issued to Carr Bettis, an officer of the Company.

In April 2016, the Company issued an aggregate of 734,132 warrants to acquire its common stock in settlement of $1,541,678 convertible notes and accrued interest. The warrants issued to Anthion are exercisable at $0.025 per share for five years from the date of issuance.

The Company determined that the estimated fair value of the 734,132 warrants of $3,205,959 exceeded the settlement of $1,541,678 of convertible notes and accrued interest and accordingly recorded a loss of settlement of debt of $1,664,281 for the year ended December 31, 2016. The Company used the Black-Scholes Option Pricing model to estimate the fair value of the warrants at settlement with the following assumptions: the price of the Company stock of $4.375, volatility was estimated to be 178%, the risk free rate of 1.24% and the remaining term was 5 years.

In May 2016, the Company issued 52,480 warrants with an exercise price of $6.25 in connection with the sale of Common Stock. The five year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $6.25 per share.

In December 2016, the Company issued 17,600 warrants with an exercise price of $6.25 in connection with the sale of Common Stock. The five year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $6.25 per share.

In January 2017, the Company issued 1,600 warrants with an exercise price of $6.25 in connection with the sale of the Company’s common stock. The five-year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $6.25 per share.

In January 2017, in exchange for services rendered, the Company issued 10,000 warrants to purchase shares of the Company’s common stock with an exercise price of $3.00 per share that vested immediately. The fair value on the grant date of the warrants was $29,433.

F-31

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

In April 2017, the Company issued 20,000 warrants with an exercise price of $2.50 in connection with issuance of a convertible note. The-five year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $2.50 per share. (Note 8)

In October 2017, in exchange for services rendered, the Company issued 10,000 warrants to purchase shares of the Company’s common stock with an exercise price of $4.475 per share that vested immediately. The fair value on the grant date of the warrants was $33,785.

In October and November 2017, the Company issued an aggregate of 325,000 warrants with an exercise price of $2.50 in connection with issuance of convertible notes. (Note 8)

The warrant grants for services during the year ended December 31, 2017 were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 3.0 years, expected volatility of 175.64%, risk free interest rate of 1.48%, and expected dividend yield of 0%.

For the year ended December 31, 2017 and 2016, the Company has incurred warrant-based expense of $109,509 and $221,621, respectively. The outstanding unamortized stock compensation expense related to warrants was $1,393 (which will be recognized through March 2018) as of December 31, 2017.

Restricted Stock Units (“RSU”)

The following table summarizes the restricted stock activity for the two years ended December 31, 2017:

Restricted shares issued as of January 1, 2016	-
Granted	50,104
Total Restricted Shares Issued at December 31, 2016	50,104
Granted	106,235
Total Restricted Shares Issued at December 31, 2017	156,339
Vested at December 31, 2017	76,739
Unvested restricted shares as of December 31, 2017	79,600

On December 7, 2016, the Company following consideration of the report prepared by Farient Advisors LLC granted 24,104 RSUs for accrued and unpaid compensation for the period from July 1, 2016 through November 30, 2016 in the amount of $72,917 The RSUs vest upon the satisfaction of both of the following conditions: (i) Officer remains in service to the Company continuously through and until June 30, 2017, and (ii) the Company undergoes a change of control during the seven-year term of the award.

The Board also approved following consideration of the report prepared by Farient Advisors LLC the grant to an aggregate of 26,000 RSUs to officers with a seven-year term representing the right to receive, subject to the terms and upon the conditions of the RSU, 26,000 shares of the Company’s common stock, with such number of shares to be reduced by the number of shares, if any, that are awarded to Dr. Bettis in connection with the Performance Option Unit Agreement granted Dr. Bettis in January 2016 under the 2016 Plan. These RSU is also subject the following conditions: (i) Officer remains in service to the Company continuously through and until June 30, 2017, and (ii) the Company undergoes a change of control during the seven-year term of the award. The fair value of the 26,000 RSUs of $87,750 was unrecognized at December 31, 2016 due to the performance condition not met.

In connection with the issuance of the above described RSUs as payment for accrued compensation, the Company reclassified to equity the outstanding salary accrual of $72,917 during the year ended December 31, 2016.

F-32

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

On August 10, 2017, the Company amended 16,092 RSUs granted on February 23, 2017 for accrued and unpaid compensation for the period from December 1, 2016 through March 31, 2017 in the amount of $66,379. The RSUs as amended, vest upon the earlier of (i) on July 1, 2017 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs, as amended, is the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control.

On August 10, 2017, the Company amended 10,543 RSUs granted June 22, 2017 for accrued and unpaid compensation for the period from April 1, 2017 through June 30, 2017 in the amount of $43,486. The RSUs, as amended, vest upon the earlier of (i) on July 1, 2017 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs, as amended, is the earlier of (i) July 1, 2024 or (ii) date on which the Company undergoes a change of control during the seven-year term of the award.

In connection with the issuance of the above described RSUs as payment for accrued compensation, the Company reclassified to equity the settled aggregate salary accrual of $102,083 and recorded addition compensation costs of $7,782 during the year ended December 31, 2017. Out of the total settled accrued salary of $102,083 during year ended December 31, 2017, $14,583 was for the compensation accrued as of December 31, 2016 and $87,500 was for compensation expense earned during the year ended December 31, 2017. Due to the August 10, 2017 modification to the 24,104 RSU’s granted in 2016, the Company recorded an incremental expense of $26,515 in current period.

On June 22, 2017, the Company following consideration of the report prepared by Farient Advisors LLC granted 665,000 RSUs for services provided by a board member. The RSUs vest upon the earlier of (i) on July 1, 2018 provided that service is not terminated and (ii) and the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs is (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control during the seven-year term of the award.

On August 10, 2017, the Company following consideration of the report prepared by Farient Advisors LLC granted 16,600 RSUs to each of Alexandre Zyngier, Ernest Purcell and Anthony Coelho for their continued service on the Board of Directors and 1,600 RSUs to each Alexandre Zyngier and Ernest Purcell for their continued service as the chairs of committees of the Board of Directors (for an aggregate grant of 53,000 RSUs). Such RSUs vest upon the first to occur of the following: (i) April 30, 2018 provided that the director’s service with the Company has not terminated prior to such date and (ii) the date of a meeting of the stockholders of the Company at which the director, being willing and available to serve as a director, is nominated for election but is not reelected by the stockholders. The settlement date for such RSUs is the earlier of (i) April 30, 2024 or (ii) the date on which the Company undergoes a change of control.

On August 10, 2017, the Company amended the terms of an aggregate of 26,000 RSUs previously granted in 2016. The vesting terms were amended from conditional based on a change of control to vesting as of July 1, 2017. The settlement date for such RSUs, as amended, in the earlier of (i) July 1, 2024 or (ii) the date on which the Company undergoes a change of control. The Company recorded the fair value of the previously issued RSUs of $107,250 as a charge to current period operations.

For the year ended December 31, 2017 and 2016, the Company has incurred RSU-based expense of $418,832 (of which $14,583 related to settlement of prior year accrued compensation and $404,249 to current year RSU related expense) and $0, respectively. The outstanding unamortized stock compensation expense related to RSU was $178,115 (which will be recognized through July 2018) as of December 31, 2017.

F-33

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 11 — INCOME TAXES

The Company accounts for income taxes under ASC 740, “Income Taxes”. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the ultimate realization of a deferred tax as The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

Deferred tax assets:	2017	2016

Net operating loss carry forwards	$5,014,461	$7,558,530
Less valuation allowance	(5,014,461)	(7,558,530)
Net deferred tax asset	$-	$-

At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carry forwards, including a requirement that losses be offset against future taxable income, if any. In addition, there are limitations imposed by certain transactions, which are deemed to be ownership changes. Accordingly, a valuation allowance has been established for the entire deferred tax asset. The approximate net operating loss carry forward was $23,878,387 and $22,716,669 as of December 31, 2017 and 2016, respectively and will start to expire in 2030. The Company’s tax return for the year 2014, 2015 and 2016 are open to IRS inspection.

On December 22, 2017, the Tax Act was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21%, effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Act, we revalued our ending net deferred tax assets at December 31, 2017, which were fully offset by a valuation allowance.

NOTE 12 — SUBSEQUENT EVENTS

Subsequent events through April 2, 2018:

On March 9, 2018, the Company granted an aggregate of 61,494 options to an employee as compensation for services rendered. The options are exercisable at $6.45 for five years with (i) 38,394 options vesting 50% at the first day of each month beginning January 1, 2018 through December 1, 2018, 25% vesting at the first day of each month from January 1, 2019 through December 1, 2019 and 25% vesting at the first day of each month beginning January 1, 2020 through December 1, 2020; (ii) 13,100 options vesting 50% on January 1, 2018, 50% vesting at each month beginning on January 1, 2019 for 24 months; and (iii) 10,000 options fully vesting on January 1, 2018. The exercise price was determined using the 10-day average closing price beginning with the closing price on January 9, 2018.

Reverse Stock Split:

On August 1, 2018, the Company amended its Articles of Incorporation to implement a reverse stock split in the ratio of 1 share for every 25 shares of common stock and to reduce the number of authorized common stock from 250,000,000 to 50,000,000. No fractional shares were issued from such aggregation of common stock, upon the reverse split; any fractional share was rounded up and converted to the nearest whole share of common stock. As a result, 186,994,384 of the Company’s common stock were exchanged for 7,479,775 of the Company's common stock resulting in the transfer of $1,795 from common stock to additional paid in capital. These amendments were approved and filed of record by the Delaware Secretary of State on August 1, 2018, effective on August 1, 2018.  FINRA declared the Company’s 1-for-25 reverse stock split market effective as of August 8, 2018. These financial statements have been retroactively restated to reflect the reverse stock split.

F-34

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash	$679,590	$1,960,430
Accounts receivable	257,733	105,817
Marketable securities, held in related party	2,400	750
Deferred costs, short term	61,221	-
Prepaid expenses and other current assets	68,574	67,406
Total current assets	1,069,518	2,134,403

Property and equipment, net	94,806	34,994

Deferred costs, long term	59,765	-
Intangible assets, net	2,084,732	2,164,463
Goodwill	700,528	700,528

Total assets	$4,009,349	$5,034,388

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$84,756	$82,628
Related party payables	14,467	23,535
Derivative liabilities	-	2,984,010
Capital leases, short term	19,110	-
Deferred rent	4,260	9,402
Deferred revenue	1,697,266	1,233,754
Total current liabilities	1,819,859	4,333,329

Long term liabilities:
Capital leases, long term	40,104	-
Deferred rent	8,325	5,048

Total liabilities	1,868,288	4,338,377

Stockholders' equity:
Preferred stock, $0.00001 par value, 10,000,000 shares authorized
Series A Convertible Preferred stock, $0.00001 par value, 200,000 shares Designated, 105,000 and 110,000 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	1	1
Common stock, $0.00001 par value, 50,000,000 shares authorized, 6,487,779 and 6,466,564 shares issued and outstanding as of June 30, 2018 and December 31, 2017 respectively	65	65
Additional paid in capital	41,521,360	40,121,845
Accumulated deficit	(39,380,365)	(39,425,900)
Total stockholders' equity	2,141,061	696,011

Total liabilities and stockholders' equity	$4,009,349	$5,034,388

See Notes to Unaudited Consolidated Financial Statements

F-35

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues	$1,234,897	$684,224	$2,384,239	$1,118,731

Cost of revenue	622,645	440,033	1,210,109	781,075

Gross profit	612,252	244,191	1,174,130	337,656

Operating expenses:
Selling and marketing	576,894	337,156	1,187,556	616,883
Research and development	49,362	49,267	99,029	93,969
General and administrative	944,428	615,528	1,881,388	1,353,209
Amortization and depreciation	137,412	147,921	265,077	293,409
Total operating expenses	1,708,096	1,149,872	3,433,050	2,357,470

Operating loss	(1,095,844)	(905,681)	(2,258,920)	(2,019,814)

Other income (expense):
Unrealized loss on derivative liabilities	-	(1,264,962)	-	(954,189)
Unrealized gain on marketable securities	1,422	-	1,650	-
Interest income (expense), net	(105)	(48,284)	132	(48,120)
Total other income	1,317	(1,313,246)	1,782	(1,002,309)

Net loss	(1,094,527)	(2,218,927)	(2,257,138)	(3,022,123)

Dividends on Series A Convertible preferred stock	(13,524)	(20,000)	(27,274)	(40,000)

Net loss available to common stockholders	$(1,108,051)	$(2,238,927)	$(2,284,412)	$(3,062,123)

Net loss per common share-basic and diluted	$(0.17)	$(0.50)	$(0.35)	$(0.68)

Weighted average common shares outstanding-basic and diluted	6,471,832	4,494,859	6,469,212	4,485,164

See Notes to Unaudited Consolidated Financial Statements

F-36

AUDIOEYE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

SIX MONTHS ENDED JUNE 30, 2018

(unaudited)

					Additional
	Common stock		Preferred stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2017	6,466,564	$65	110,000	$1	$40,121,845	$(39,425,900)	$696,011
Common stock issued upon conversion of preferred stock	13,204	-	(5,000)	-	-	-	-
Common stock issued in exchange for exercise of warrants on a cashless basis	5,842	-	-	-	-	-	-
Common stock issued in exchange for exercise of options on a cashless basis	2,169	-	-	-	-
Effect of adoption of Accounting Codification Standard 2014-09, Revenue from Contracts with Customers	-	-	-	-	-	80,153	80,153
Reclassify derivative liability to equity upon adoption of Accounting Codification Standard 2017-11, Earnings Per Share	-	-	-	-	761,490	2,222,520	2,984,010
Restricted stock units, warrants and options issued for services	-	-	-	-	638,025	-	638,025
Net loss	-	-	-	-	-	(2,257,138)	(2,257,138)
Balance, June 30, 2018	6,487,779	$65	105,000	$1	$41,521,360	$(39,380,365)	$2,141,061

See Notes to Unaudited Consolidated Financial Statements

F-37

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six months ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(2,257,138)	$(3,022,123)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	265,077	293,409
Amortization of debt discounts	-	7,326
Bad debt expense	-	358
Non cash interest expense associated with derivative warrants	-	39,944
Option, warrant, RSU and PSU expense	638,025	571,316
Stock issued for services	-	25,001
Unrealized gain on marketable securities	(1,650)	-
Change in fair value of derivative liabilities	-	954,189
Amortization of deferred commission	25,491	-
Changes in operating assets and liabilities:
Accounts receivable	(151,916)	(209,667)
Deferred costs	(66,324)	-
Other current assets	(1,168)	(4,927)
Accounts payable and accruals	2,128	(140,937)
Deferred rent	(1,865)	(770)
Deferred revenue	463,512	465,565
Related party payables	(9,068)	-
Net cash (used in) operating activities	(1,094,896)	(1,021,316)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(10,893)	(16,255)
Software development costs	(173,597)	(50,970)
Net cash (used in) investing activities	(184,490)	(67,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock and warrants for cash	-	50,000
Issuance of convertible note payable	-	50,000
Repayments of notes payable and capital leases	(1,454)	(12,000)
Net cash provided by (used in) financing activities	(1,454)	88,000

Net decrease in cash	(1,280,840)	(1,000,541)
Cash-beginning of period	1,960,430	1,409,418
Cash-end of period	$679,590	$408,877

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$255	$-
Income taxes paid	$-	$-

Non cash investing and financing activities:
Reclassify fair value of liability warrants from equity to liability upon issuance	$-	$6,062
Reclassify fair value of liability warrants from liability to equity upon exercise	$-	$184,569
Debt discount originated from derivative feature of warrants attached to note	$-	$50,000
Restricted stock units issued in payment of accrued compensation	$-	$14,583
Equipment acquired from capital leases	$60,668	$-
Reclassify fair value of warrant liabilities to equity upon adoption of ASU 2017-11	$2,984,010	$-
Effect of adoption of Accounting Codification Standard 2014-09, Revenue from Contracts with Customers	$80,153	$-

See Notes to Unaudited Consolidated Financial Statements

F-38

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of AudioEye, Inc. and its wholly-owned subsidiary (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2018.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2017 as reported in the Company’s Annual Report on Form 10-K have been omitted.

On August 1, 2018, the Company amended its Articles of Incorporation to implement a reverse stock split in the ratio of 1 share for every 25 shares of common stock and to reduce the number of authorized common stock from 250,000,000 to 50,000,000. As a result, 186,994,384 shares of the Company’s common stock were exchanged for 7,479,775 shares of the Company's common stock. These financial statements have been retroactively restated to reflect the reverse stock split. (See Note 8)

Revenue Recognition

The Company recognizes revenue when delivery of the promised goods or services is transferred to its customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services.

Certain Software as a Service (SaaS) are prepared and invoiced on an annual basis. Any funds received for services not yet provided are held in deferred revenue and recorded as revenue when earned.

The Company had one major customer including their affiliates which generated approximately 9% and 11% of its revenue in the three and six months ended June 30, 2018, respectively.

At June 30, 2018, the Company had three customers representing 28.5%, 16.0% and 13.1%, aggregate of 57.6% of the outstanding accounts receivable.

Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The Company adopted the standard using the modified retrospective approach effective January 1, 2018.

F-39

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

The most significant impact of the standard relates to capitalizing costs to acquire contracts, which have historically been expensed as incurred. As of December 31, 2017, the Company’s sales commission plans have included multiple payments, including initial payments in the period a customer contract is obtained and deferred payments over the life of the contract as future payments are collected from the customers. Under the standard, only the initial payment is subject to capitalization as the deferred payments require a substantive performance condition of the employee. These initial commission payments are now capitalized in the period a customer contract is obtained and payment is received; and will be amortized consistent with the transfer of the goods or services to the customer over the expected period of benefit. The expected period of benefit is the contract term, except when the commission payment is expected to provide economic benefit to the Company for a period longer than the contract term, such as for new customer or incremental sales where renewals are expected and renewal commissions are not commensurate with initial commissions. Such commissions are amortized over the greater of contract term or technological obsolescence period when the underlying contracted products are technology-based, such as for the SaaS-based platforms, or the expected customer relationship period when the underlying contracted products are not technology-based, such as for patient experience survey products. Upon adoption of Topic 606, the Company reclassified $80,153 from equity previously expensed commissions to deferred costs effective January 1, 2018. There were significant changes in contract liabilities balances during the six months ended June 30, 2018. Deferred Revenue increased to $1,697,266 at June 30, 2018 compared to $1,233,754 at December 31, 2017 due to cash received of $2,172,458 less revenue recognized of $1,708,946.

Effects of adoption of ASU 2014-09 are as follows:

	At January 1, 2018:
	Prior to adoption of ASU 2014-09	Subsequent to adoption of ASU 2014-09	Change
Accumulated deficit	$(39,425,900)	$(39,345,747)	$(80,153)
Deferred commission cost	$-	$80,153	$80,153

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedging relationships and the types of relationships designated are based on the exposures hedged. At June 30, 2018 and December 31, 2017, the Company did not have any derivative instruments that were designated as hedges.

In 2017 and prior and in accordance with ASC 815, certain warrants with anti-dilutive provisions were deemed to be derivatives. The value of the derivative instrument will fluctuate with the price of the Company’s common stock and is recorded as a current liability on the Company’s Consolidated Balance Sheet. The change in the value of the liability is recorded as “unrealized gain (loss) on derivative liability” on the Consolidated Statements of Operations.

Effective January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features.

F-40

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception.

On January 1, 2018, the Company adopted ASU 2017-11 by electing the modified retrospective method to the outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year. Accordingly, the Company reclassified the fair value of the reset provisions embedded in previously issued warrants from liability to equity (accumulated deficit) in aggregate of $2,984,010.

Effects of adoption of ASU 2017-11 modified retrospective are as follows:

	At January 1, 2018:
	Prior to adoption of ASU 2014-09	Subsequent to adoption of ASU 2014-09	Change
Derivative liabilities	$2,984,010	$-	$(2,984,010)
Additional paid in capital	40,120,293	40,881,783	761,490
Accumulated deficit	$(39,425,900)	$(37,203,380)	$2,222,520

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share and basic earnings (loss) per share are not included in the net loss per share computation until the Company has Net Income. Diluted loss per share including the dilutive effects of common stock equivalents on an “as if converted” basis would reduce the loss per share and thereby be antidilutive.

Potentially dilutive securities excluded from the computation of basic and diluted net earnings (loss) per share are as follows:

	June 30, 2018	June 30, 2017
Preferred stock	277,371	404,492
Options to purchase common stock	1,062,609	1,007,083
Warrants to purchase common stock	1,766,122	2,524,922
Restricted stock units	194,672	103,339
Totals	3,300,774	4,039,836

F-41

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

Fair Value Measurements

Fair value is an estimate of the exit price, representing the amount that would be received to upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date). Fair value measurements are not adjusted for transaction cost. Fair value measurement under generally accepted accounting principles provides for use of a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

Level 3: Unobservable inputs reflect the assumptions that the Company develops based on available information about what market participants would use in valuing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

The following are the Company’s assets and liabilities, measured at fair value on a recurring basis, as of June 30, 2018 and December 31, 2017:

		Fair Value
	Fair Value	Hierarchy
Assets
Marketable securities, June 30, 2018	$2,400	Level 1
Marketable securities, December 31, 2017	$750	Level 1

Liabilities
Derivative Liability, June 30, 2018	$-	Level 3
Derivative Liability, December 31, 2017	$2,984,010	Level 3

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 2 – MANAGEMENT’S LIQUIDITY PLANS

As of June 30, 2018, the Company had cash of $679,590 and a working capital deficit of $750,341. In addition, the Company used actual net cash in operations of $1,094,896 during the six months ended June 30, 2018.

On August 6, 2018, the Company sold 992,000 shares of its common stock at $6.25 per share for net proceeds of $5,547,635, after costs and expenses of $652,365. In addition, the Company has received common stock subscriptions for 48,000 shares of its common stock at a sales price of $6.25 per share for net proceeds of $288,000, after costs and expenses of $12,000. It is anticipated that the Company has cash sufficient to fund operations for the next twelve months (see Note 10).

F-42

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2018 and December 31, 2017 is summarized as follows:

	June 30, 2018	December 31, 2017
Computer equipment	$72,570	$63,517
Equipment under capital lease	60,668	-
Furniture and fixtures	4,968	3,128
Total	138,206	66,645
Less accumulated depreciation	(43,400)	(31,651)
Property and equipment, net	$94,806	$34,994

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful life of 3 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Included in net property are assets under capital leases of $60,668, less accumulated depreciation of $3,115 as of June 30, 2018 and $0, less accumulated depreciation of $0 as of December 31, 2017, respectively.

The Company spent $10,893 in purchases and leased $60,668 of equipment during the six months ended June 30, 2018 and $16,255 in purchases of equipment during the six months ended June 30, 2017. Depreciation expense was $7,432 and $11,749 for the three and six months ended June 30, 2018; and $814 and $1,261 for the three and six months ended June 30, 2017.

NOTE 4 — INTANGIBLE ASSETS

For the six months ended June 30, 2018 and 2017, the Company invested in software development costs in the amounts of $173,597 and $50,970 respectively.

Patents, technology and other intangibles with contractual terms are generally amortized over their estimated useful lives of ten years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Software development costs are amortized over their estimated useful life of three years.

Prior to any impairment adjustment, intangible assets consisted of the following:

	June 30, 2018	December 31, 2017
Patents	$3,697,709	$3,697,709
Capitalized software development	1,178,966	1,005,369
Accumulated amortization	(2,791,943)	(2,538,615)
Intangible assets, net	$2,084,732	$2,164,463

Amortization expense for patents totaled $93,658 and $180,684 for the three and six months ended June 30, 2018, respectively; and $93,648 and $185,230 for the three and six months ended June 30, 2017, respectively. Amortization expense for software development totaled $36,322 and $72,644 for the three and six months ended June 30, 2018, respectively; and $53,459 and $106,918 for the three and six months ended June 30, 2017, respectively.

F-43

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

Total amortization expense totaled $253,328 and $292,148 for the six months ended June 30, 2018 and 2017, respectively.

NOTE 5 — DEFERRED COSTS

Effective January 1, 2018, the Company capitalizes initial and renewal sales commission payments in the period a customer contract is obtained and payment is received; and is amortized consistent with the transfer of the goods or services to the customer over the expected period of benefit. The expected period of benefit is the contract term, except when the commission payment is expected to provide economic benefit to the Company for a period longer than the contract term, such as for new customer or incremental sales where renewals are expected and renewal commissions are not commensurate with initial commissions.

Such commissions are amortized over the greater of contract term or technological obsolescence period when the underlying contracted products are technology-based, such as for the SaaS-based platforms, or the expected customer relationship period when the underlying contracted products are not technology-based, such as for patient experience survey products.

During the six months ended June 30, 2018, the Company deferred an aggregate $66,324 commissions paid and reclassified from equity $80,153 previously paid and expensed commissions. Amortization of deferred costs for the three and six months ended June 30, 2018 was $15,517 and $25,491.

NOTE 6 — CAPITAL LEASES

	June 30, 2018	December 31, 2017
Capital equipment lease dated April 5, 2018	$15,625	$-
Capital equipment lease dated May 8, 2018	17,850	-
Capital equipment lease dated June 27, 2018	25,739	-
Total capital leases payable	59,214	-
Less current portion	(19,110)	-
Long term portion	$40,104	$-

During the six months ended June 30, 2018, the Company entered into three capital leases for computer equipment for a three year term.  The Company recognized these arrangements as capital leases based on the determination the leases exceeded 75% of the economic life of the underlying assets.  The Company initially recorded the equipment and the capitalized lease liability at the estimated present value of the minimum lease payments of $60,668.

The leases include base monthly payments in aggregate of $1,839, due on the contract monthly anniversary of each calendar month.  At the expiration of the lease, the Company is required to return all leased equipment to the lessor with right of repurchase at fair value.

The Company determined that the capital leases exceeded 75% of the estimated economic life of the equipment and therefore classified as capitalized leases. The effective interest rate of the capitalized lease is estimated at 6.00% based on the Company estimated incremental borrowing rate.

F-44

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

The following summarizes the assets under capital leases:

	June 30, 2018	December 31, 2017
Classes of property
Computer equipment	60,668	-
Less: accumulated depreciation	(3,115)	-
	$57,553	$-

The following summarizes total future minimum lease payments at June 30, 2018:

Period ending December 31,
Six months ended December 31, 2018	$11,108
2019	22,066
2020	22,066
2021	9,474
Total minimum lease payments	64,714
Amount representing interest	5,500
Present value of minimum lease payments	59,214
Current portion of capital lease obligations	19,110
Capital lease obligation, less current portion	$40,104

NOTE 7 — RELATED PARTY TRANSACTIONS

Dr. Carr Bettis, Executive Chairman and Chairman of Board of Directors

As of June 30, 2018 and December 31, 2017, the Company owed Dr. Bettis $5,992 in accrued salary. In addition, AudioEye sub-leases office space in Scottsdale, Arizona for certain Company employees, including Todd Bankofier, CEO, from Verus Analytics, Inc, a company in which Dr. Bettis has a controlling interest. As the Company has taken on more employees and space, the sub-lease amount increased from $500 per month to $3,502 per month in 2017 totaling $10,506 and $21,013 for the three and six months ended June 30, 2018; and $3,252 and $4,752 for the three and six months ended June 30, 2017, respectively. The amount of $0 was due as of June 30, 2018 and December 31, 2017. At June 30, 2018 and December 31, 2017, an estimated $8,475 and $14,000 was due and accrued to Dr. Bettis for unreimbursed travel related expenses, respectively.

Sean Bradley, President, Chief Technology Officer, and Secretary

As of June 30, 2018 and December 31, 2017, the Company owed Sean Bradley $0 and $3,543 in accrued salary, respectively.

NOTE 8 — STOCKHOLDERS’ EQUITY

On August 1, 2018, the Company amended its Articles of Incorporation to implement a reverse stock split in the ratio of 1 share for every 25 shares of common stock and to reduce the number of authorized common stock from 250,000,000 to 50,000,000. No fractional shares were issued from such aggregation of common stock, upon the reverse split; any fractional share was rounded up and converted to the nearest whole share of common stock. As a result, 186,994,384 of the Company’s common stock were exchanged for 7,479,775 of the Company's common stock resulting in the transfer of $1,795 from common stock to additional paid in capital. These amendments were approved and filed of record by the Delaware Secretary of State on August 1, 2018, effective on August 1, 2018.  FINRA declared the Company’s 1-for-25 reverse stock split market effective as of August 8, 2018. These financial statements have been retroactively restated to reflect the reverse stock split.

F-45

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

Preferred Stock

As of June 30, 2018 and December 31, 2017, the Company had 105,000 and 110,000 shares of Series A Convertible Preferred Stock, respectively, issued at $10 per share, paying a 5% cumulative annual dividend and convertible for common stock at a price of $4.385 per share, as adjusted for the Company’s reverse stock split. For the six months ended June 30, 2018, preferred shareholders earned, but were not paid $27,274 in annual dividends, or equivalent to 6,220 common shares based on a conversion price of $4.385 per share. As of June 30, 2018 and December 31, 2017, cumulative and unpaid dividends were $166,274 and $146,918, or equivalent to 37,919 and 33,505 common shares based on a conversion price of $4.385 per share, respectively.

Common Stock

As of June 30, 2018 and December 31, 2017 on a post-split basis, the Company had 6,487,779 and 6,466,564 shares of common stock issued and outstanding, respectively.

In April 2018, the Company issued 5,842 shares of its common stock upon the cashless exercise of outstanding warrants to purchase 127,525 shares of common stock.

In June 2018, the Company issued 2,169 shares of its common stock upon the cashless exercise of outstanding options to purchase 8,667 shares of common stock.

In June 2018, the Company issued 13,204 shares of its common stock upon conversion of 5000 shares of Series A Convertible Preferred Stock and accrued dividends.

Options

As of June 30, 2018 and December 31, 2017, the Company has outstanding options to purchase 1,062,609 and 1,003,836 shares of common stock, respectively.

					Intrinsic
			Wtd Avg.		Value
	Number of	Wtd Avg.	Remaining		of
	Options	Exercise Price	Term	Exercisable	Options
Outstanding at December 31, 2017	1,003,836	$4.69	2.64	891,087	$1,356,188
Granted	73,440	6.32	5.00		-
Exercised	(8,667)	3.88
Forfeited/Expired	(6,000)	10.00
Outstanding at June 30, 2018	1,062,609	$4.78	2.53	943,407	$3,232,212

On March 9, 2018, the Company granted an aggregate of 60,390 options to employees as compensation for services rendered. The options are exercisable at $6.45 per share for five years with (i) 37,890 options vesting 50% at the first day of each month beginning January 1, 2018 through December 1, 2018, 25% vesting at the first day of each month from January 1, 2019 through December 1, 2019 and 25% vesting at the first day of each month beginning January 1, 2020 through December 1, 2020; (ii) 12,500 options vesting 50% on January 1, 2018, 50% vesting at each month beginning on January 1, 2019 for 24 months; and (iii) 10,000 options fully vesting on January 1, 2018. The exercise price was determined using the 10-day average closing price beginning with the closing price on January 9, 2018. The value on the grant date of the options was $298,914.

On April 12, 2018, the Company granted 6,000 options to purchase the Company’s common stock for services rendered at an exercise price of $6.20 per share for five years with 2,000 options vesting immediately and 1,000 options vesting every 90 days thereafter. The exercise price was determined using the 10-day average closing price beginning with the closing price on March 12, 2018. The value on the grant date of the options was $29,694.

F-46

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

On May 31, 2018, the Company granted an aggregate of 7,050 options to employees as compensation for services rendered. The options are exercisable at $5.30 per share for five years with 50% of options vesting upon one year employee anniversary and 50% vesting at a rate of 1/24 per month thereafter. The exercise price was determined using the 10-day average closing price beginning with the closing price on May 16, 2018. The value on the grant date of the options was $33,130.

Option grants during the six months ended June 30, 2018 were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 2.50 to 3.50 years, expected volatility of 160.87% to 163.85%, risk free interest rate of 2.45% to 2.65%, and expected dividend yield of 0%.

For the three and six months ended June 30, 2018 and 2017, total stock compensation expense related to the options totaled $78,152 and $223,198 and $257,619 and $425,033, respectively.

The outstanding unamortized stock compensation expense related to options was $248,727 (which will be recognized through December 2020) as of June 30, 2018.

Warrants

Below is a table summarizing the Company’s outstanding warrants as of June 30, 2018 and December 31, 2017:

				Intrinsic
			Wtd Avg.	Value
	Number of	Wtd Avg.	Remaining	of
	Warrants	Exercise Price	Term	Warrants
Outstanding at December 31, 2017	1,919,906	$4.98	2.61	$1,656,083
Granted	127,525	$6.25
Exercised	(127,525)
Forfeited/Expired	(153,784)	6.66
Outstanding at June 30, 2018	1,766,122	$4.84	2.32	$5,128,906

On April 17, 2018, the Company granted 127,525 warrants for services rendered. The warrants are exercisable at $6.25 per share through May 16, 2018. The fair value of the warrants of $109,207 was charged to current operations.

Warrants issued during the six months ended June 30, 2018 were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 0.08 years, expected volatility of 162.35%, risk free interest rate of 1.68%, and expected dividend yield of 0%.

For the three and six months ended June 30, 2018 and 2017, the Company has incurred warrant-based expense of $109,207 and $110,600 and $14,733 and $58,783, respectively. There was no outstanding unamortized stock compensation expense related to warrants as of June 30, 2018.

There was no outstanding unamortized stock compensation expense related to warrants as of June 30, 2018.

Restricted Stock Units (“RSU”)

The following table summarizes the restricted stock unit activity for the six months ended June 30, 2018:

Restricted stock units issued as of January 1, 2018	156,340
Granted	38,334
Total Restricted stock units issued at June 30, 2018	194,674
Vested at June 30, 2018	151,408
Unvested restricted stock units as of June 30, 2018	43,266

F-47

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

On March 27, 2018, the Company granted 38,334 RSUs, on a post-split basis, for services provided. 20,000 of such RSUs began vesting May 1, 2018, and will vest each calendar month at a rate of 1,667 RSUs per month, whereby the RSUs would vest provided that services are not terminated by the Company or the grantee. 18,333 RSUs vested immediately. The settlement date for such RSUs is (i) April 1, 2025 or (ii) the date on which the Company undergoes a change of control during the seven-year term of the award. The fair value of the RSUs at grant date was $247,250.

For the three and six months ended June 30, 2018 and 2017, the Company has incurred RSU-based expense of $83,363 and $304,227 and $87,500 and $87,500, respectively. The outstanding unamortized stock compensation expense related to RSUs was $96,200 (which will be recognized through April 2019) as of June 30, 2018.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Litigation

On January 23, 2017, the court granted preliminary approval of the settlement pursuant to the terms set forth in the Stipulation of Settlement, provisionally certified a settlement class of shareholders, and directed plaintiffs' counsel to provide notice to that class. The Court held a Settlement Hearing May 8, 2017 to consider any objections to the Settlement that might be raised by settlement class members, to consider plaintiffs’ counsel's application for an award of fees and costs, and to determine whether the Order and Final Judgment as provided under the Stipulation of Settlement should be entered, dismissing the case with prejudice. On May 8, 2017, this Court granted final approval to the settlement of the securities class action brought by Lead Plaintiffs, individually and on behalf of all others similarly situated. On February 9, 2018, the Court authorized distribution of the Net Settlement Fund and approved the proposed modified plan of allocation.

On May 16, 2016, a shareholder derivative complaint entitled LiPoChing, Derivatively and on Behalf of AudioEye, Inc., v. Bradley, et al., was filed in the United States District Court for the District of Arizona. As a derivative complaint, the plaintiff-shareholder purported to act on behalf of the Company against the Named Individuals. The Company was named as a nominal defendant. The complaint asserted causes of action including breach of fiduciary duty and others, arising from the Company’s restatement of its financial results for the first three quarters of 2014. The complaint sought, among other relief, compensatory damages, restitution and attorneys’ fees. In October 2016, the Company and Named Defendants filed a motion to dismiss. In response, the Plaintiff voluntarily dismissed the complaint without prejudice. Plaintiff’s counsel subsequently submitted a demand to the Company’s Board of Directors, to investigate the circumstances surrounding restatement of its financial results for the first three quarters of 2014. On June 22, 2018, the matter was resolved to the parties’ satisfaction. The resolution of the matter will not have a material adverse effect on our financial position or results of operations.

On July 26, 2016, a shareholder derivative complaint entitled Denese M. Hebert, derivatively on Behalf of Nominal Defendant AudioEye, Inc., v. Bradley, et al., was filed in the State of Arizona Superior Court for Pima County. The complaint generally asserted causes of action related to the Company’s restatement of its financial statements for the first three fiscal quarters of 2014. As a derivative complaint, the plaintiff-shareholder purported to act on behalf of the Company against the Named Individuals. The Company was named as a nominal defendant. The defendants filed a motion to dismiss, which the Court granted on May 8, 2017, while also denying Plaintiff’s request for leave to amend the complaint. As in the above matter, after this matter was dismissed Plaintiff’s counsel subsequently submitted a demand to the Company’s Board of Directors, to investigate the circumstances surrounding restatement of its financial results for the first three quarters of 2014. On June 22, 2018, the matter was resolved to the parties’ satisfaction. The resolution of the matter will not have a material adverse effect on our financial position or results of operations.

F-48

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 (Unaudited)

We may become involved in various other routine disputes and allegations incidental to our business operations. While it is not possible to determine the ultimate disposition of these matters, our management believes that the resolution of any such matters, should they arise, is not likely to have a material adverse effect on our financial position or results of operations.

NOTE 10 — SUBSEQUENT EVENTS

On August 6, 2018, the Company sold 992,000 shares of its common stock at $6.25 per share for net proceeds of $5,547,635, after costs and expenses of $652,365 In addition, On August 23, 2018, the Company sold 8,000 shares of its common stock at a sales price of $6.25 per share for net proceeds of $48,000, after costs and expenses of $2,000. It is anticipated that the Company has cash sufficient to fund operations for the next twelve months.

At the closing of the private placement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors pursuant to which the Company agreed to register the shares for resale. Under the terms of the Registration Rights Agreement, the Company will be obligated to file a registration statement covering the resale or other disposition of the registrable securities by the Investors no later than 30 days after the initial closing and to use its reasonable best efforts to cause the registration statement to become effective no later than 90 days after the initial closing. In the event that the Company fails to file and obtain and maintain effectiveness of the registration statement, the Company is subject to certain penalties, including making certain registration delay payments to the investors.

On August 23, 2018, the Company entered into an Amended and Restated Common Stock and Warrant Purchase Agreement, which amended the Common Stock Purchase Agreement dated September 29, 2017, pursuant to which we issued warrants to the purchasers of our common stock thereunder. Pursuant to such agreement, the Company issued an additional 85,719 warrants to certain purchasers. The warrants have a term of 5 years and an exercise price of $6.25.

F-49

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following is a statement of the expenses to be incurred by us in connection with the distribution of the securities registered under this registration statement. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC Registration Fee	$2,193
Accounting Fees and Expenses	6,000
Legal Fees and Expenses	50,000
Transfer Agent Fees	1,000
Miscellaneous	1,000

Total	$60,193

Item 14.    Indemnification of Directors and Officers.

As authorized by Section 102(b)(7) of the DGCL, our certificate of incorporation provides that a director of our company will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL. The DGCL provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, our by-laws will provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of our company or an officer of our company elected by our board of directors or, while a director of our company or an officer of our company elected by our board of directors, is or was serving at the request of our company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, we will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by our board of directors.

We will maintain directors’ and officers’ liability insurance policies insuring directors and officers of our company for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Item 15.    Recent Sales of Unregistered Securities

On October 9, 2015 we entered into a Note and Warrant Purchase Agreement with accredited investors for the sale of convertible promissory notes in an aggregate principal amount of up to $3.75 million and warrants to purchase up to an aggregate of 1.5 million shares of common stock of the Company. The Company issued notes representing $2.5 million in aggregate principal, and five year warrants exercisable for up to 1.0 million shares of common stock in the aggregate. In addition, upon the election of any investor on or before October 9, 2018, any Investor may purchase an additional note in the principal amount equal to 50% of the principal amount of the Notes purchased by such Investor at previous closings (the “Option Principal Amount”) and an additional warrant with an aggregate exercise price equal to such Investor’s Option Principal Amount. The notes mature three years from the date of issuance and, until the notes are repaid or converted into shares of the Company’s equity securities, accrue payable-in-kind interest at the rate of 10% per annum.

The notes plus accrued interest will be automatically converted into equity securities if the Company sells equity securities in a single transaction or series of related transactions for cash of at least $2.0 million. At the closing of the equity financing, the notes plus accrued interest will convert into a number of shares of the same class or series of equity securities as are issued and sold by the Company at 60% of the price per share at which the equity securities are issued and sold in the equity financing. The notes, if not converted, shall be due and payable in full on the maturity date. The notes contain customary events of default provisions. The Company entered into a security agreement with the Investors pursuant to which the Company granted a security interest in all of its assets to the investors as collateral for the Company’s obligations under the notes. The Warrants are exercisable at $2.50 per share and expire 60 months following the date of issuance.

On April 18, 2016, we entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with certain investors for the issuance and sale of 468,572 shares of common stock of the Company and warrants to purchase up to an aggregate of 52,480 shares of Common Stock, representing up to $1,640,000 of proceeds. The warrants are exercisable at $6.25 per share for five years from the date of issuance and subject to anti-dilution protection as defined.

In December 2016, the Company entered into a Common Stock and Warrant Purchase Agreement with certain investors for the issuance and sale of 157,143 shares of common stock of the Company and warrants to purchase up to an aggregate of 17,600 shares of Common Stock, representing $550,000 of proceeds, in one or more closings. The warrants are exercisable at $0.25 per share for five years from the date of issuance and subject to anti-dilution protection as defined.

On January 12, 2017, we entered into a Common Stock and Warrant Purchase Agreement with an investor for the issuance and sale of 14,286 shares of common stock of the Company and warrants to purchase up to an aggregate of 1,600 shares of common stock of the Company, representing $50,000 of proceeds. The warrants are exercisable at $6.25 per share for five years from the date of issuance and subject to anti-dilution protection.

On April 11, 2017, the Company issued a convertible promissory note in the principal amount of $50,000 (the “Note”) and warrant (the “Warrant”) to purchase 500,000 shares of common stock of the Company. The Note and Warrant were issued in connection with an election granted under our October 9, 2015 Note and Warrant Purchase Agreement (the “October 2015 Purchase Agreement”) whereby any investor in the October 2015 Purchase Agreement within the three-year period immediately following the initial closing date may purchase an additional note in the principal amount equal to 50% of the principal amount of the initial note purchased by such investor at previous closings and an additional warrant with an aggregate exercise price equal to such investor’s the principal amount of such additional note.

The Note bears interest at 10% and matures the earlier of October 9, 2018 or after the occurrence an event of default (as defined in the Note). In the event of any conversion, all interest shall be also converted into equity and shall not be payable in cash.

II-2

On September 29, 2017, the Company entered into a Common Stock Purchase Agreement (the “September 2017 Purchase Agreement”) with certain investors for the issuance and sale of up to 500,000 shares of common stock of the Company at a purchase price of $3.50 per share. As of December 31, 2017, the Company had received proceeds, net of costs, of $1,500,000.

On October 11, 2017, the Company entered into a Second Amendment to the Note and Warrant Purchase Agreement (the “Purchase Agreement Amendment”) and an Omnibus Amendment to Common Stock Warrants (the “Warrant Amendment”), which collectively amended that certain Note and Warrant Purchase Agreement dated as of October 9, 2015 (the “Original Agreement”) and the warrants previously issued thereunder (the “Warrants”) to, among other things, provide for a period to exercise the Warrants at a discount.

In November 2017, the Company issued convertible promissory notes in aggregate of $812,500 and warrants to acquire 325,000 shares of the Company’s common stock at $1.75 per share for five years under terms described above. The notes were immediately converted into 483,631 shares of the Company’s common stock at a conversion rate of $1.68 per share and certain of the warrants were exercised for 30,000 shares of the Company’s common stock at $1.75 per share for net proceeds of $52,500.

In November and December 2017, the Company issued an aggregate of 90,000 shares of its common stock upon exercise of previously issued warrants for net proceeds of $157,500, at an amended exercise price of $1.75 per share.

On August 6, 2018, the Company sold 992,000 shares of its common stock at $6.25 per share for net proceeds of $5,547,635, after costs and expenses of $652,365 In addition, On August 23, 2018, the Company sold 8,000 shares of its common stock at a sales price of $6.25 per share for net proceeds of $48,000, after costs and expenses of $2,000. It is anticipated that the Company has cash sufficient to fund operations for the next twelve months.

On August 23, 2018, the Company entered into an Amended and Restated Common Stock and Warrant Purchase Agreement, which amended the Common Stock Purchase Agreement dated September 29, 2017, pursuant to which we issued warrants to the purchasers of our common stock thereunder. Pursuant to such agreement, the Company issued an additional 85,719 warrants to certain purchasers. The warrants have a term of 5 years and an exercise price of $6.25.

Item 16.    Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of AudioEye, Inc. (1)

3.2	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc. (1)

3.3	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc. (2)

3.4	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc. (12)

3.5	By-laws of AudioEye, Inc. (1)

4.1	Form of Warrant (9)

4.2	Form of Warrant (9)

4.3	Form of Warrant (13)

4.4	Form of Warrant (14)

4.4	Certificate of Designations — Series A Convertible Preferred Stock (17)

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4.5	Form of Secured Convertible Promissory Note (19)

4.6	Form of Warrant (19)

4.7	Form of Warrant (20)

4.8	Form of Omnibus Amendment to Secured Convertible Promissory Notes (20)

4.9	Form of First Amendment to Common Stock Warrant (20)

5.1*	Opinion of DLA Piper LLP (US)

10.1	Master Agreement dated as of September 22, 2011 between CMG Holdings Group, Inc. and AudioEye Acquisition Corporation (1)

10.2	Form of Services Agreement between CMG Holdings Group, Inc. and AudioEye, Inc. (1)

10.3	Termination and Release Agreement dated October 24, 2011 between Maryland Technology Development Corp. and AudioEye, Inc. (3)

10.4	Promissory Note dated October 24, 2011 between Maryland Technology Development Corp. and AudioEye, Inc. (4)

10.5	AudioEye, Inc. 2012 Incentive Compensation Plan effective December 19, 2012 (4)

10.6	AudioEye, Inc. 2013 Incentive Compensation Plan effective August 20, 2013 (8)

10.7	Agreement and Plan of Merger dated as of March 22, 2013 between AudioEye, Inc. and AudioEye Acquisition Corporation (5)

10.8	Executive Employment Agreement dated August 7, 2013 between Nathaniel Bradley and AudioEye, Inc. (7)

10.9	Executive Employment Agreement dated August 7, 2013 between Sean Bradley and AudioEye, Inc. (7)

10.10	Executive Employment Agreement dated August 7, 2013 between James Crawford and AudioEye, Inc. (7)

10.11	Executive Employment Agreement dated August 7, 2013 between Edward O’Donnell and AudioEye, Inc. (7)

10.12	Executive Employment Agreement dated August 7, 2013 between Constantine Potamianos and AudioEye, Inc. (7)

10.13	Performance Share Unit Agreement dated August 7, 2013 between Nathaniel Bradley and AudioEye, Inc. (7)

10.14	Performance Share Unit Agreement dated August 7, 2013 between Sean Bradley and AudioEye, Inc. (7)

10.15	Performance Share Unit Agreement dated August 7, 2013 between James Crawford and AudioEye, Inc. (7)

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10.16	Registration Rights Agreement dated as of November 13, 2013 by and among the Company and the investors identified on the signature pages thereto (First Private Placement) (9)

10.17	Registration Rights Agreement dated as of December 23, 2013 by and among the Company and the investors identified on the signature pages thereto (Second Private Placement) (9)

10.18	Executive Employment Agreement dated January 27, 2014 between Paul Arena and AudioEye, Inc. (10)

10.19	Performance Share Unit Agreement dated January 27, 2014 between Paul Arena and AudioEye, Inc. (10)

10.20	AudioEye, Inc. 2014 Incentive Compensation Plan effective January 27, 2014 (11)

10.21	AudioEye, Inc. 2015 Incentive Compensation Plan effective September 5, 2014 (13)

10.22	Separation and Release Agreement dated March 5, 2015 between Paul Arena and AudioEye, Inc. (15)

10.23	Consulting Agreement dated March 5, 2015 between AIM Group, Inc. and AudioEye, Inc. (15)

10.24	Separation and Release Agreement dated March 29, 2015 between Edward O’Donnell and AudioEye, Inc. (16)

10.25	Executive Employment Agreement dated July 1,2015 between Dr. Carr Bettis and AudioEye, Inc. (18)

10.26	Note and Warrant Purchase Agreement dated October 9, 2015 between investors and AudioEye, Inc. (19)

10.27	Security Agreement dated October 9, 2015 between investors and AudioEye, Inc. (19)

10.28	Common Stock and Warrant Purchase Agreement dated April 18, 2016 between investors and AudioEye, Inc. (20)

10.29	First Amendment to Note and Warrant Purchase Agreement dated April 18, 2016 between investors and AudioEye, Inc. (20)

10.30	Second Amendment to Note and Warrant Purchase Agreement dated October 9, 2015 between investors and AudioEye. Inc (22)

10.31	Omnibus Amendment to Common Stock Warrants dated October 9, 2015 between investors and AudioEye, Inc. (22)

10.32	First Amendment to Warrant 2016-A-17 dated April 18, 2016 between Anthion Partners II, LLC and AudioEye, Inc. (22)

10.33	First Amendment to Warrant 2016-A-18 dated April 18, 2016 between Anthion Partners II, LLC and AudioEye, Inc. (22)

10.34	First Amendment to Warrant 2016-A-03 dated April 19, 2016 between David Moradi and AudioEye, Inc. (22)

10.35	First Amendment to Warrant WC-06 dated November 6, 2015 between Anthion Partners II, LLC and AudioEye, Inc. (22)

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10.36	First Amendment to Warrant WC-14 dated November 6, 2015 between Anthion Partners II, LLC and AudioEye, Inc. (22)

10.37	First Amendment to Warrant 2014-B-05 dated January 15, 2015 between David Moradi and AudioEye, Inc. (22)

10.38	First Amendment to Warrant 2014-B-06 dated January 15, 2015 between David Moradi and AudioEye, Inc. (22)

10.39	First Amendment to Warrant 2013-B-26 dated June 30, 2014 between David Moradi and AudioEye, Inc. (22)

10.40	Form of Warrant (21)

10.41	Form of Common Stock and Warrant Purchase Agreement (21)

14.1	Code of Ethics (6)

21.1*	Subsidiaries of AudioEye, Inc.

23.1*	Consent of MaloneBailey, LLP, independent registered public accounting firm

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.

(1)	Incorporated by reference to Form S-1, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 21, 2011.

(2)	Incorporated by reference to Form S-1/A, filed with the SEC on October 1, 2012.

(3)	Incorporated by reference to Form S-1/A, filed with the SEC on February 10, 2012.

(4)	Incorporated by reference to Form S-1/A, filed with the SEC on January 11, 2013.

(5)	Incorporated by reference to Form 8-K, filed with the SEC on March 27, 2013.

(6)	Incorporated by reference to Form 10-K, filed with the SEC on April 15, 2013.

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(7)	Incorporated by reference to Form 10-Q, filed with the SEC on August 9, 2013.

(8)	Incorporated by reference to Form S-8, filed with the SEC on August 28, 2013.

(9)	Incorporated by reference to Form 8-K, filed with the SEC on December 26, 2013.

(10)	Incorporated by reference to Form 8-K, filed with the SEC on January 30, 2014.

(11)	Incorporated by reference to Form S-1/A, filed with the SEC on February 4, 2014.

(12)	Incorporated by reference to Form 10-K, filed with the SEC on March 31, 2014.

(13)	Incorporated by reference to Form 10-Q, filed with the SEC on November 7, 2014.

(14)	Incorporated by reference to Form 8-K, filed with the SEC on January 7, 2015.

(15)	Incorporated by reference to Form 8-K, filed with the SEC on March 6, 2015.

(16)	Incorporated by reference to Form 8-K, filed with the SEC on April 1, 2015.

(17)	Incorporated by reference to Form 8-K, filed with the SEC on May 7, 2015.

(18)	Incorporated by reference to Form 8-K, filed with the SEC on July 8, 2015.

(19)	Incorporated by reference to Form 8-K, filed with the SEC on October 16, 2015.

(20)	Incorporated by reference to Form 8-K, filed with the SEC on April 19, 2016.

(21)	Incorporated by reference to Form 8-K, filed with the SEC on December 22, 2016.

(22)	Incorporated by reference to Form 8-K, filed with the SEC on October 16, 2017.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Tucson, Arizona on September 4, 2018.

AUDIOEYE, INC.

By:	/s/ Dr. Carr Bettis
Dr. Carr Bettis
Principal Executive Officer

By:	/s/ Todd Bankofier
Todd Bankofier
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Carr Bettis	Executive Chairman/Chairman of the Board and Director	September 4, 2018
Dr. Carr Bettis

/s/ Todd Bankofier	Chief Executive Officer	September 4, 2018
Todd Bankofier

*	President, Chief Technology Officer, President, and Secretary	September 4, 2018
Sean Bradley

*	Director	September 4, 2018
Anthony Coelho

*	Director	September 4, 2018
Ernest Purcell

*	Director	September 4, 2018
Alexandre Zyngier

*By:	/s/ Dr. Carr Bettis
Dr. Carr Bettis
Attorney-in-Fact